Exhibit 10.5

CONFIDENTIAL TREATMENT REQUESTED

[*] indicates confidential portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

BIO-MEDICAL APPLICATIONS MANAGEMENT COMPANY, INC.,

PB MERGER SUB, INC.,

LIBERTY DIALYSIS HOLDINGS, INC.,

CERTAIN STOCKHOLDERS OF LIBERTY DIALYSIS HOLDINGS, INC.,

solely as Stockholder Representative,

LD STOCKHOLDER REPRESENTATIVE, LLC

and, solely for purposes of Section 11.15,

FRESENIUS MEDICAL CARE HOLDINGS, INC.

dated as of August 1, 2011

LIST OF EXHIBITS

Exhibit 1.1(a)	Working Capital Guidelines
Exhibit 1.1(b)	EBITDA Guidelines
Exhibit 1.1(c)	Form of Escrow Agreement
Exhibit 1.1(d)	Letter of Transmittal
Exhibit 1.1(e)	Dialysis Centers Projected EBITDA
Exhibit 2.2	Form of Certificate of Merger
Exhibit 2.3(a)	Surviving Corporation Charter
Exhibit 2.3(b)	Surviving Corporation Bylaws
Exhibit 3.7	Sample Calculation of Closing Date Payments
Exhibit 7.1(a)(xiii)	Capital Expenditures Budget
Exhibit 7.1(a)(xxiii)	Medical Director Agreements
Exhibit 7.12(b)	Non-Solicitation Employees
Exhibit 7.13(a)	Spinco Services Agreement
Exhibit 8.2(d)	Required Consents
Exhibit 8.2(g)	Form of FIRPTA Certificate
Exhibit 8.2(j)	Continuing Company Closing Date Indebtedness
Exhibit 8.2(p)	Form of Spousal Consent
Exhibit 8.5(c)	Company 2011 Budget
Exhibit 10.1(c)(i)	Renal Advantage / Fresenius Contracts
Exhibit 10.1(c)(ii)	Option Agreements

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 1, 2011, is made and entered into by and among Bio-Medical Applications Management Company, Inc., a Delaware corporation (the “Purchaser”), PB Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), Liberty Dialysis Holdings, Inc., a Delaware corporation (the “Company”), each of the stockholders identified as such on the signature pages to this Agreement (the “Signing Stockholders”, and collectively with all other stockholders of the Company, the “Stockholders”), LD Stockholder Representative, LLC, as Stockholder Representative (as defined herein), and only for the purposes of Section 11.15 of this Agreement, Fresenius Medical Care Holdings, Inc., a New York corporation (the “Parent Guarantor”).  The Purchaser, Merger Sub, the Company, the Signing Stockholders and the Stockholder Representative are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Stockholders own, in the aggregate, all of the issued and outstanding shares of capital stock of the Company (collectively, the “Shares”).  The Shares consist of shares of Liberty Common Stock and B-1 Preferred Stock, all or some of which shares of B-1 Preferred Stock shall, for purposes of this Agreement, be treated on an as-if-converted to Common Stock basis.

WHEREAS, the Purchaser desires to acquire the Company in a reverse subsidiary merger transaction pursuant to which Merger Sub will merge with and into the Company (with the Company surviving) on the terms and subject to the conditions set forth herein.

WHEREAS, the respective boards of directors of the Purchaser, Merger Sub and the Company have approved this Agreement and the merger and related transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
CONSTRUCTION; DEFINITIONS

Section 1.1            Definitions.  The following terms, as used herein, have the following meanings:

“Affiliate” means (a) in the case of an individual, such Person’s Members of the Immediate Family and any trust, family limited partnership or family limited liability company formed and maintained primarily or solely for the benefit of such Person or such Person’s Members of the Immediate Family, and (b) in the case of any other Person, a Person that directly, or indirectly, Controls or is Controlled by, or is under Common Control with, the person specified.

“Aggregate Common Stock-A Guaranteed Return Amount” means the aggregate amount of all Common Stock-A Guaranteed Return Amounts that are payable in respect of all shares of Voting Common Stock-A pursuant to Section 3.1(a)(i) hereof.

“Aggregate Legacy B-1 Base Participation Amount” means the aggregate amount of all Legacy B-1 Base Participation Amounts that are payable in respect of all shares of Legacy B-1 Preferred pursuant to Section 3.1(a)(ii) hereof.

“Aggregate Option Closing Consideration” means the product of the Per Option Amount multiplied by the number of shares of Non-Voting Common Stock that may be purchased pursuant to such Options to purchase shares of Non-Voting Common Stock.

“Aggregate Option Exercise Price” means the sum of the exercise price of each Option to purchase shares of Non-Voting Common Stock multiplied by the number of shares of Non-Voting Common Stock that may be purchased pursuant to such Options to purchase shares of Non-Voting Common Stock.

“Aggregate Other B-1 Preferred Stock Amount” means the aggregate amount payable in respect of all shares of Other B-1 Preferred Stock pursuant to Section 3.1(a)(iii) hereof.

“Allocable Per Share Closing Cash Surplus” means the amount of the Closing Cash Surplus, divided by the Fully Diluted Number of Shares of Common Stock.

“Allocable Per Share Escrow Amount” means the amount of cash to be released from the Escrow Fund to the Stockholders pursuant to the terms of the Escrow Agreement, divided by the aggregate number of As Converted Shares.

“Allocable Per Share Stockholder Representative Reserve Amount” means the amount of cash to be released from the Stockholder Representative Reserve to the Stockholders, divided by the aggregate number of As Converted Shares.

“Allocable Per Share Working Capital Surplus” means the amount of the Working Capital Surplus, divided by the Fully Diluted Number of Shares of Common Stock.

“Ancillary Documents” means the Company Ancillary Documents or the Purchaser Ancillary Documents, as the case may be.

“Antitrust Authority” means any Governmental Entity charged with enforcing, applying, administering, or investigating any Antitrust Laws, including the U.S. Federal Trade Commission, the U.S. Department of Justice, any attorney general of any state of the United States, the European Commission or any other competition authority of any jurisdiction.

“Antitrust Laws” means the HSR Act and any Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, through merger or acquisition or otherwise.

“As Converted Shares” means the sum of (a) all shares of Liberty Common Stock issued and outstanding and (b) the number of shares of Liberty Common Stock into which Unconverted

B-1 Preferred Stock outstanding at the Effective Time could be converted (calculated on an as-if-converted to Liberty Common Stock basis in accordance with the Certificate of Incorporation), determined as of the Effective Time.

“Audited Financial Statements” means an audited consolidated balance sheet of the Company and its Subsidiaries dated as of December 31, 2010, and statements of income and cash flows for the 12-month period then ended.

“B-1 Preferred Stock” means the Company’s Series B-1 Preferred Stock, par value $0.001 per share.

“Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries dated as of December 31, 2010, attached as Section 4.8 of the Company Disclosure Schedule.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the city of New York, New York.

“Bylaws” means the Company’s Bylaws as currently in effect.

“Calculation Principles” means, as the context requires, that (i) Tax liabilities shall be calculated without regard to any Tax liabilities (or items of income or gain) attributable to the Divestiture/Spinoff Transactions and (ii) Tax liabilities of the Company and its Subsidiaries shall otherwise be calculated by disregarding the Divestiture/Spinoff Transactions such that Pre-Closing Benefits shall be treated as reducing only Tax liabilities attributable to income or gain (including by way of carryback that is or would in the absence of the Divestiture/Spinoff Transactions have been available) other than income or gain attributable to the Divestiture/Spinoff Transactions.  For the avoidance of doubt, the Calculation Principles apply for the purposes of determining any Liability of the Stockholders under this Agreement with respect to Taxes and the right of the Stockholders to Tax Refunds (including pursuant to Section 7.7(j)(ii)).  The Calculation Principles do not otherwise limit the ability to use Pre-Closing Benefits.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes and any regulations promulgated thereunder.

“Certificate of Incorporation” means the Company’s Third Amended and Restated Certificate of Incorporation, as currently in effect.

“Change of Control and Bonus Payments” means any payments due from the Company or any of its Subsidiaries (a) to any Stockholder or any officer, director, employee or independent contractor of the Company or any of its Subsidiaries, pursuant to any Employment Agreement solely as a result of the transactions contemplated by this Agreement or in connection with the termination of the Management Stockholder Employment Agreements, including payroll or other employer Taxes payable by the Company or any of its Subsidiaries in connection therewith, and excluding any annual bonus plan payments that are accrued and unpaid at Closing and (b) pursuant to the Management Agreement, including any amounts due as a result of the transactions contemplated by this Agreement.

“Claims Period” means the period, beginning on the Closing Date, during which a claim for indemnification may be asserted hereunder by any Indemnified Party.

“Closing” means the consummation of the transactions contemplated by ARTICLE II and ARTICLE III of this Agreement.

“Closing Cash” means the sum of (a) the cash of the Company and its Subsidiaries as of 11:59 p.m. Eastern Time (or such other time as the Parties may agree) on the day immediately preceding the Closing Date less (b) the aggregate amount of outstanding checks or drafts of the Company and its Subsidiaries that have not posted as of 11:59 p.m. Eastern Time (or such other time as the Parties may agree) on the day immediately preceding the Closing Date plus (c) checks received by the Company or any of its Subsidiaries that have not posted as of 11:59 p.m. Eastern Time (or such other time as the Parties may agree) on the day immediately preceding the Closing Date plus (d) the Minority Interest Cash Amount less (e) the Disposed Assets and Interests Proceeds; provided that Closing Cash shall not include (i) the Divested Dialysis Centers Proceeds, (ii) any of the foregoing for any Retained Dialysis Centers, (iii) the Retained Dialysis Centers Cash Amount, (iv) any security deposits, cash escrows or similar cash-backed items remitted, provided or deposited by the Company or any of its Subsidiaries to any third party (excluding, for the avoidance of doubt, any cash held by the Company or any of its Subsidiaries that constitutes all or part of any collateral under any Company Indebtedness) or (v) the Aggregate Option Closing Consideration or Change of Control and Bonus Payments delivered by the Purchaser to the Company pursuant to Section 3.7(d).

“Closing Cash Deficit” means the amount, if any, by which the Closing Cash is less than the Estimated Closing Cash, as reflected on the Final Closing Statement.

“Closing Cash Surplus” means the amount, if any, by which the Closing Cash is greater than the Estimated Closing Cash, as reflected on the Final Closing Statement.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Indebtedness” means the amount of any Indebtedness of the Company or any of its Subsidiaries as of the Closing, including, unless specifically provided otherwise in this Agreement, all Closing Date Indebtedness existing under those agreements set forth on Exhibit 8.2(j), but excluding intercompany Indebtedness among the Company and/or its Subsidiaries.

“Closing Date Target Working Capital (Liberty)” means the product of [*] multiplied by the number of “Equivalent Monthly Patients for Calendar Month Prior to Closing” (as calculated in accordance with the guidelines set forth on Exhibit 1.1(a)); provided, however, that under no circumstances shall the Closing Date Target Working Capital (Liberty) take into account (i) any Closing Cash of Liberty Dialysis, Inc. and its Subsidiaries, (ii) the Divested Dialysis Centers Proceeds, (iii) the current assets or current liabilities of any Retained Dialysis Centers, (iv) current Tax assets or current Tax liabilities, (v) any Minority Joint Venture Put Obligation, (vi) the Specified Contingent Indebtedness or (vii) Transaction Expenses, Closing Date Indebtedness or any other assets or liabilities that are included in the calculation of, and increase or reduce, as applicable, the amount of, the Merger Consideration received by the Holders pursuant to the Agreement.

“Closing Date Target Working Capital (Renal)” means the product of [*] multiplied by the number of “Equivalent Monthly Patients for Calendar Month Prior to Closing” (as calculated in accordance with the guidelines set forth on Exhibit 1.1(a)); provided, however, that under no circumstances shall the Closing Date Target Working Capital (Renal) take into account (i) any Closing Cash of Renal Advantage Holdings, Inc. and its Subsidiaries, (ii) the Divested Dialysis Centers Proceeds, (iii) the current assets or current liabilities of any Retained Dialysis Centers, (iv) current Tax assets or current Tax liabilities, (v) any Minority Joint Venture Put Obligation, (vi) the Specified Contingent Indebtedness or (vii) Transaction Expenses, Closing Date Indebtedness or any other assets or liabilities that are included in the calculation of, and increase or reduce, as applicable, the amount of, the Merger Consideration received by the Holders pursuant to the Agreement.

“Closing Date Working Capital (Liberty)” means (a) the current assets of Liberty Dialysis, Inc. and its Subsidiaries (excluding, however, any Closing Cash of such Persons) less (b) the current liabilities of Liberty Dialysis, Inc. and its Subsidiaries, in each instance, as calculated as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date (or such other time as the Parties may agree) and in accordance with the guidelines set forth on Exhibit 1.1(a); provided, however, that under no circumstances shall the Closing Date Working Capital (Liberty) take into account (i) the Divested Dialysis Centers Proceeds, (ii) the current assets or current liabilities of any Retained Dialysis Centers, (iii) current Tax assets or current Tax liabilities, (iv) any Minority Joint Venture Put Obligation, (v) the Specified Contingent Indebtedness or (vi) Transaction Expenses, Closing Date Indebtedness or any other assets or liabilities that are included in the calculation of, and increase or reduce, as applicable, the amount of, the Merger Consideration received by the Holders pursuant to the Agreement.

“Closing Date Working Capital (Renal)” means (a) the current assets of Renal Advantage Holdings, Inc. and its Subsidiaries (excluding, however, any Closing Cash of such Persons) less (b) the current liabilities of Renal Advantage Holdings, Inc. and its Subsidiaries, in each instance, as calculated as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date (or such other time as the Parties may agree) and in accordance with the guidelines set forth on Exhibit 1.1(a); provided, however, that under no circumstances shall the Closing Date Working Capital (Renal) take into account (i) the Divested Dialysis Centers Proceeds, (ii) the current assets or current liabilities of any Retained Dialysis Centers, (iii) current Tax assets or current Tax liabilities, (iv) any Minority Joint Venture Put Obligation, (v) the Specified Contingent Indebtedness or (vi) Transaction Expenses, Closing Date Indebtedness or any other assets or liabilities that are included in the calculation of, and increase or reduce, as applicable, the amount of, the Merger Consideration received by the Holders pursuant to the Agreement.

“Closing Stockholder Consideration” means the aggregate cash consideration payable to the Stockholders pursuant to Section 3.1(a) herein (exclusive of the amounts referenced in Section 3.1(a)(iv)(B)-Section 3.1(a)(iv)(E)); provided that in no event shall the Closing Stockholder Consideration exceed (a) the Aggregate Closing Consideration, plus (b) the Aggregate Common Stock-A Guaranteed Return Amount, plus (c) the Aggregate Legacy B-1 Base Participation Amount, plus (d) the Aggregate Other B-1 Preferred Stock Amount (if any).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercial Payor” means, each Payor that is not a Governmental Entity Payor.

“Common Stock-A Guaranteed Return Amount” means, with respect to each share of Voting Common Stock-A, such share’s Common Stock-A Guaranteed Return (as such term is defined in the Certificate of Incorporation).

“Company Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Company, its Subsidiaries or any Stockholder in connection with the transactions contemplated hereby.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company and the Signing Stockholders to the Purchaser simultaneously with the execution of this Agreement.

“Company EBITDA” means the consolidated EBITDA of the Company and its Subsidiaries.

“Company Intellectual Property” means any Intellectual Property that is owned by or licensed to the Company or its Subsidiaries, including Intellectual Property in the Company Software.

“Company Licensed Software” means all Software (other than Company Proprietary Software) used by the Company or its Subsidiaries.

“Company Material Adverse Effect” means any state of facts, change, event, effect, condition, circumstance or occurrence that has had or would reasonably be expected to have (a) a materially adverse effect on the business, financial condition, results of operations, properties, assets or Liabilities of the Company and its Subsidiaries, taken as a whole; provided, however, that, the sole and exclusive test for determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur under this Agreement, including Section 8.5(a) and Section 8.5(c) hereof, shall be whether any state of facts, change, event, effect, condition, circumstance or occurrence, individually or in the aggregate, along with a series of related states of facts, changes, events, effects, conditions, circumstances or occurrences, has directly resulted in, or would reasonably be expected to directly result in: (i)(A) an actual loss of revenue of the Company and its Subsidiaries or any impairment of their assets, of Eighty Million Dollars ($80,000,000) or more, (B) an actual increase in the costs of operating the Company and its Subsidiaries of Eighty Million Dollars ($80,000,000) or more, excluding increases in cost directly associated with and offset by increases in revenue (i.e. more treatments), or (C) an actual out-of-pocket payment by the Company of Eighty Million Dollars ($80,000,000) or more (which, for payments that are not extraordinary or one-time in nature, shall exclude payments directly associated with and offset by increases in revenue (i.e. more treatments)), or (ii) an actual monetary loss which is recurring, reasonably likely to recur for the foreseeable future and will directly result in a reduction in the annual Company EBITDA of greater than Twenty Million Dollars ($20,000,000), or (b) a material adverse effect on the ability of the Company and/or the Stockholders to consummate the Merger.  Notwithstanding the foregoing, in relation to any state of facts, change, event, effect, condition, circumstance or occurrence of the type described in clause (a) above, a Company Material Adverse Effect shall not include and none of the following shall be considered in determining whether a Company Material Adverse Effect has occurred or is continuing: (i) facts, changes, events, effects or occurrences in the United States or world financial or lending markets or general economic conditions, (ii) effects arising from war, global hostilities or terrorism, (iii) events, changes, facts, conditions, circumstances or occurrences generally affecting the industries in which the Company and its Subsidiaries participate, (iv) changes or proposed changes in Laws (including changes in Healthcare Laws or Medicare reimbursement rates) or the interpretation thereof by any Governmental Entity, (v) changes or proposed changes in GAAP (or other accounting standards) or any change in the applicable, laws, rules and regulations or the interpretation thereof, (vi) events, changes, facts, conditions, circumstances or occurrences resulting from actions taken by the Purchaser or any of its Affiliates, or by the Company or any Subsidiary which the Purchaser has expressly requested in writing or to which the Purchaser has expressly consented in writing, (vii) events, changes, facts, conditions, circumstances or occurrences resulting from the announcement or the existence of, or compliance with, this Agreement and the Merger or (viii) as relates solely to the Retained Dialysis Centers, facts, changes, events, effects, conditions, circumstances or occurrences to the extent affecting solely one or more of such Retained Dialysis Centers, excluding in each of cases (i) through (v) above, any state of facts, change, event, effect, condition, circumstance or occurrence that disproportionately adversely affects the Company or any of its Subsidiaries as compared to other Persons in the United States of America in the industry in which the Company and its Subsidiaries conduct their business.

“Company Negative Working Capital” means the amount (if any) by which (a) the current liabilities of the Company and its Subsidiaries (other than Liberty Dialysis, Inc., Renal Advantage Holdings, Inc. and their respective Subsidiaries) exceeds (b) the current assets of the Company and its Subsidiaries (other than Liberty Dialysis Inc., Renal Advantage Holdings, Inc. and their respective Subsidiaries), and excluding any Closing Cash of such Persons, in each instance, as calculated as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date (or such other time as the Parties may agree) and in accordance with the guidelines set forth on Exhibit 1.1(a); provided, however, that under no circumstances shall the Negative Company Working Capital take into account (i) the Divested Dialysis Centers Proceeds, (ii) the current assets or current liabilities of any Retained Dialysis Centers, (iii) current Tax assets or current Tax liabilities, (iv) any Minority Joint Venture Put Obligation, (v) the Specified Contingent Indebtedness or (vi) Transaction Expenses, Closing Date Indebtedness or any other assets or liabilities that are included in the calculation of, and increase or reduce, as applicable, the amount of, the Merger Consideration received by the Holders pursuant to the Agreement.

“Company Proprietary Software” means all Software owned by the Company.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by or filed in the name of the Company or any of its Subsidiaries.

“Company Software” means the Company Licensed Software and the Company Proprietary Software.

“Company Stockholders’ Agreement” means that certain Amended and Restated Stockholders Agreement, dated as of December 17, 2010 (as subsequently amended), by and among the Company and the Stockholders party thereto, as in effect on the date hereof.

“Confidentiality Agreements” means that confidentiality agreement between the Company and the Parent Guarantor [*], and the joint defense and confidentiality agreement between the Company, Fresenius Medical Care AG & Co. KGaA, Baker & McKenzie LLP and White & Case LLP, [*].

“Contract” means any written or oral contract, note, bond, mortgage, lease or other agreement legally binding on a Party hereto (excluding Employee Benefit Plans described in Section 4.15).

“Control” (including the terms Controlling, Controlled by and under Common Control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Designated Stockholder” means each holder of Voting Common Stock-A.

“Dialysis Center” means any dialysis center owned, operated or managed by the Company or any of its Subsidiaries.

“Disposed Assets and Interests Proceeds” means any cash received by the Company or any Subsidiary from and after the date hereof through the Closing Date from (a) the sale or transfer of any assets or properties of the Company or any Subsidiary to any Person (excluding any sale or transfer of medical products to any Person in connection with the Company’s and its Subsidiaries’ provision of dialysis and nephrology services in the Ordinary Course), (b) the sale or issuance of any equity securities of the Company or any of its Subsidiaries and (c) the lease of any equipment.

“Divested Dialysis Centers Proceeds” means any and all cash and other proceeds received by the Company and its Subsidiaries from the sale of the Divested Dialysis Centers.

“Divestiture/Spinoff Transactions” means the sale, distribution or other disposition of the Divested Dialysis Centers or Spinoff Subsidiaries.

“EBITDA” means earnings before interest, Taxes, depreciation, and amortization as calculated in accordance with the guidelines set forth on Exhibit 1.1(b) hereto.

“EBITDA Multiple” means [*].

“Employment Agreements” means any employment contract, consulting agreement, termination or severance agreement, change of control agreement, non-compete agreement or any other agreement or understanding (written or oral) respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect of any current or former officer, employee, consultant or independent contractor.

“Environmental Claims” means any complaint, summons, citation, notice, directive, Order, ruling, claim, Litigation, investigation, judicial or administrative proceeding, judgment or other communication from any Governmental Entity or any third party involving actual, potential or alleged violations of or Liability under Environmental Laws or Releases of Hazardous Materials, and any information request from a Governmental Entity issued pursuant to any Environmental Law.

“Environmental Law” means any Law relating to the regulation or protection of human health, safety or the environment or to Releases of Hazardous Materials into the environment (including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, materials substances or wastes (including CERCLA and RCRA and any similar state, local or foreign Law).

“Environmental Permit” means any permit, registration, certificate, certification, License, authorization, consent or approval of any Governmental Entity required or issued under any Environmental Law.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” means US Bank N.A.

“Escrow Agreement” means the Escrow Agreement in the form attached hereto as Exhibit 1.1(c), by and among the Purchaser, the Stockholder Representative and the Escrow Agent.

“Escrow Amount” means [*] Dollars [*].

“Escrow Release Date” means the earlier of (a) March 31, 2013 and (b) ten (10) Business Days after the date on which the final auditor’s report on the Company’s consolidated financial statements for the fiscal year ending December 31, 2012 is delivered to the Purchaser.

“ESRD” means End Stage Renal Disease.

“Estimated Target Working Capital (Liberty)” means the product of [*] multiplied by the estimated number of “Equivalent Monthly Patients for Calendar Month Prior to Closing” (as calculated, and as may be adjusted, in accordance with the guidelines set forth on Exhibit 1.1(a)); provided, however, that under no circumstances shall the Estimated Target Working Capital (Liberty) take into account (i) any Closing Cash of Liberty Dialysis, Inc. and its Subsidiaries, (ii) the Divested Dialysis Centers Proceeds, (iii) the current assets or current liabilities of any Retained Dialysis Centers, (iv) current Tax assets or current Tax liabilities, (v) any Minority Joint Venture Put Obligation, (vi) the Specified Contingent Indebtedness or (vii) Transaction Expenses, Closing Date Indebtedness or any other assets or liabilities that are included in the calculation of, and increase or reduce, as applicable, the amount of, the Merger Consideration received by the Holders pursuant to the Agreement.

“Estimated Target Working Capital (Renal)” means the product of [*] multiplied by the estimated number of “Equivalent Monthly Patients for Calendar Month Prior to Closing” (as calculated, and as may be adjusted, in accordance with the guidelines set forth on Exhibit 1.1(a)); provided, however, that under no circumstances shall the Estimated Target Working Capital (Renal) take into account (i) any Closing Cash of Renal Advantage Holdings, Inc. and its Subsidiaries, (ii) the Divested Dialysis Centers Proceeds, (iii) the current assets or current liabilities of any Retained Dialysis Centers, (iv) current Tax assets or current Tax liabilities, (v) any Minority Joint Venture Put Obligation, (vi) the Specified Contingent Indebtedness or (vii) Transaction Expenses, Closing Date Indebtedness or any other assets or liabilities that are included in the calculation of, and increase or reduce, as applicable, the amount of, the Merger Consideration received by the Holders pursuant to the Agreement.

“Estimated Working Capital Deficit” means the amount, if any, by which the sum of the Estimated Target Working Capital (Liberty) plus the Estimated Target Working Capital (Renal) exceeds the sum of the Estimated Working Capital (Liberty) plus the Estimated Working Capital (Renal).

“Estimated Working Capital Surplus” means the amount, if any, by which the sum of the Estimated Working Capital (Liberty) plus the Estimated Working Capital (Renal) exceeds the sum of the Estimated Target Working Capital (Liberty) plus the Estimated Target Working Capital (Renal).

“Financial Statements” means (a) (i) the Audited Financial Statements, and (ii) the unaudited balance sheet of the Company and its Subsidiaries as of April 30, 2011, and the unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for the four-month period ended April 30, 2011, (b) (i) the audited consolidated balance sheet of Liberty Dialysis, Inc. and its Subsidiaries as of December 31, 2010, and the audited consolidated statements of income and cash flows of Liberty Dialysis, Inc. and its Subsidiaries for the year then ended, and (ii) the unaudited balance sheet of Liberty Dialysis, Inc. and its Subsidiaries as of April 30, 2011, and the unaudited consolidated statements of income and cash flows of Liberty Dialysis, Inc. and its Subsidiaries for the four-month period ended April 30, 2011, and (c) (i) the restated audited consolidated balance sheets of Renal Advantage Holdings, Inc. and its Subsidiaries as of December 31, 2010, and the restated audited consolidated statements of income and cash flows of Renal Advantage Holdings, Inc. and its Subsidiaries for the year then ended and (ii) the unaudited balance sheet of Renal Advantage Holdings, Inc. and its Subsidiaries as of April 30, 2011, and the unaudited consolidated statements of income and cash flows of Renal Advantage Holdings, Inc. and its Subsidiaries for the four-month period ended April 30, 2011.

“Fraud Based Purchaser Claims” means any claim by any Purchaser Indemnified Party arising out of or relating to an act of deliberate fraud by the Company or any Stockholder to the Purchaser.

“Fraud Based Stockholder Claims” means any claim by any Stockholder Indemnified Party arising out of or relating to an act of deliberate fraud by the Purchaser to the Company or any Stockholder.

“Fresenius Indebtedness” means the $300 Million original principal amount PIK Notes issued by LD Group Holdings LLC and due February 7, 2018.

“Fresenius RAI Equity Amount” shall mean an amount equal the product of (A) One Billion One Hundred Two Million Five Hundred Thousand Dollars ($1,102,500,000) minus the aggregate Closing Date Indebtedness of Renal Advantage Partners, LLC and its Subsidiaries and (B) forty-nine percent (49%).

“Fully Diluted Number of Shares of Common Stock” means the sum of (a) all shares of Liberty Common Stock issued and outstanding, (b) the number of shares of Liberty Common Stock into which Unconverted B-1 Preferred Stock could be converted (calculated on an as-if-converted to Liberty Common Stock basis in accordance with the Certificate of Incorporation) and (c) the number of shares of Liberty Common Stock issuable upon the exercise of all Options, determined as of immediately prior to the Effective Time.

“Fundamental Representations and Warranties” means the representations and warranties of the Company, the Stockholders or the Purchaser, as applicable, contained in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Capital Stock), Section 4.4 (Subsidiaries), Section 5.1 (Organization and Authorization), Section 5.3 (Ownership of Equity), Section 5.5 (Amounts Owed), Section 6.1 (Organization), Section 6.2 (Authorization) and Section 6.6 (Financial Ability to Perform; Solvency).

“GAAP” means generally accepted accounting principles as applied in the United States of America.

“Governmental Entity” means any federal, state or local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

“Guaranteed Return Schedule” means the schedule delivered as part of the Closing Statement setting forth, for each share of Voting Common Stock-A, the Common Stock-A Guaranteed Return Amount that is payable in respect of such share pursuant to Section 3.1(a)(i) hereof.

“Hazardous Material” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (a) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic, (b) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “chemical substances,” “radioactive materials,” “solid wastes,” “medical waste” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws, (c) which contain, without limitation, polychlorinated biphenyls (PCBs), toxic mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including crude oil or any fraction thereof) or (d) which pose a hazard to human health, safety, natural resources, employees, or the environment.

“Healthcare Law” means (i) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), (ii) the civil False Claims Act (31 U.S.C. §3729 et seq.), (iii) Sections 1320a-7 and 1320a-7a of

Title 42 of the United States Code, (iv) the Stark law (42 U.S.C. §1395nn), (iv) the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801 — 3812), (v) the Anti-Kickback Act of 1986 (41 U.S.C. §§ 51 — 58), (vi) the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b), (vii) the Exclusion Laws (42 U.S.C. §§ 1320a-7), (viii) any and all regulations promulgated pursuant to any of the statutes in sub-clauses (i) through (vii) and any similar state or local Laws, (ix) any Laws relating to the licensure, certification, qualification or authority to transact business relating to the provision of, or payment for, or both the provision of or payment for, health benefits, or health care or insurance coverage, excluding ERISA, but including Medicare, Medicaid, COBRA, SCHIP, and CHAMPUS/TRICARE, and (x) any Information Privacy and Security Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and its implementing regulations.

“Holder” means each Stockholder and each Option Holder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, the sum of (a) all obligations of the Company or its Subsidiaries for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) other indebtedness of the Company or its Subsidiaries evidenced by notes, bonds, debentures or other debt securities, (c) indebtedness of the types described in clauses (a) and (b) guaranteed, directly or indirectly, in any manner by the Company or its Subsidiaries (excluding any intercompany guarantees between the Company and a Subsidiary or between or among one or more Subsidiaries) through an agreement, contingent or otherwise, to supply funds to, or in any other manner, invest in, the debtor, or to purchase indebtedness, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to insure the owners of indebtedness against loss, (d) indebtedness for the deferred purchase price of property or services with respect to which the Company or its Subsidiaries are liable, (e) all obligations of the Company or its Subsidiaries as lessee or lessees under capital leases in accordance with GAAP (excluding those obligations that are reflected on the Balance Sheet or entered into after the date of the Balance Sheet in the Ordinary Course), (f) all payment obligations under any interest rate swap agreements or interest rate hedge agreements to which the Company or its Subsidiaries is party, (g) all obligations for unfunded Liabilities relating to any Employee Benefit Plan, (h) all declared and unpaid dividends and declared and unpaid distributions of the Company and its Subsidiaries to the extent not payable to the Company or one of its Subsidiaries, (i) any interest owed with respect to the indebtedness referred to above and prepayment premiums, penalties or fees related thereto (other than fees and penalties payable to Purchaser or its Affiliates in connection with the repayment of Fresenius Indebtedness) and (j) any letters of credit, surety bonds, bids, performance bonds or similar obligations to the extent drawn upon by third parties and unreimbursed, but in no event shall the Specified Contingent Indebtedness or any Minority Joint Venture Put Obligation constitute “Indebtedness” for the purposes hereof.

“Information Privacy and Security Laws” means the HIPAA Laws and any other Laws concerning the privacy and/or security of Personal Information, including but not limited to the

Gramm-Leach-Bliley Act, state data breach notification laws, state health information privacy laws and state consumer protection laws.

“Intellectual Property” means: (a) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), mask works, trade secrets, and all proprietary rights in and to invention disclosures, improvements, manufacturing processes, test and qualification processes, designs, schematics, proprietary information, know-how, technology, technical data and customer lists, and all documentation to the extent embodying any of the foregoing throughout the world; (c) all proprietary rights in and to works of authorship (whether copyrightable or not), copyrights, copyright registrations and applications therefor throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all proprietary rights in Software; (f) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor throughout the world; (g) all proprietary rights in databases and data collections; and (h) all moral and economic rights of authors and inventors, however denominated, throughout the world.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” or “the Company’s Knowledge” means the actual knowledge of [*], in each case, following due inquiry of the applicable Company personnel who report directly to that listed individual.

“Laws” means all statutes, rules, codes, regulations, ordinances or Orders issued by any Governmental Entity.

“Legacy B-1 Base Participation Amount” has the meaning set forth in the Certificate of Incorporation.

“Legacy B-1 Preferred” means each share of B-1 Preferred Stock outstanding as of February 14, 2011.

“Letter of Transmittal” means the letter of transmittal substantially in the form of Exhibit 1.1(d) hereto.

“Liability” or “Liabilities” means any direct or indirect liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, due or to become due, asserted or unasserted or known or unknown and regardless of whether it is accrued or required to be accrued or disclosed pursuant to GAAP.

“Liberty Common Stock” means the Voting Common Stock-A, Non-Voting Common Stock and Voting Common Stock.

“Liberty Stock” means the Liberty Common Stock and B-1 Preferred Stock.

“Licenses” means all notifications, licenses, permits, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and amendments and modifications of any of the foregoing.

“Liens” means any security interest, pledge, license, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, option, right of first refusal, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, third-party claim, security title, lien, encumbrance or other similar arrangement or interest in real or personal property.

“Litigation” means any litigation, legal action, arbitration, proceeding or mediation, pending, or to the Knowledge of the Company, threatened in writing against or brought by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ officers, directors, employees, managers or Special Affiliates in any jurisdiction, foreign or domestic (and in the case of officers, directors, employees, managers or Special Affiliates related solely to such Person’s services on behalf of the Company or its Subsidiaries).

“Loss” means any loss, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, liability, Tax or other cost or expense, whether or not involving the claim of another Person, but excluding consequential, special, incidental, punitive, exemplary or multiple damages, lost profits, lost revenues or diminution in value (unless in any case payable to a third party).  Notwithstanding the previous sentence a “Loss” resulting from a breach of Section 7.12 or Section 7.14 shall be deemed to include reasonably foreseeable consequential damages in the form of actual or future lost profits, if applicable, calculated with a multiple to reflect the present value of future, reasonably foreseeable lost profits.

“Management Agreement” means the Management Agreement, dated April 8, 2010, by and among KRG Capital Management, L.P., the investor advisors party thereto, the Company, Liberty Dialysis Intermediate Holdings, Inc., and Liberty Dialysis, Inc.

“Management Stockholder” means each of [*] and [*].

“Management Stockholder Employment Agreements” means (i) the Employment Agreement, dated [*], by and between [*] and [*], (ii) the Employment Agreement, dated [*], by and between [*] and the Company, as amended,  (iii) the Employment Agreement, dated [*], by and between [*] and [*] and (iv) the Employment Agreement, dated [*], by and between [*] and the Company, as amended.

“Medical Waste” means medical waste, infectious waste, biomedical waste, infectious medical waste, regulated medical waste, infectious or other similar substances as such terms are defined under federal law and the applicable Law of each jurisdiction in which the Company or any of its Subsidiaries conducts its business.

“Members of the Immediate Family” means, with respect to any natural Person, (a) each spouse or natural or adopted child of such Person; (b) each natural or adopted child of any Person described in clause (a) above; (c) each custodian or guardian of any property of one or more of the Persons described in clauses (a) and (b) above in his or her capacity as such custodian or guardian; or (d) each general or limited partnership or limited liability company, all of the partners or members of which are such Person and/or one or more of such Persons described in clauses (a) and (b) above.

“Merger Consideration” means the cash to be exchanged for Liberty Stock and/or Options hereunder, in each case subject to the terms and conditions hereof.

“Minority Interest Cash Amount” means the aggregate amount of cash paid by the Company or any Subsidiary to purchase Minority Interests from and after the date hereof until the Closing.

“Minority Joint Venture Put Obligations” means any obligations of the Company or any of its Subsidiaries to acquire any limited liability company interests or other equity interests from minority owners of any Subsidiary of the Company triggered as a result of the consummation of the Merger.

“Negative Target Adjustment” (expressed as a positive number) means the amount, if any, by which the sum of the Closing Date Target Working Capital (Liberty) plus the Closing Date Target Working Capital (Renal) exceeds the sum of the Estimated Target Working Capital (Liberty) plus the Estimated Target Working Capital (Renal).

“Non-Solicitation Stockholder” means any Designated Stockholder [*].

“Non-Voting Common Stock” means the Company’s Non-Voting Common Stock, par value $0.001 per share.

“Option Holder” means a holder of an Option outstanding immediately prior to the Closing.

“Option” means any option to purchase Non-Voting Common Stock that is vested and is outstanding as of the Effective Time.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, award (solely by an arbitrator), judgment, injunction, or other similar determination by any Governmental Entity or arbitrator.

“Ordinary Course” means the ordinary course of business consistent with past practice of the Company and its Subsidiaries.

“Other B-1 Preferred Stock” means shares of B-1 Preferred Stock that have not converted and will not convert into Liberty Common Stock as of immediately prior to the Effective Time.

“Payor Contract” means any current Contract, between the Company and/or any of its Subsidiaries, on the one part, and any Payor or Payors, on the other.

“Payor Programs” means all third party payor programs in which the Company or one or more of its Subsidiaries participates (including, without limitation, Medicare, Medicaid, CHAMPUS/TRICARE, or any other federal or state health care programs, as well as Blue Cross and/or Blue Shield, managed care plans, or any other private insurance programs).

“Payors” means any third party payors who finance or reimburse the cost of health services provided by the Company and its Subsidiaries, such as Medicare, Medicaid, CHAMPUS/TRICARE, Blue Cross and/or Blue Shield, State government insurers, private insurers and any other person or any entities which maintains Payor Programs.

“Per Common Share Amount” means the quotient obtained by dividing the Aggregate Closing Consideration by the Fully Diluted Number of Shares of Common Stock.

“Per Common Share Escrow Amount” means an amount equal to the quotient of the Escrow Amount, divided by the aggregate number of As Converted Shares.

“Per Common Share Stockholder Representative Reserve” means an amount equal to the quotient of the Stockholder Representative Reserve, divided by the aggregate number of As Converted Shares.

“Per Option Amount” means, with respect to each Option, the amount, if any, by which the Per Common Share Amount exceeds the exercise price of each share of Non-Voting Common Stock for which such Option may be exercised.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) statutory or contractual Liens of landlords with respect to the Leased Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet due and payable and that do not impair the conduct of the Company’s and its Subsidiaries’ business or the present use of the affected property or asset, (d) in the case of the Leased Real Property, in addition to items (a) and (b), zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company and its Subsidiaries, (e) purchase money security interests or liens arising under leases or conditional sale agreements for equipment used in the operation of the business and (f) Liens set forth on the Permitted Liens Schedule.

“Permitted Minority Sales” means (a) sales by the Company or any of its Subsidiaries of assets, all of which sales do not involve assets having an aggregate value greater than One Million Dollars ($1,000,000) and (b) issuances of equity securities in any of the Company’s

Subsidiaries, which issuances are to joint venture partners (e.g., physicians or medical directors) and do not involve equity securities having an aggregate value greater than Five Million Dollars ($5,000,000) and do not result in the loss of a majority ownership interest or management control (through board representation or otherwise) of such Subsidiary.

“Person” means, any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, other entity or Governmental Entity.

“Personal Information” means the information pertaining to an individual that is regulated or protected by one or more of the Information Privacy and Security Laws.

“Positive Target Adjustment” means the amount, if any, by which the sum of the Estimated Target Working Capital (Liberty) plus the Estimated Target Working Capital (Renal) exceeds the sum of the Closing Date Target Working Capital (Liberty) plus the Closing Date Target Working Capital (Renal).

“Pre-Closing Benefits” means losses (including net operating losses), deductions, credits and other available Tax benefits with respect to Pre-Closing Periods (or the portion of any Straddle Period through the end of the Closing Date) (including losses (including net operating losses), deductions, credits and other Tax benefits available on account of the transactions or payments contemplated under this Agreement (including Change of Control and Bonus Payments, Transaction Expenses (regardless of whether paid or unpaid), deductions attributable to payments with respect to Closing Date Indebtedness, and payments to Option Holders)).

“Pre-Closing Period” means all Tax periods ending on or prior to the Closing Date.

“Pro Rata Percentage” means, for each Stockholder, the percentage obtained by dividing (a) the Closing Stockholder Consideration paid to such Stockholder by (b) the Closing Stockholder Consideration.

“Proceeds Cap” means, with respect to any obligation of a Stockholder to provide indemnification hereunder, such Stockholder’s portion of the Merger Consideration actually received by such Stockholder, minus any amount(s) provided by such Stockholder in respect of any prior indemnification obligations hereunder and minus the portion, if any, of the Retained Dialysis Centers Cash Amount provided by such Stockholder.

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates (which following the Closing, shall include the Surviving Corporation and its Affiliates) and each of the successors of any of the foregoing.

“Purchaser Material Adverse Effect” means any state of facts, change, event, effect, condition, circumstance or occurrence that has had or would reasonably be expected to have (A) a materially adverse effect on the business, financial condition, results of operations, properties, assets or Liabilities of the Purchaser and its Subsidiaries, taken as a whole, or (B) a material adverse effect on the ability of the Purchaser or Merger Sub to consummate the Merger; provided, however, that in relation to any state of facts, change, event, effect, condition, circumstance or occurrence of the type described in clause (A) above, a Purchaser Material Adverse Effect shall not include and none of the following shall be considered in determining whether a Purchaser Material Adverse Effect has occurred or is continuing: (i) facts, changes, events, effects or occurrences in the United States or world financial markets or general economic conditions, (ii) effects arising from war, global hostilities or terrorism, (iii) events, changes, facts, conditions, circumstances or occurrences generally affecting the industries in which the Purchaser participates, (iv) changes or proposed changes in Laws (including changes in Healthcare Laws or Medicare reimbursement rates) or the interpretation thereof by any Governmental Entity, (v) changes or proposed changes in GAAP (or other accounting standards), or any change in the applicable rules and regulations or the interpretation thereof, (vi) events, changes, facts, conditions, circumstances or occurrences resulting from actions taken by the Purchaser or any Subsidiary which the Company or the Stockholders have expressly requested in writing or to which the Company or the Stockholders have expressly consented in writing; or (vii) events, changes, facts, conditions, circumstances or occurrences resulting from the announcement or the existence of, or compliance with, this Agreement and the Merger, excluding in each of cases (i) through (v) above, any state of facts, change, event, effect, condition, circumstance or occurrence that disproportionately adversely affects the Purchaser or any of its Subsidiaries as compared to other Persons in the United States of America in the industry in which the Purchaser and its Subsidiaries conduct their business.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and any successor statute, and any regulations promulgated thereunder.

“Receivables” means the Company’s and its Subsidiaries’ accounts receivable reflected on the Balance Sheet and the Company’s and its Subsidiaries’ accounts receivable that have arisen subsequent to the date of the Balance Sheet.

“Registered Intellectual Property” means all United States and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, registered and applications to register trade dress, intent-to-use trademark or service mark applications, or other registrations or applications for trademarks and service marks and trade dress; (c) registered copyrights and applications for copyright registration; and (d) domain name registrations.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, seeping, migrating, releasing or disposing of Hazardous Materials from any source into or upon the environment.

“Remediation” means any abatement, investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

“Renal Advantage SPA” means that certain Amended and Restated Stock Purchase Agreement among RA Acquisition Co., LLC, RA Group Holdings, Inc., each of the

Stockholders set forth on the signature pages thereto, the Stockholder Representative (as defined therein) and, solely for purposes of Section 11.15 thereof, the Company, dated as of November 24, 2010.

“Retained Dialysis Centers Amount” means for the Retained Dialysis Centers transferred to one or more of the Stockholders or one of their Affiliates pursuant to Section 7.9(e) hereof the aggregate sum of the following amounts in respect of each such Retained Dialysis Center: the product of (i) the Company’s beneficial ownership interest in such Retained Dialysis Center and (ii) the projected EBITDA for such Retained Dialysis Center as set forth on Exhibit 1.1(e) hereto multiplied by the EBITDA Multiple, provided that (x) for any Retained Dialysis Center that is directly or indirectly acquired by the Company after the date hereof, the amount attributable in respect thereof for purposes of this definition shall instead equal the Company’s acquisition price for such Retained Dialysis Center and (y) the Retained Dialysis Centers Amount shall not under any circumstances exceed One Hundred Twenty Million Dollars ($120,000,000), provided further that the calculation of the Retained Dialysis Centers Amount assumes a debt-free transfer and any amount of the Closing Date Indebtedness attributable to any such Retained Dialysis Centers shall reduce the aggregate amount derived from such calculation (and shall similarly reduce, on a dollar-for-dollar basis, the foregoing referenced $120,000,000).

“Retained Dialysis Centers Cash Amount” means the amount of cash consideration paid to the Company and/or one or more of its Subsidiaries for the Retained Dialysis Centers transferred to one or more of the Stockholders or one of their Affiliates pursuant to Section 7.9(e) hereof.

“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto through the Closing Date, in both machine-readable form and human-readable form.

“Special Affiliate” means (other than the Company or any of its Subsidiaries) (i) any physician who, or entity which, directly owns any capital stock or other equity interests (including membership or partnership interests) in any Subsidiary of the Company, or (ii) each medical director of each Dialysis Center.

“Specified Contingent Indebtedness” means the purchase price Liability that relates to the potential acquisition described under clause (iv) of Section 7.1(a) of the Company Disclosure Schedule.

“Spinoff Amount” means the product of (i) aggregate projected EBITDA for the Dialysis Centers owned by the Spinoff Subsidiaries set forth on Exhibit 1.1(e) hereto and (ii) the EBITDA Multiple, provided that (x) for any applicable Dialysis Center that is directly or indirectly acquired by the Company after the date hereof, the amount attributable in respect thereof for purposes of this definition shall equal the Company’s acquisition price for such Dialysis Center and (y) the calculation of the Spinoff Amount assumes a debt-free transfer and any amount of the Closing Date Indebtedness attributable to any such Spinoff Subsidiaries shall reduce the aggregate amount derived from such calculation.

“Stockholder Indemnified Parties” means the Holders and any of their respective Affiliates, heirs, executors, successors and assigns.

“Stockholder Representative Reserve” means [*] Dollars [*].

“Stock Option Plan” means that Amended and Restated 2010 Stock Incentive Plan.

“Subsidiary” means (i) any Person of which the Company (or other specified Person) shall own directly or indirectly through a Subsidiary any of the outstanding capital stock, membership interests or other equity interests of such Person, (ii) Liberty Syracuse, LLC, a New York limited liability company, (iii) Liberty Newburgh Holdings, LLC, a Delaware limited liability company, (iv) Mercer Fishkill, LLC, a Delaware limited liability company and (v) Vestal Healthcare, LLC, a New York limited liability company, (vi) Fishkill Dialysis Center LLC, a New York limited liability company, (vii) SJLS LLC, a New York limited liability company, and (viii) LSL Newburgh LLC, a New York limited liability company.

“Tax” means (a) any and all taxes, levies, duties, tariffs, imposts and similar charges in the nature of taxes, imposed by any Governmental Entity, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; and custom’s duties, tariffs and similar charges; and (b) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any of the foregoing amounts.

“Tax Return” means any return, statement, declaration, form, report, claim for refund or credit, information return or other documentation (including any amendments or supplements), filed or required to be filed with a Governmental Entity responsible for the administration of Taxes by the Company or its Subsidiaries with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

“Transaction Expenses” means any unpaid legal, accounting, financial advisory and other third party advisory or consulting fees and other expenses incurred by the Company and its Subsidiaries solely in connection with the transactions contemplated by this Agreement, including any transaction fees payable to any Holder or its Affiliates (other than the Change of Control and Bonus Payments and any fees, expenses or payments made or incurred in connection with the Tail D&O Policy).

“Transferred Centers” means each of the Dialysis Centers and Spin-off Subsidiaries purchased by or to be purchased by the Purchaser or its Affiliates.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

“Unconverted B-1 Preferred Stock” means the shares of B-1 Preferred Stock that have not converted into Liberty Common Stock as of immediately prior to the Effective Time.

“Vendor” means all vendors and subcontractors of the Company and its Subsidiaries from whom, in terms of amounts paid to such Vendors, during the year ended December 31,

2010, the Company (on a consolidated basis) has purchased more than $500,000 in goods and/or services.

“Voting Common Stock” means the Company’s Voting Common Stock, par value $0.001 per share.

“Voting Common Stock-A” means the Company’s Voting Common Stock-A, par value $0.001 per share.

“Working Capital Deficit” means the amount, if any, by which the sum of (a) the Estimated Working Capital (Liberty) plus (b) the Estimated Working Capital (Renal) plus (c) the Negative Target Adjustment (if applicable) less (d) the Positive Target Adjustment (if applicable) exceeds the sum of (x) the Closing Date Working Capital (Liberty) plus (y) the Closing Date Working Capital (Renal), as reflected on the Final Closing Statement.

“Working Capital Surplus” means the amount, if any, by which the sum of (a) the Closing Date Working Capital (Liberty) plus (b) the Closing Date Working Capital (Renal) plus (c) the Positive Target Adjustment (if applicable) less (d) the Negative Target Adjustment (if applicable), exceeds the sum of (x) the Estimated Working Capital (Liberty) plus (y) the Estimated Working Capital (Renal), as reflected on the Final Closing Statement.

Section 1.2                                    Construction.  Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to one gender include the other gender, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s), (f) the terms “year” and “years” mean and refer to calendar year(s), and (g) the terms “made available” and “provided to” when used in reference to one Person having made or making items or information available to, or to having provided information to, another, shall mean that such items or information were made available by the Company, the Stockholders and their respective Agents or Affiliates to the Purchaser, its Agents or its Affiliates via (i) the posting of such items or information, on or prior to the date hereof, to the electronic data site maintained by Intralinks under the data rooms entitled “Project Rain” and “Project Bell,” including the secured folder located therein, (ii) the provision of access to hard copies of such items or information, including at the offices of the Company, its Agents or its Affiliates, or (iii) the provision of such items or information in electronic format (including by fax, e-mail or by other electronic means), provided that, with respect to subparts (i) and (ii) of this Section 1.2, electronic copies of such items or information shall be provided to Purchaser on compact disc or DVD prior to Closing (the “Data Room DVD”).  Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time.  All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.  This Agreement shall not be construed as if prepared by one of the Parties, but rather as if drafted jointly by the parties.  No Party is relying upon any representation, warranty, covenant, agreement or understanding of any kind except as expressly set forth herein.

Section 1.3                                    Other Definitions.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agents	7.2(a)
Aggregate Closing Consideration	3.4
Agreement	Preamble
Appraisal Rights	3.2(a)
Arbitrator	3.9(d)
Availability Principles	10.5(c)
Baseline Cash Amount	3.3
Causes of Action	7.11(a)
Certificate of Merger	2.2
Claim Notice	10.3(a)
Closing Statement	3.6
Commercial Payor Contracts	4.13(a)
Company	Preamble
Company Contracts	4.13(a)
Company Released Parties	7.11(a)
Company Releasing Parties	7.11(a)
Consent States	7.13
Controlled Affiliates	7.12
Data Room DVD	1.2
DGCL	2.1(a)
Dialysis Centers Divestiture	7.9(e)
Direct Claim	10.3(a)
Dispute Period	10.3(b)
Dissenting Shares	3.2(a)
Divested Dialysis Centers	7.9(e)
Divestiture Agreements	7.9(e)
Divestiture/Spinoff Transactions	1.1
Effective Time	2.2
Employee Benefit Plans	4.15(a)
ERISA Affiliate	4.15(d)
ERISA Plans	4.15(a)
Escrow Fund	3.5
Estimated Closing Cash	3.6(a)
Estimated Working Capital (Liberty)	3.6(a)
Estimated Working Capital (Renal)	3.6(a)

Term	Section

Final Closing Statement	3.9(c), (e)
Indemnification Claims	10.3(a)
Indemnified Party	10.3
Indemnifying Party	10.3
Indemnity Payment	10.5(f)
Leased Real Property	4.6(a)
Lease(s)	4.6(a)
Major Lease	7.1(a)
Merger	2.1(a)
Merger Sub	Preamble
Minority Interests	7.1(a)
Non-Competition Period	7.12(a)
Non-Solicitation Group	7.12(b)
Non-Solicitation Period	7.12(b)
OIG	4.20(d)
Option Agreements	7.15
Parent Guarantor	Preamble
Party(ies)	Preamble
Paying Agent	3.8(a)
Pre-Closing Benefits	1.1
Post-Closing Covenants	10.4(e)
Post-Closing Period Tax Returns	7.7(a)
Potential 280G Benefits	7.10
Pre-Closing Period Tax Returns	7.7(a)
Pre-Closing Taxes	7.7(b)
Proceeding	10.3(a)
Purchaser	Preamble
Purchaser Losses	10.1
R&G	11.10
Released Parties	7.11(a)
Releasing Parties	7.11(a)
Revised Closing Statement	3.9(a)
Retained Dialysis Centers	7.9(e)
Retained Dialysis Centers Co.	7.9(e)
Retained Dialysis Centers Distribution	7.9(e)
Seller Group	11.10
Settlement	10.3(b)
Shares	Recitals
Signing Stockholders	Preamble
Spinco	7.13
Spinco Purchase Agreement	7.13
Spinco Services Agreement	7.13
Spinoff	7.13
Spinoff Subsidiaries	7.13

Term	Section

Stockholder Approval	4.2
Stockholder Losses	10.2
Stockholder Released Parties	7.11(a)
Stockholder Releasing Parties	7.11(a)
Stockholder Representative	11.14(a)
Stockholders	Preamble
Straddle Periods	7.7(b)
Straddle Period Tax Returns	7.7(b)
Surviving Corporation	2.1(a)
Surviving Corporation Bylaws	2.3
Surviving Corporation Charter	2.3
Tail D&O Policy	7.8(b)
Tax Amendment	7.7(d)
Tax Proceeding	7.7(f)
Tax Refunds	7.7(d)
Tax Statement	7.7(b)
Third Party Claim	10.3(a)
Title IV Plans	4.15(d)
Transfer Taxes	7.7(g)

ARTICLE II
THE MERGER

Section 2.1                                    The Merger.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as defined in Section 2.2), Merger Sub shall be merged with and into the Company (the “Merger”). The Company will be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate existence of Merger Sub shall cease. As a result of the Merger, the Company shall become a wholly- owned Subsidiary of Purchaser.

(b)                                 The Merger will have the effects set forth in the DGCL.  Without limiting the foregoing, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2                                    Effective Time of the Merger.  Subject to the provisions of this Agreement, on the Closing Date, the Company shall execute and deliver for filing a certificate of merger (the “Certificate of Merger”) to the Secretary of State of the State of Delaware, in the form attached hereto as Exhibit 2.2 and in the manner provided in the DGCL and shall make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (such time, the “Effective Time”).

Section 2.3                                    Charter and Bylaws of the Surviving Corporation.  At the Effective Time, the certificate of incorporation of the Company shall be amended and restated, by virtue of the Merger, to read as set forth in Exhibit 2.3(a) hereto and shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) and the bylaws of the Company shall be amended and restated, by virtue of the Merger, to read as set forth in Exhibit 2.3(b) hereto and shall be the bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”).

Section 2.4                                    Directors.  The directors of Merger Sub immediately prior to the Effective Time shall from and after the Effective Time be the directors of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

Section 2.5                                    Officers.  The officers of Merger Sub immediately prior to the Effective Time shall from and after the Effective Time be the officers of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws until such officer’s successor is duly elected and qualified, subject to earlier termination by removal or resignation.

Section 2.6                                    Stockholder Approval.   Promptly following the execution of this Agreement, the Company and the Signing Stockholders shall take all necessary action to adopt this Agreement within two (2) Business Days of the date hereof in accordance with the DGCL. Each of such Signing Stockholders agrees that at any meeting of the Company’s stockholders, however called, or in connection with any action by written consent by the Company’s stockholders, such Signing Stockholder shall vote all of the shares of Liberty Stock entitled to vote on the adoption of this Agreement owned by him/her/it in favor of the adoption of this Agreement and the transactions contemplated by this Agreement and against any action or agreement that could result in a breach in any material respect of any covenant or any obligation of the Company or the Signing Stockholders under this Agreement.  The Company shall, no later than thirty (30) days prior to the anticipated Closing Date, provide each Stockholder with a copy of the Letter of Transmittal accompanied with an information statement in a form reasonably satisfactory to Purchaser.

ARTICLE III
EFFECTS OF THE MERGER

Section 3.1                                    Conversion of the Company Securities; Effects on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the holders of any of the following securities:

(a)                                 Conversion of B-1 Preferred Stock and Liberty Common Stock. Each share of Liberty Stock (in each case other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time (other than any shares described in Section 3.1(d)) shall be converted at the Effective Time as follows:

(i)            each share of issued and outstanding Voting Common Stock-A shall, pursuant to the Certificate of Incorporation, be converted into the right to receive, subject to receipt by the Purchaser of the executed Letter of Transmittal with respect to such share as described in Section 3.8, (A) a cash amount equal to the Common Stock-A Guaranteed Return Amount for such share as shall be set forth on the Guaranteed Return Schedule and (B) the cash consideration set forth in Section 3.1(a)(iv);

(ii)           each share of issued and outstanding (x) Unconverted B-1 Preferred Stock that is also a Legacy B-1 Preferred shall, pursuant to the Certificate of Incorporation, be converted into the right to receive, subject to receipt by the Purchaser of the executed Letter of Transmittal with respect to such share as described in Section 3.8, (A) a cash amount equal to the Legacy B-1 Base Participation Amount for such share as shall be set forth on the Legacy B-1 Schedule and (B) the cash consideration set forth in Section 3.1(a)(iv) and (y) Unconverted B-1 Preferred Stock that is not also a Legacy B-1 Preferred shall, pursuant to the Certificate of Incorporation, be converted into the right to receive, subject to receipt by the Purchaser of the executed Letter of Transmittal with respect to such share as described in Section 3.8, the cash consideration set forth in Section 3.1(a)(iv);

(iii)          each share of issued and outstanding Other B-1 Preferred Stock (if any) shall, pursuant to the Certificate of Incorporation, be converted into the right, subject to receipt by the Purchaser of the executed Letter of Transmittal with respect to such share as described in Section 3.8, to receive a cash amount equal to $0.10; and

(iv)          each share of issued and outstanding As Converted Shares shall, pursuant to the Certificate of Incorporation, be converted into the right to receive, subject to receipt by the Purchaser of the executed Letter of Transmittal with respect to such share as described in Section 3.8:

(A)          the Per Common Share Amount, payable in cash, less the sum of (I) the Per Common Share Escrow Amount and (II) the Per Common Share Stockholder Representative Reserve;

(B)          if there is a Working Capital Surplus on the Final Closing Statement, the right to receive the Allocable Per Share Working Capital Surplus, if any, payable in cash;

(C)          if there is a Closing Cash Surplus on the Final Closing Statement, the right to receive the Allocable Per Share Closing Cash Surplus, if any, payable in cash;

(D)          upon release of any cash amount from the Escrow Fund for the benefit of the Stockholders, the right to receive cash in an amount equal to the Allocable Per Share Escrow Amount; and

(E)           upon release of any cash amount from the Stockholder Representative Reserve for the benefit of the Stockholders, the right to receive cash in an amount equal to the Allocable Per Share Stockholder Representative Reserve Amount.

(b)           Treasury Shares.  Each share of issued and outstanding Liberty Common Stock and B-1 Preferred Stock then held as treasury shares by the Company shall cease to be outstanding and be cancelled without any payment of consideration therefor and shall thereafter cease to exist.

(c)           Cancellation.  From and after the Effective Time, the shares of Liberty Common Stock and B-1 Preferred Stock converted in the Merger pursuant to Section 3.1(a) shall cease to be outstanding and shall be cancelled and shall cease to exist.

(d)           Conversion of Merger Sub Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be converted into one fully paid and non assessable share of common stock of the Surviving Corporation, following which, the Surviving Corporation shall be a wholly owned Subsidiary of the Purchaser.

Section 3.2            Dissenters’ Rights.

(a)           Notwithstanding any provision of this Agreement to the contrary, shares of Liberty Stock outstanding immediately prior to the Effective Time and held by a Holder who is entitled to demand, and who properly demands, appraisal of such shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall not be converted into the right to receive any portion of the Merger Consideration pursuant to Section 3.1(a) of this Agreement.  Such Holders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with Section 262 of the DGCL.

(b)           Notwithstanding the provisions of Section 3.2(a), if any Stockholder who demands Appraisal Rights of such Stockholder’s Shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) his or her right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such Stockholder’s Shares shall automatically be converted into and represent only the right to receive a portion of the Merger Consideration as provided in Section 3.1(a), without interest.

(c)           The Company shall give Purchaser written notice within three (3) Business Days of its receipt of any written demands for appraisal or payment of the fair value of any shares of Liberty Stock, withdrawals of such demands, and any other instruments served on the Company pursuant to the DGCL.

Section 3.3            Baseline Cash Amount.  For purposes of this Agreement, the term “Baseline Cash Amount” means an amount equal to Two Billion One Hundred Million Dollars ($2,100,000,000) minus the Retained Dialysis Centers Amount (if a Retained Dialysis Centers Distribution has occurred), plus the Retained Dialysis Centers Cash Amount (if a Retained Dialysis Centers Distribution has occurred), minus the Spinoff Amount (if a Spinoff has occurred) minus the Fresenius RAI Equity Amount.

Section 3.4            Aggregate Closing Consideration.  For purposes of this Agreement, the term the “Aggregate Closing Consideration” means (a) the Baseline Cash Amount, (b) plus the Aggregate Option Exercise Price, (c) plus or minus, as the case may be, the amount of any Estimated Working Capital Surplus or Estimated Working Capital Deficit, as determined based on each of the Estimated Working Capital (Liberty), Estimated Target Working Capital (Liberty), Estimated Working Capital (Renal) and Estimated Target Working Capital (Renal) set forth in the Closing Statement described in Section 3.6, (d) minus the amount of any Closing Date Indebtedness, (e) plus the Estimated Closing Cash, (f) minus the aggregate amount of all Transaction Expenses to the extent not paid prior to the Closing Date, (g) minus the aggregate amount of the Change of Control and Bonus Payments, plus (h) the Section 3.11 Payment (if applicable), (i) minus the Aggregate Common Stock-A Guaranteed Return Amount, (j) minus the Aggregate Legacy B-1 Base Participation Amount, and (k) minus the Aggregate Other B-1 Preferred Stock Amount (if any).

Section 3.5            Escrow.  On the Closing Date, the Purchaser shall deposit with the Escrow Agent in accordance with Section 3.7(b), the Escrow Amount, which, as adjusted from time to time, together with any interest or other earnings thereon (less any distributions or disbursements of such interest pursuant to the terms of the Escrow Agreement), shall be referred to as the “Escrow Fund.”

Section 3.6            Closing Statement.  Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement (the “Closing Statement”), signed by the Chief Executive Officer and the Chief Financial Officer, which sets forth in reasonable detail the following (in each case, immediately prior to the Closing) and which shall incorporate all appropriate revisions as are mutually agreed upon by the Purchaser and the Stockholder Representative:

(a)           a statement, prepared in accordance with GAAP and in a manner consistent with the guidelines set forth on Exhibit 1.1(a), setting forth in reasonable detail a calculation of estimated Closing Date Working Capital (Liberty) (the “Estimated Working Capital (Liberty)”), Estimated Target Working Capital (Liberty), estimated Closing Date Working Capital (Renal) (the “Estimated Working Capital (Renal)”), Estimated Target Working Capital (Renal) and estimated Closing Cash (the “Estimated Closing Cash”);

(b)           a statement of the aggregate amount of the Closing Date Indebtedness, and the account or accounts information necessary for repayment thereof (if applicable);

(c)           by payee, the aggregate amount of the Transaction Expenses to the extent not paid prior to the Closing Date, and the account or accounts information necessary for the payment thereof;

(d)           by payee, the aggregate amount of the Change of Control and Bonus Payments and the account or accounts information necessary for the payment thereof;

(e)           the Retained Dialysis Centers Amount (if any), the Spinoff Amount (if any), the Retained Dialysis Centers Cash Amount (if any), the Minority Interest Cash Amount, the Aggregate Closing Consideration, the Per Common Share Amount, the Disposed Assets and Interests Proceeds, the Aggregate Option Exercise Price, the Aggregate Option Closing Consideration, the Aggregate Common Stock-A Guaranteed Return Amount and the Closing Stockholder Consideration;

(f)            the name of each Holder, the number of shares of Non-Voting Common Stock held by such Holder or which such Holder has the right to acquire pursuant to an Option (and the exercise price thereof), the Per Option Amount for such Holder, the amount of the Closing Stockholder Consideration payable to each Stockholder and each Stockholder’s Pro Rata Percentage; and

(g)           the estimated unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date.

Section 3.7            Purchaser Closing Payments.  On the Closing Date, the Purchaser shall pay, discharge, deliver or cause to be delivered, as appropriate, at Closing:

(a)           to the account or accounts specified by the Company in the Closing Statement, the aggregate amount of (i) the Closing Date Indebtedness (other than the Closing Date Indebtedness set forth in Exhibit 8.2(j), which Exhibit may be replaced, if delivered to the Company no less than ten (10) days prior to the Closing) and (ii) the Transaction Expenses;

(b)           to the Escrow Agent, the Escrow Amount, which shall be disbursed in accordance with the terms of this Agreement and the Escrow Agreement;

(c)           to the Stockholder Representative, the Stockholder Representative Reserve, which shall be held in full by the Stockholder Representative on behalf of the Stockholders, and to the extent such reserve contains a positive balance, it shall not be released to the Stockholders until the final determination and payment of any adjustment pursuant to Section 3.9 hereof;

(d)           to the Company, (i) the Aggregate Option Closing Consideration, which shall be distributed to the Option Holders in accordance with the Closing Statement and Section 3.8(c) hereof, and (ii) the Change of Control and Bonus Payments, which shall in turn be distributed to the recipients thereof in accordance with the Closing Statement; and

(e)           to the Paying Agent for payment to the Stockholders in accordance with Section 3.1(a), the Closing Stockholder Consideration (less the Section 3.11 Payment).

Exhibit 3.7 hereto sets forth a sample calculation of the Closing Date payments to be made at Closing in accordance with this Section 3.7.  Each Stockholder on behalf of itself, its Affiliates and their respective successors and assigns, acknowledges and agrees that, with respect to such Stockholder’s Shares, (i) the conversion rights and calculations set forth in ARTICLE III hereof (and the defined terms used therein), are true and correct and accurately reflect the amounts to be paid to such Stockholder in connection with the Merger in accordance with the Certificate of Incorporation, and (ii) such Stockholder waives any and all claims, and agrees not to bring any action or proceeding against, the Purchaser, the Surviving Corporation or any of their respective Affiliates that such Stockholder may have with respect to any inaccuracy, miscalculation or error in the conversion rights, calculations and payment amounts set forth in ARTICLE III or set forth on the Closing Statement or for any amounts in excess of any amounts received by such Stockholder in respect of its share of the Closing Stockholder Consideration, Working Capital Surplus (if any), the Escrow Fund or the Stockholder Representative Reserve as set forth in and/or calculated in accordance with the Closing Statement.

Section 3.8            Paying Agent; Exchange of Certificates; Treatment of Options; Withholdings.

(a)           Paying Agent.  US Bank N.A. shall act as paying agent (the “Paying Agent”) in effecting the exchange of cash for certificates which, immediately prior to the Closing, represented shares of Liberty Stock and which are converted into the right to payment pursuant to Section 3.1.  At the Effective Time, each Signing Stockholder shall surrender to the Purchaser all of such Signing Stockholder’s certificates of Liberty Stock, together with a duly executed Letter of Transmittal, representing the number of shares of Liberty Stock held by such Signing Stockholder. At the Closing, the Purchaser shall instruct the Paying Agent to pay each Signing Stockholder who has surrendered such Signing Stockholder’s certificates of Liberty Stock, together with a duly executed Letter of Transmittal, the amount of cash to which such Signing Stockholder is entitled under Section 3.1, which amounts shall be determined in accordance with the Closing Statement and the terms herein.  Purchaser shall instruct the Paying Agent to pay each other Stockholder that surrenders such Stockholder’s certificates of Liberty Stock, together with a duly executed Letter of Transmittal, the amount of cash to which such Stockholder is entitled under Section 3.1, which amounts shall be consistent with the Closing Statement.  In accordance with Section 3.8(b), all cash payments shall be made by wire transfer of immediately available funds (with the Purchaser being responsible for all wire fees).  Surrendered certificates shall forthwith be canceled. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the portion of the Merger Consideration into which the shares it theretofore represented shall have been converted pursuant to Section 3.1, and the Purchaser shall not be required to instruct the Paying Agent to pay the holder thereof the cash to which such Stockholder would otherwise have been entitled.

(b)           Exchange of Certificates.  Prior to the Effective Time, the Company shall send a Letter of Transmittal to the Stockholders specifying that delivery of stock certificates may be made prior to the Closing Date to the Company for delivery to the Purchaser before the Effective Time.  All cash paid upon conversion of Liberty Stock in accordance with the terms of this ARTICLE III shall be deemed to have been paid in full satisfaction of all rights pertaining to Liberty Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Liberty Stock which were outstanding immediately prior to the Effective Time.  At any time that is more than one (1) year after the Effective Time, the Purchaser may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Closing Stockholder Consideration (including any earnings thereon) that had been delivered to the Paying Agent but has not been disbursed as of such date.  Thereafter, all former holders of Liberty Stock shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors thereof with respect to the cash payable upon surrender of their stock certificates pursuant to this Agreement and the Paying Agent shall have no further obligation with respect thereto.  If any stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such stock certificate to be lost, stolen or destroyed and, if required by the Purchaser, the posting by such Person of a bond in such reasonable amount as the Purchaser may direct as indemnity against any claim that may be made against it with respect to such stock certificate, the Purchaser will deliver in exchange for such lost, stolen or destroyed stock certificate the amount of cash applicable with respect to the shares of capital stock formerly represented thereby in accordance with Section 3.1.

(c)           Treatment of Options.

(i)            Immediately prior to the Closing, each Option granted under the Stock Option Plan whether vested or unvested, that is outstanding immediately prior to the Closing shall become 100% vested.  At the Closing, each Option granted under the Stock Option Plan that was outstanding and unexercised as of immediately prior to the Closing shall have all remaining rights thereunder cancelled, and, in exchange therefor, the Surviving Corporation shall pay to the former holder of any such cancelled Option (A) on the Closing Date an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the Per Option Amount for such Option multiplied by the number of shares of Non-Voting Common Stock subject to such Option and (B) after completion of the Final Closing Statement, the right to receive, if applicable, the Allocable Per Share Working Capital Surplus and the Allocable Per Share Closing Cash Surplus (subject in each case to deduction for any withholding Taxes).

(ii)           Prior to the Closing, the Company shall adopt such resolutions and amendments to the Stock Option Plan documents and take or cause to be taken all action as may be reasonably required to effectuate the provisions of this Section 3.8(c) and to terminate the Stock Option Plan conditioned and effective upon the consummation of the Merger.

(d)           Withholdings.  The Purchaser, the Company, the Paying Agent, the Escrow Agent, the Surviving Corporation and each other applicable withholding agent (as appropriate) shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement or the Escrow Agreement to any Holder such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld, (A) such withheld amounts shall be treated for all purposes of this Agreement and the Escrow Agreement as having been paid to the Holder in respect of which such deduction and withholding was made, and (B) the Purchaser, the Company, the Surviving Corporation, the Paying Agent or other applicable withholding agent shall provide to such Holder written notice of the amounts so deducted or withheld.

Section 3.9            Working Capital Adjustment.

(a)           No later than ninety (90) days following the Closing Date, the Purchaser shall prepare and deliver to the Stockholder Representative the draft closing statement of the Company as of the Closing Date (the “Revised Closing Statement”), prepared in accordance with GAAP and in a manner consistent with the guidelines set forth on Exhibit 1.1(a), which shall include a calculation of each of (i) the Closing Date Working Capital (Liberty) and the Closing Date Working Capital (Renal), (ii) the Closing Date Target Working Capital (Liberty) and the Closing Date Target Working Capital (Renal), (iii) the Positive Target Adjustment, if any, or the Negative Target Adjustment, if any, (iv) the Working Capital Surplus, if any, (v) the Working Capital Deficit, if any, (vi) the Closing Cash, (vii) the Closing Cash Surplus, if any, (viii) the Closing Cash Deficit, if any, and (ix) the Company Negative Working Capital (if any).

(b)           The Stockholder Representative shall have sixty (60) days following receipt of the Revised Closing Statement during which to notify the Purchaser of any dispute of any item contained in the Revised Closing Statement, which notice shall set forth in reasonable detail the basis for such dispute.  At any time within such sixty (60) day period, the Stockholder Representative shall be entitled to agree with any or all of the items set forth in the Revised Closing Statement.  During such sixty (60) day period, the Purchaser and the Company shall provide the Stockholder Representative with reasonable access during normal business hours to Company employees and advisors and such books and records of the Company as may be reasonably requested by them to verify the information contained in the Revised Closing Statement and the calculations therein.

(c)           If the Stockholder Representative does not notify the Purchaser of any such dispute within such sixty (60) day period, or notifies the Purchaser of its agreement with the adjustments in the Revised Closing Statement prior to the expiration of the sixty (60) day period, the Revised Closing Statement prepared by the Purchaser shall be deemed to be the “Final Closing Statement.”

(d)           If the Stockholder Representative notifies the Purchaser of any such dispute within such sixty (60) day period, the Final Closing Statement shall be resolved as follows:

(i)            The Purchaser and the Stockholder Representative shall cooperate in good faith to resolve any such dispute as promptly as possible.

(ii)           In the event the Purchaser and the Stockholder Representative are unable to resolve any such dispute within thirty (30) days (or such longer period as the Purchaser and the Stockholder Representative shall mutually agree in writing) of notice of such dispute, such dispute and each Party’s work papers related thereto shall be submitted to, and all issues having a bearing on such dispute shall be resolved by (x) PricewaterhouseCoopers LLP or (y) if PricewaterhouseCoopers LLP is unwilling to serve, then such other independent national accounting firm, that is selected by the American Arbitration Association at the request of the first of the Parties to move (such independent accounting firm being referred to herein as the “Arbitrator”).  Absent fraud or manifest error, the Arbitrator’s resolution shall be final and binding on the Parties.  The Arbitrator’s resolution shall be determined in accordance with GAAP and in a manner consistent with the guidelines set forth on Exhibit 1.1(a), and shall be based solely on presentations of the Purchaser and the Stockholder Representative (and not on the Arbitrator’s independent review) and limited to only those matters in dispute.  In resolving any disputed item, the Arbitrator may not assign a value to any item greater than the greatest value for such items claimed by either the Purchaser or the Stockholder Representative or less than the smallest value for such items claimed by either the Purchaser or the Stockholder Representative (in either case, as may have been modified pursuant to Section 3.9(d)(i)).  The Arbitrator’s role and authority shall be limited to deciding disputes hereunder; disputes regarding the proper scope of the arbitration or the scope of the Arbitrator’s authority shall be determined by a court of competent jurisdiction consistent with Section 11.6 below.  The Purchaser and the Stockholder Representative shall use commercially reasonable efforts to cooperate with the Arbitrator and to cause the Arbitrator to complete its work within thirty (30) days following its engagement.  The fees, costs and expenses of the Arbitrator shall be apportioned by the Arbitrator among the Purchaser and the Stockholder Representative based upon the relevant extent to which the positions of the Purchaser and the Stockholder Representative are upheld by the Arbitrator.

(e)           The Purchaser and the Stockholder Representative jointly shall modify the Revised Closing Statement and the calculation of each of the Closing Date Target Working Capital (Liberty), the Closing Date Target Working Capital (Renal), the Closing Date Working Capital (Liberty), the Closing Date Working Capital (Renal), the Positive Target Adjustment, if any, the Negative Target Adjustment, if any, the Working Capital Surplus, if any, the Working Capital Deficit, if any, the Closing Cash, the Closing Cash Surplus, if any, the Closing Cash Deficit, if any, and the Company Negative Working Capital, if any, in each applicable case as appropriate, to reflect the resolution of the Stockholder Representative’s objections (as agreed upon by the Purchaser and the Stockholder Representative or as determined by the Arbitrator) and deliver it to the Stockholder Representative within ten (10) days after the resolution of such objections.  The Revised Closing Statement, as modified in accordance with this Section 3.9(e), shall be deemed to be the “Final Closing Statement.”

(f)            To the extent there is a Working Capital Deficit on the Final Closing Statement, and the amount of such Working Capital Deficit is equal to or less than the

Stockholder Representative Reserve, the Stockholder Representative shall pay to the Purchaser, from the Stockholder Representative Reserve, the amount of such Working Capital Deficit within five (5) Business Days after the Purchaser’s delivery of the Final Closing Statement to the Stockholder Representative to an account or accounts designated by the Purchaser.  To the extent the Working Capital Deficit exceeds the Stockholder Representative Reserve, the Purchaser may, at its sole election (and without duplication), either recover such excess amount from (i) the Escrow Fund up to the Escrow Amount or (ii) directly from each Stockholder, each of whom shall be liable, severally and not jointly, to the Purchaser up to such Stockholder’s respective Pro Rata Percentage of such excess amount.  If requested by the Purchaser, the Stockholders shall pay any such amounts owed to the Purchaser by wire transfer of immediately available funds within five (5) Business Days of Purchaser’s written request therefor to any account or accounts designated by the Purchaser.  Any amounts distributed to the Purchaser from the Escrow Fund for satisfaction of the Working Capital Deficit shall decrease the Escrow Fund.

(g)           To the extent there is a Working Capital Surplus on the Final Closing Statement, the amount of such Working Capital Surplus shall be paid and delivered by the Surviving Corporation who shall pay such amount by wire transfer of immediately available funds within five (5) Business Days after the Purchaser’s delivery of the Final Closing Statement to the Stockholder Representative as follows: (i) with respect to the portion of such Working Capital Surplus allocable to the Stockholders, to the Paying Agent who shall pay such amount to the Stockholders in accordance with the requirements set forth in Section 3.1(a) and (ii) with respect to the portion of such Working Capital Surplus allocable to the Option Holders, to the Option Holders in accordance with the requirements set forth in Section 3.8(c), in each case as if such amount were payable as of the Closing.

(h)           To the extent there is a Closing Cash Deficit on the Final Closing Statement, and the amount of such Closing Cash Deficit is equal to or less than the Stockholder Representative Reserve following the payment of any amounts due to the Purchaser pursuant to Section 3.9(f), the Stockholder Representative shall pay to the Purchaser, from the Stockholder Representative Reserve, the amount of such Closing Cash Deficit within five (5) Business Days after the Purchaser’s delivery of the Final Closing Statement to the Stockholder Representative to an account or accounts designated by the Purchaser.  To the extent the Closing Cash Deficit exceeds the amount remaining in the Stockholder Representative Reserve, the Purchaser may, at its sole election (and without duplication), either recover such excess amount from (i) the Escrow Fund up to the Escrow Amount or (ii) directly from each Stockholder, each of whom shall be liable, severally and not jointly, to the Purchaser up to such Stockholder’s respective Pro Rata Percentage of such excess amount.  If requested by the Purchaser, the Stockholders shall pay any such amounts owed to the Purchaser by wire transfer of immediately available funds designated by the Purchaser within five (5) Business Days of Purchaser’s written request therefor to an account or accounts designated by the Purchaser.  Any amounts distributed to the Purchaser from the Escrow Fund for satisfaction of the Closing Cash Deficit shall decrease the Escrow Fund.

(i)            To the extent there is a Closing Cash Surplus on the Final Closing Statement, the amount of such Closing Cash Surplus shall be paid and delivered by the Surviving Corporation who shall pay such amount by wire transfer of immediately available funds within five (5) Business Days after the Purchaser’s delivery of the Final Closing Statement to the Stockholder Representative as follows: (i) with respect to the portion of such Closing Cash Surplus allocable to the Stockholders, to the Paying Agent who shall pay such amount to the Stockholders in accordance with the requirements set forth in Section 3.1(a) and (ii) with respect to the portion of such Closing Cash Surplus allocable to the Option Holders, to the Option Holders in accordance with the requirements set forth in Section 3.8(c), in each case as if such amount were payable as of the Closing.

(j)            To the extent there is any Company Negative Working Capital on the Final Closing Statement, and the amount of such Negative Company Working Capital is equal to or less than the Stockholder Representative Reserve following the payment of any amounts due to the Purchaser pursuant to Section 3.9(f) and Section 3.9(h), the Stockholder Representative shall pay to the Purchaser, from the Stockholder Representative Reserve, the amount of such Negative Company Working Capital within five (5) Business Days after the Purchaser’s delivery of the Final Closing Statement to the Stockholder Representative to an account or accounts designated by the Purchaser.  To the extent the Negative Company Working Capital exceeds the amount remaining in the Stockholder Representative Reserve, the Purchaser may, at its sole election (and without duplication), either recover such excess amount from (i) the Escrow Fund up to the Escrow Amount or (ii) directly from each Stockholder, each of whom shall be liable, severally and not jointly, to the Purchaser up to such Stockholder’s respective Pro Rata Percentage of such excess amount.  If requested by the Purchaser, the Stockholders shall pay any such amounts owed to the Purchaser by wire transfer of immediately available funds designated by the Purchaser within five (5) Business Days of Purchaser’s written request therefor to an account or accounts designated by the Purchaser.  Any amounts distributed to the Purchaser from the Escrow Fund for satisfaction of the Negative Company Working Capital shall decrease the Escrow Fund.

Section 3.10          Repayment of Amounts Owed by Signing Stockholders at Closing.  Prior to the Closing, each Signing Stockholder shall repay and discharge any loans owed by such Signing Stockholder to the Company or any of its Subsidiaries; provided that, the obligations of each Signing Stockholder shall be several, not joint, and no Signing Stockholder shall be liable for the obligations of any other Signing Stockholder.

Section 3.11          Additional Purchase Price Payment.  If the Closing does not take place by February 28, 2012, then on the next Business Day, the Purchaser shall pay to the Stockholder Representative  an amount equal to Twenty Million Dollars ($20,000,000) in cash as additional, non-refundable purchase price payment (the “Section 3.11 Payment”); provided, however, no such amount shall be payable if (i) the Company or the Signing Stockholders are then in material breach of this Agreement (unless the occurrence of such material breach is caused primarily by or related primarily to the Purchaser’s breach of any representation, warranty, covenant or agreement hereunder, in which case this clause (i) shall not apply), or (ii) the Closing has been delayed past such date solely as a result of the Parties failure to obtain the consent of the applicable Governmental Entities in the State of Illinois, New Jersey or Rhode Island to the transactions contemplated hereby.  In addition, if the Closing has been delayed past such date solely because the Parties cannot agree, in good faith, upon the structure of the Spinoff (as is more fully addressed in Section 7.13 below), then such amount shall not be payable, provided, however, that if the structuring is agreed upon subsequent to such date and the Purchaser then fails to implement the Spinoff and effectuate the Closing within three Business Days thereof (assuming all other conditions to the Closing have been satisfied), then such amount shall become payable on the next Business Day.  The Stockholder Representative shall remit the Section 3.11 Payment to (x) in the case of the termination of this Agreement, the Stockholders in accordance with the Certificate of Incorporation and (y) in the case of the Closing, the Paying Agent at the Closing (which amount shall be part of the Aggregate Closing Consideration).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Company makes the representations and warranties contained in this ARTICLE IV to the Purchaser, as qualified by the Company Disclosure Schedule.  For purposes of convenience, the specific disclosures set forth in the Company Disclosure Schedule have been organized to correspond to section references in this Agreement to which the disclosure relates, however, information disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed for and incorporated by reference into each other section of the Company Disclosure Schedule to the extent the relevance of the disclosure to any such other section is reasonably apparent.  The inclusion of any information in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company, or that such information is material, or outside the Ordinary Course, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any available defenses or be deemed to expand in any way the scope or effect of any of such representations or warranties.

Section 4.1                                    Organization.

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Company is duly qualified to transact business as a foreign corporation and is in good standing in each other jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to so qualify or to be in good standing would not result in, or reasonably be expected to result in, a Company Material Adverse Effect.  A list of the jurisdictions in which the Company is qualified to conduct business as a foreign corporation as of the date hereof is set forth in Section 4.1(a)(i) of the Company Disclosure Schedule.  The Company has previously made available to the Purchaser complete copies of the Certificate of Incorporation and Bylaws of the Company, the Company Stockholders’ Agreement, the Stock Option Plan, forms of related award agreements and all similar organizational documents of the Company’s Subsidiaries.

Section 4.1(a)(ii) of the Company Disclosure Schedule lists all of the current directors and officers of the Company.

(b)                                 Each of the Company’s Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing (or equivalent status) under the Laws of the jurisdiction of its incorporation or organization as set forth in Section 4.1(b)(i) of the Company Disclosure Schedule.  Each of the Company’s Subsidiaries has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of the Company’s Subsidiaries is duly qualified to transact business as a foreign corporation or other entity, and is in good standing (or equivalent status) in each other jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, in all such cases, except where the failure to so qualify or to be in good standing (or equivalent status) would not result in, or reasonably be expected to result in, a Company Material Adverse Effect.  A list of the jurisdictions in which each of the Company’s Subsidiaries is qualified to conduct business as a foreign corporation or other entity as of the date hereof is set forth in Section 4.1(b)(ii) of the Company Disclosure Schedule.  Section 4.1(b)(iii) of the Company Disclosure Schedule sets forth a list of each Subsidiary and the current officers and directors of such Subsidiary.

Section 4.2                                    Authorization.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Company Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and the Company Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Company’s board of directors.  This Agreement has been, and the Company Ancillary Documents to which the Company is a party have been or will be, upon their execution and delivery, duly executed and delivered by the Company and assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute, or once executed and delivered will constitute, the valid and binding agreement of the Company, enforceable against the Company in accordance with their terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).  The only vote of the stockholders of the Company which is required to adopt this Agreement is the affirmative vote of the holders of Liberty Common Stock holding a majority of the outstanding shares of Voting Common Stock-A (the “Stockholder Approval”).

Section 4.3                                    Capital Stock.  Section 4.3(a) of the Company Disclosure Schedule sets forth as of the date hereof for the Company and each of its Subsidiaries (i) the number of shares of capital stock or other equity interests of the Company and each of its Subsidiaries which are authorized and which are issued and outstanding (if applicable) and (ii) the number of outstanding options, warrants or other rights to purchase shares of any class of capital stock or other equity interests of the Company and each of its Subsidiaries (or other securities which are convertible into any class of capital stock or other equity interests) and the number of underlying shares of capital stock (or where no shares or units are issued, percentage of the issued and outstanding interests) to which such options, warrants or other rights relates.  All of the issued and outstanding shares of capital stock or other equity interests of (x) the Company and each of its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable (assuming such terms are applicable under applicable Law) and (y) each Subsidiary are held of record by the Persons and in the amounts (expressed as a percentage, if applicable) set forth in Section 4.3(b) of the Company Disclosure Schedule, and in each case were not issued or, to the Knowledge of the Company, acquired by the holders thereof in violation of the rights of any Person.  Except as disclosed on Section 4.3(c) of the Company Disclosure Schedule: (a) no shares of capital stock or other equity interests of the Company or any of its Subsidiaries are reserved for issuance or are held in treasury; (b) there are no outstanding options, warrants, convertible or exchangeable securities or other commitments, which, in each case, would entitle any Person to acquire any capital stock or other equity interests of the Company or any of its Subsidiaries; (c) there are no dividends or similar distributions which have accrued or been declared but are unpaid on the capital stock or other equity interests of the Company or any of its Subsidiaries and the Company and its Subsidiaries are not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment (whether related to Taxes or otherwise) to any current or former holder of the Company’s or its Subsidiaries’ capital stock or other equity interests in his, her or its capacity as such holder; (d) there are no outstanding or authorized stock appreciation, phantom stock or stock plans with respect to the Company or any of its Subsidiaries, and (e) there are no agreements between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, relating to the election of directors or the transfer or voting of any equity interest of, or the management of, the Company or any of its Subsidiaries.  To the Knowledge of the Company, the Company and its Subsidiaries have not violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of their capital stock or other equity interests.

Section 4.4                                    Subsidiaries.  Except as set forth on Section 4.4 of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding capital stock or other equity interests of each of its Subsidiaries, free and clear of all Liens other than Liens related to the Closing Date Indebtedness, generally imposed by applicable federal or state securities laws or arising pursuant to limitations contained within the governance documents of the applicable Subsidiary.  Except as set forth in Section 4.4 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equities, securities or interests in any Person.  Except as set forth on Section 4.4 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any obligation to make any additional investments or capital contributions in any Person (excluding intercompany obligations among the Company and/or its Subsidiaries) or to purchase or redeem any capital stock or other equities, securities or interests from any Person.

Section 4.5                                    Absence of Restrictions and Conflicts.

(a)                                 Except as set forth in Section 4.5(a) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and the Company Ancillary Documents does not or will not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate (A) the Certificate of Incorporation or the Bylaws or (B) the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary, (ii) assuming compliance with the HSR Act and assuming that all consents, approvals, authorizations and other actions described in Section 4.5(b) of the Company Disclosure Schedule, if any, have been obtained and/or satisfied and all filings and notifications described in Section 4.5(b) of the Company Disclosure Schedule, if any, have been made and/or satisfied, conflict with or violate, in any material respect, any Law applicable to the Company or any of its Subsidiaries, or by which any property or asset of the Company or any of its Subsidiaries, is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries, in all cases, pursuant to, any of the terms, conditions or provisions of any Company Contract, except where such conflict, violation, breach, default, payment, Lien, encumbrance or other event would not, in each case, directly result, or reasonably be expected to directly result, in an actual monetary loss exceeding $300,000.

(b)                                 Except as set forth in Section 4.5(b) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and the Company Ancillary Documents to which it is a party does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except as may be required by the HSR Act except where the failure to obtain any consent, approval, authorization or permit, or to provide any filing or notification, would not result in, or reasonably be expected to result in, a Company Material Adverse Effect.

Section 4.6                                    Real Property.

(a)                                 Section 4.6(a)(i) of the Company Disclosure Schedule identifies all real property leased, subleased or occupied by the Company or any of its Subsidiaries (collectively with any improvements thereon, the “Leased Real Property”), and the Company has made available to the Purchaser complete and accurate copies of all leases, subleases, or other occupancy agreements, and any amendments, guaranties or addendums thereto, including all notices exercising renewal, expansion or termination rights thereunder (each a “Lease” and collectively, the “Leases”).  Section 4.6(a)(ii) of the Company Disclosure Schedule accurately shows a list of all the Leases, showing the name of each tenant and landlord and whether each such tenant or landlord or Member of the Immediate Family thereof is a source of patient referrals.  Other than the Leases, there are no material documents in the Company’s or any of its Subsidiaries’ possession, custody or control, relating to the use or operation of such Leased Real Property.  The Leases are in full force and effect, and there are no existing defaults or any events that with passage of time or the giving of notice, or both, would constitute an event of default by the Company or any of its Subsidiaries or Affiliates, as applicable, under any Lease or, to the Company’s Knowledge, by any other party to any Lease.  Except as described on Section 4.6(a)(iii) of the Company Disclosure Schedule, no consent, waiver, approval or authorization is required from the lessor or lessee under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.  None of the Leases has been modified in any material respect, except to the extent that the copies delivered to Purchaser disclose such modifications.  Except as set forth on Section 4.6(a)(iv) of the Company Disclosure Schedule, to the Knowledge of the Company, no Lease is subject to any prime, ground or master lease, mortgage, deed of trust or other Lien or interest which would entitle the interest holder to interfere with or disturb the Company’s or any Subsidiary’s rights under the Lease in any material respect while the Company or such Subsidiary is not in default under the Lease.  Other than in connection with the Indebtedness, (a) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein and (b) neither the Company nor any of its Subsidiaries has mortgaged, deeded in trust or otherwise transferred or encumbered such Lease or any interest therein to any party other than the Company or any its Subsidiaries.  Since January 1, 2009, no security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a material breach or default which has not been redeposited in full.  The Company has made available to Purchaser all title reports, surveys, title policies, environmental audits or reports, maintenance reports, permits and appraisals with respect to the Leased Real Property to the extent any of the foregoing are in the possession as of the date of this Agreement of the Company or any of its Subsidiaries or any of their respective agents under their control.

(b)                                 Except as described on Section 4.6(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary owns any interest in any parcel of real property and neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(c)                                  Either the Company or a Subsidiary has a valid leasehold interest in the Leased Real Property under each of the Leases, in each case free and clear of any Liens except (i) for Permitted Liens, and (ii) as set forth in Section 4.6(c) of the Company Disclosure Schedule.  There are no pending or, to the Company’s Knowledge, threatened condemnation proceedings, lawsuits or administrative actions relating to the Leased Real Property.  Except as set forth in Section 4.6(c) of the Company Disclosure Schedule, to the Company’s Knowledge, other than the Company, the relevant Subsidiary or the Special Affiliates, there are no parties in possession or parties having any rights to occupy any of the Leased Real Property.

(d)                                 Except as set forth in Section 4.6(d) of the Company Disclosure Schedule, all improvements made by the Company or any of its Subsidiaries or Affiliates on the Leased Real Property have received all material Governmental Entity approvals (including Licenses and permits) required in connection with the ownership or operation thereof, and all such improvements have been operated and maintained in material compliance with all applicable Laws.  To the Knowledge of the Company, there are no improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Leased Real Property.  To the Company’s Knowledge, there are no present assessments against the Leased Real Property.

(e)                                  To the Company’s Knowledge, there are no outstanding options or rights of first refusal or first offer to purchase any portion of the Leased Real Property.

(f)                                   Except as set forth in Section 4.6(f) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has leased or sublet, as lessor, sublessor, licensor or the like, any of the Leased Real Property to any Person other than the Company or its Subsidiaries.  The Leased Real Property has access, in all material respects, sufficient for the conduct of the business of the Company and the Subsidiaries in the Ordinary Course, including to public roads and to all utilities, (including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business at that location).

(g)                                  Except as set forth in Section 4.6(g) of the Company Disclosure Schedule, since the time the Company acquired or developed the applicable Leased Real Property, none of the Leased Real Property or improvements thereon undertaken by the Company or any of its Subsidiaries, or the condition or use thereof by the Company or any of its Subsidiaries, including the operation of the business, materially contravenes or violates any building, zoning, fire safety, seismic, design, conservation, parking, architectural barriers to the handicapped, occupational safety and health or other applicable Law, or any restrictive covenant (whether or not permitted on the basis of prior nonconforming use, waiver or variance), including the Americans with Disabilities Act of 1990.  Neither the Company nor any Subsidiary has received any written notice of any material violation of any applicable zoning ordinance or other Law relating to the operation of the Leased Real Property.  To the Company’s Knowledge, there is no action before any Governmental Entity pending to materially change the zoning or building ordinances or any other Laws affecting the Leased Real Property.

(h)                                 Each of the Company, any of its Subsidiaries, and each of the Dialysis Centers are in material compliance with the Medicare Conditions for Coverage for End Stage Renal Disease Facilities (42 CFR 494), which incorporates the amended requirements in the ESRD Final Rule published in the Federal Register by CMS on January 1, 2009 (56 Fed. Reg. 20370-20484), including, but not limited to, patient safety and physical facility requirements relating to infection control (42 CFR 494.30), water and dialysate quality (42 CFR 494.40), reuse of hemodialyzers and bloodlines (42 CFR 494.50) and the physical environment (42 CFR 494.60).

(i)                                     The Leased Real Property constitutes all of the real property utilized by the Company and its Subsidiaries in the operation of their businesses in the Ordinary Course.

(j)                                    Except as set forth on Section 4.6(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any Affiliates of the Company or any of its Subsidiaries, or Special Affiliate owes any brokerage commissions or finder’s fees with respect to any of the Leased Real Property.

Section 4.7                                    Title to Assets; Related Matters.  Except as set forth in Section 4.7 of the Company Disclosure Schedule, the Company and its Subsidiaries have good and marketable title to, a valid leasehold interest in, or a valid license to use, all of their tangible properties and assets free and clear of all Liens, except Permitted Liens.  Except as set forth in Section 4.7 of the Company Disclosure Schedule, all equipment and other items of tangible personal property and assets of the Company and its Subsidiaries are (a) in good operating condition and capable of being used for their intended purposes, ordinary wear and tear excepted and (b) usable in the Ordinary Course.  The tangible assets and properties of the Company and its Subsidiaries collectively constitute all of the tangible assets and properties that are necessary and sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted.  For the avoidance of doubt, this Section 4.7 does not contain any representations or warranties regarding real property.

Section 4.8                                    Financial Statements; Receivables.

(a)                                 The Financial Statements are attached as Section 4.8(a) of the Company Disclosure Schedule.  The Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.  Except as disclosed on Section 4.8(a) of the Company Disclosure Schedule, the Balance Sheet and the other balance sheets included in the Financial Statements (including the related notes and schedules) have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of the referenced Person as of the date of such balance sheets (subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of notes to such statements, none of which year-end adjustments would, alone or in the aggregate, be material to the Company and its Subsidiaries on a consolidated basis), and each of the statements of income and cash flows, as applicable, included in the Financial Statements (including the related notes and schedules) fairly presents in all material respects the consolidated results of income and cash flows, as the case may be, of the referenced Person for the periods set forth therein, in each case in accordance with GAAP, consistently applied during the periods involved (subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of notes to such statements none of which year-end adjustments would, alone or in the aggregate, be material to the Company and its Subsidiaries on a consolidated basis).

(b)                                 Except as set forth on Section 4.8(b)(i) of the Company Disclosure Schedule, all Receivables arose in respect of services provided by the Company or its Subsidiaries in the Ordinary Course.  Neither the Company nor any of its Subsidiaries has ever factored any of its Receivables.

Section 4.9                                    No Undisclosed Liabilities.  Except as set forth in the Financial Statements (including, for the avoidance of doubt, the related notes and schedules thereto) or Section 4.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities other than (i) Liabilities which have arisen after the date of the Balance Sheet in the Ordinary Course, (ii) Liabilities incurred in connection with the transactions contemplated by this Agreement or the financing of such transactions, (iii) Liabilities disclosed in the Company Disclosure Schedule or not required to be disclosed in the Company Disclosure Schedule because of dollar threshold or other limitations set forth in this ARTICLE IV or (iv)

individual items of Liability that do not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) individually or Twenty-Five Million Dollars ($25,000,000) in the aggregate.

Section 4.10                             Absence of Certain Changes.

(a)                                 Except as set forth in Section 4.10(a) of the Company Disclosure Schedule or as otherwise contemplated, required or permitted by this Agreement: (a) since December 31, 2010, there has not been any Company Material Adverse Effect and, there has occurred no fact, event or circumstance which, to the Company’s Knowledge, would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect and (b) since April 30, 2011, and through the date hereof, the Company has conducted its business in the Ordinary Course.

(b)                                 Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, since July 21, 2011 through the date hereof, the Company and its Subsidiaries have for such period performed in all material respects all of the covenants and agreements that would have been required of them pursuant to Section 7.1(a) of this Agreement had this Agreement been dated as of July 21, 2011.

Section 4.11                             Legal Proceedings.  Section 4.11 of the Company Disclosure Schedule sets forth all Litigation, including the name of the claimant and a general description of the nature of the alleged act or omission.  Neither the Company nor its Subsidiaries are subject to any material Order or other determination or similar arrangement of an arbitrator or Governmental Entity.  Neither the Company nor any of its Subsidiaries nor any Dialysis Centers have been denied insurance coverage with respect to any Litigation set forth on Section 4.11 of the Company Disclosure Schedule.  There is no Litigation which seeks to prevent consummation of the transactions contemplated hereby or which seeks damages in connection with the transactions contemplated hereby.

Section 4.12                             Compliance with Laws.

(a)                                 Except as set forth in Section 4.12(a) of the Company Disclosure Schedule (i) the Company, its Subsidiaries, and to the Company’s Knowledge, the Special Affiliates, have materially complied and are in material compliance with all Laws applicable to the Company, its Subsidiaries and their respective businesses, and such Special Affiliates (in the case of Special Affiliates, such representations shall apply to compliance with such Laws as are applicable to services provided or referrals of patients made to the Company, any of its Subsidiaries or any Dialysis Centers), (ii) no written notices have been received by the Company, its Subsidiaries or, to the Company’s Knowledge, the Special Affiliates (in the case of Special Affiliates, solely as relates to services provided or referrals of patients made to the Company, any of its Subsidiaries or any Dialysis Centers) alleging a material violation of any Laws and (iii) no claims have been filed against the Company, its Subsidiaries or, to the Company’s Knowledge, any Special Affiliates (in the case of Special Affiliates, as relates to services provided or referrals of patients made to the Company, any of its Subsidiaries or any Dialysis Centers) which are currently pending alleging a material violation of any Laws.

(b)                                 Section 4.12(b)(i) of the Company Disclosure Schedule is a correct and complete list of all Governmental Entity Payors and Certificate of Need (CON), renal service provider, pharmacy, laboratory and Clinical Laboratory Improvements Amendments (CLIA) Licenses held by the Company, its Subsidiaries and the Dialysis Centers.  Except as set forth in Section 4.12(b)(ii) of the Company Disclosure Schedule, the Company and its Subsidiaries hold all Licenses material to the operation of their businesses as now being conducted.  All such Licenses held by the Company and its Subsidiaries are valid and in full force and effect, and there is no Litigation that would reasonably be expected to result in the termination, material impairment or nonrenewal thereof.

(c)                                  The Company and its Subsidiaries (i) have no material Liability with respect to any misclassification of any persons as an independent contractor, or designation of any persons as an employee of another entity, rather than as an employee of the Company or one of its Subsidiaries, and (ii) are in compliance in all material respects with all applicable Laws related to employment (including verification of employment eligibility), employment practices, terms and conditions of employment and wages and hours with respect to any employee (as defined by, or determined in accordance with, applicable Laws).  To the Knowledge of the Company, all Persons with whom the Company and its Subsidiaries have engaged, directly or indirectly, to provide services for the Company and/or any of its Subsidiaries are properly classified as employees, independent contractors, and/or employees of another entity, as applicable, in all material respects, in accordance with the Code and applicable Laws and for employee benefits purposes.

Section 4.13                             Company Contracts.

(a)                                 Section 4.13(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a correct and complete list of the following Contracts to which the Company or any of its Subsidiaries are parties or is otherwise legally bound (all such Contracts, the “Company Contracts”):

(i)                                     any voting trust or similar agreements relating to the voting of any of the Shares or any equity securities of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party;

(ii)                                  any Contract evidencing or governing Indebtedness in excess of $100,000 or the mortgaging, pledging or otherwise placing a Lien (other than Permitted Liens) on any assets of the Company or any of its Subsidiaries or any letter of credit arrangements;

(iii)                               any Contract relating to the making of any loan or advance by the Company or any of its Subsidiaries other than loans or advances to employees in the Ordinary Course;

(iv)                              all leases or licenses involving the use of any personal property or asset (excluding any real property) of the Company and its Subsidiaries for which the annual rental exceeds $250,000;

(v)                                 any Contract that expressly imposes any non-compete or exclusivity restriction on the Company or any Subsidiary with respect to any line of business in which the Company or any Subsidiary is currently engaged or geographic area with respect to the Company or any Subsidiary;

(vi)                              any Contract that materially limits the ability of the Company or any Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any assets or property;

(vii)                           all Contracts for leases that are capital leases pursuant to GAAP and all Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company or any Subsidiary of an amount in amount in excess of (A)  with respect to Contracts related to any dialysis center or facility under construction or not yet opened for business as of the date hereof, $500,000 per Contract or (B) with respect to any other type of Contract, $250,000 per Contract;

(viii)                        all Contracts granting to any Person (other than the Company or its Subsidiaries) an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets (including any capital stock or other equity interests in any Person or any joint venture interests) which are material to the Company or its Subsidiaries;

(ix)                              all Contracts, letters of intent or term sheets involving the pending sale or purchase of substantially all of the assets or capital stock of any Person, or a pending merger, consolidation or business combination transaction;

(x)                                 all current Contracts with any (A) non-Governmental Entity Payors, from whom, in terms of amounts paid by such Payors to the Company (on a consolidated basis), during the year ended December 31, 2010, the Company (on a consolidated basis) has received more than $500,000 for the rendering of dialysis services (the “Commercial Payor Contracts”), and (B) Vendors;

(xi)                              all current Contracts with any medical directors and to the Company’s Knowledge, any source of patient referrals to the Dialysis Centers or any Member of the Immediate Family thereof;

(xii)                           any sales, distribution or franchise Contracts involving annual payments by the Company in excess of $300,000 per Contract;

(xiii)                        any material Contract or agreement under which the Company or any Subsidiary has agreed to indemnify any Person, other than limited liability company, partnership or operating agreements, employment agreements, real estate leases and Contracts with Payors, Vendors, suppliers, service providers, medical directors or otherwise entered into in the Ordinary Course;

(xiv)                       any license, sublicense or royalty agreement, including any agreement (including settlement agreements) pursuant to which the Company or any Subsidiary licenses the right to use any Intellectual Property to any Person or from any Person, and any research and development agreements, in each case involving annual consideration in excess of $250,000;

(xv)                          any material Contracts with any Governmental Entity other than participation agreements and other related agreements with Medicare, Medicaid or other federal or state health care programs;

(xvi)                       other than any real estate leases, Contracts with Payors, Vendors, Contracts with respect to Indebtedness, Contracts with medical directors, or any Contract otherwise provided for in this Section 4.13, any Contract with a term of more than one (1) year that (A) cannot be terminated by the Company or any Subsidiary upon ninety (90) days or less notice at any time without penalty, refund or payment of consideration and (B) involves aggregate annual consideration in excess of $700,000;

(xvii)                    any Contract that requires the annual payment of royalties, commissions, finder’s fees or similar payments in excess of $200,000;

(xviii)                 local service agreements and maintenance agreements (including vehicle, equipment and facilities maintenance agreements) involving annual payments in each case in excess of $200,000, other than those that are terminable by the Company or any Subsidiary on no more than ninety (90) days notice without liability to the Company or any Subsidiary;

(xix)                       any Contract providing for the marketing, sale, advertising or promotion of the Company’s or its Subsidiaries’ products or services, in each case involving annual expenditures of $200,000 or more;

(xx)                          all Contracts between the Company or its Subsidiaries, on the one part, and any Special Affiliate, on the other;

(xxi)                       other than with respect to, or among, the Subsidiaries of the Company, agreements relating to the ownership of or investments in any business or enterprise, including investments in joint ventures and minority equity investments;

(xxii)                    any Contract for indemnification, advancement of expenses and or exculpation of liability with any current or former director, officer or employee of the Company or any of its Subsidiaries other than those given in the Ordinary Course pursuant to employment agreements or the governance documents of the Company or any of its Subsidiaries; and

(xxiii)                 all other Contracts not made in the Ordinary Course which are material to the Company and its Subsidiaries as a whole and which are not otherwise provided for in this Section 4.13.

(b)                                 Correct and complete copies of all Company Contracts have been made available to the Purchaser.  The Company Contracts are legal, valid, binding and enforceable in all material respects in accordance with their respective terms with respect to the Company and its Subsidiaries, and, to the Knowledge of the Company, each other party to such Company Contracts, except as such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting or relating to the enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Neither the Company nor any of its Subsidiaries has received any written notice that there is any existing material default or breach of the Company or any Subsidiary under any Company Contract and, to the Knowledge of the Company, there is no such default with respect to any third party to any Company Contract described in Section 4.13(a), except, in either of the foregoing cases, for a default or breach that could reasonably be expected to result in a Loss of less than $500,000.  Other than as set forth on Section 4.13(b) of the Company Disclosure Schedule or in the Ordinary Course, neither the Company nor any Subsidiary is participating in any discussions or negotiations regarding any material modification of, or any material amendment to, any Company Contract or the entry, other than in the Ordinary Course, into any new Contract applicable to the Company or such Subsidiary that would be a Company Contract if it were in existence on the date hereof.

Section 4.14                             Tax Returns; Taxes.  Except as set forth on Section 4.14 of the Company Disclosure Schedule:

(a)                                 The Company and its Subsidiaries have timely (taking into account extensions of time to file) filed all federal and state income Tax Returns and all other Tax Returns required to be filed, and all such Tax Returns were true, correct, and complete in all material respects insofar as they reflect the amount of Tax shown as due thereon.  The Company and its Subsidiaries have paid all Taxes shown thereon or otherwise due.

(b)                                 The Company and its Subsidiaries have provided adequate accruals (without taking into account any reserve for deferred Taxes) in the Balance Sheet for any Taxes that have not been paid, but were owed or accrued as of the date of the Balance Sheet, whether or not shown as being due on any Tax Returns.

(c)                                  All Tax Returns filed by or with respect the Company and its Subsidiaries through the Tax year ending December 31, 2005 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(d)                                 No request for information related to Tax matters has been received in writing with respect to material Tax matters from any Governmental Entity since December 31, 2005, no Tax audit or similar administrative proceeding relating to Taxes is pending, being conducted, or, to the Knowledge of Company, threatened in writing by any Governmental Entity, and no judicial proceeding is pending or being conducted that involves any Tax paid or Tax Return filed by or on behalf of the Company or its Subsidiaries.

(e)                                  The Company has provided to Purchaser copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or its Subsidiaries filed or received since December 31, 2005, each of which is a true and correct copy.  Section 4.14(e) of the Company Disclosure Schedule lists all federal and state income Tax Returns and all local, and foreign income Tax Returns filed by the Company or its Subsidiaries for taxable periods ended on or after December 31, 2005 that have been audited and/or that currently are the subject of an audit by a Tax authority.

(f)                                   No claim or deficiency against the Company or its Subsidiaries for the assessment or collection of any Taxes has been asserted or proposed in writing, which claim or deficiency has not been settled with all amounts determined to have been due and payable having been timely paid.

(g)                                  Since December 31, 2005, no claim has ever been made in writing by a Tax authority in a jurisdiction where the Company or its Subsidiaries has never filed Tax Returns asserting that the Company or its Subsidiaries are or may be subject to Taxes imposed by that jurisdiction.

(h)                                 The Company and its Subsidiaries have deducted, withheld and timely paid to the appropriate Governmental Entity all Taxes required to be deducted, withheld or paid in connection with income allocated to or amounts owing to any employee (as determined in accordance with applicable Laws), independent contractor, creditor, stockholder or interest holder and have complied in all material respects with all applicable Tax Laws relating to the payment, withholding, reporting and recordkeeping requirements relating to any Taxes required to be collected or withheld.

(i)                                     There are no Liens, other than Permitted Liens, for Taxes upon the properties or assets of the Company or its Subsidiaries.

(j)                                    The Company and its Subsidiaries are not a party to any Tax sharing, Tax indemnity, Tax allocation or similar agreement (other than commercial agreements not primarily relating to Taxes, provided that the commercial agreements are not related to equity compensation, change of control bonus, or such similar type of agreement) with respect to Taxes, and do not have any Liability or potential Liability to another party under any such agreement.

(k)                                 The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)                                     The Company and its Subsidiaries have not made any payment, are not obligated to make any payment and are not a party to any agreement that could reasonably be expected to obligate any of them to make any payments as a result of the consummation of the transactions contemplated by the Agreement that would not be fully deductible for all applicable income Tax purposes solely as a result of the application of Section 280G of the Code.

(m)                             The Company and its Subsidiaries have not executed or entered into with any Governmental Entity (i) any agreement, waiver or other document that is still in force extending or having the effect of extending or waiving the period for assessment or collection of any Taxes for which the Company or its Subsidiaries would or could be liable following the Closing (other than pursuant to extension of time to file Tax Returns obtained in the Ordinary Course); (ii) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or foreign Tax Law; (iii) any private letter ruling request or private letter ruling, or (iv) any power of attorney with respect to any Tax matter which is currently in force.

(n)                                 The Company and its Subsidiaries (i) are not and have never been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company); and (ii) have never had any Liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law).

(o)                                 The Company and its Subsidiaries have not taken any position in any Tax Return that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(p)                                 The Company and its Subsidiaries have not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(q)                                 The Company and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in accounting method for any Pre-Closing Period under Section 481 of the Code (or any similar provision of U.S. state, local or foreign Tax Law), (ii) written agreement with a Tax authority with regard to its Tax Liability for any Pre-Closing Period, (iii) deferred intercompany gain described in the Treasury Regulations under Code Section 1502 (or any similar provision of state, local or foreign Tax Law) arising from any transaction that occurred prior to the Closing Date or prior to the Closing on the Closing Date, (iv) installment sale or open transaction disposition made prior to the Closing Date or prior to the Closing on the Closing Date, other than any such sale or disposition in the Ordinary Course or (v) prepaid amount received on or prior to the Closing Date, other than amounts received in the Ordinary Course.

(r)                                    The Company and its Subsidiaries have not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares described in Section 355 of the Code in the two years prior to the date of this Agreement.

(s)                                   Schedule 4.14(s) lists all of the Subsidiaries for which the Company or any Subsidiary is the tax matters partner as defined in the Code.

Nothing in this Agreement (including this Section 4.14) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of the Company.

Section 4.15                             Company Benefit Plans.

(a)                                 Section 4.15(a) of the Company Disclosure Schedule contains a true and complete list as of the date hereof of each material employment, consulting, stock option or other equity based compensation, deferred compensation, incentive compensation, severance or other termination pay, change-in-control, health, disability, life, cafeteria, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement, and each other material employee benefit plan, policy, program, agreement or arrangement whether written or oral, sponsored, maintained, participated in or contributed to or required to be contributed to by the Company and its Subsidiaries for the benefit of any current or former employee, officer, manager, director or consultant of the Company or its Subsidiaries (collectively, the “Employee Benefit Plans”), including each “employee welfare benefit plan” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA (the “ERISA Plans”).  To the Company’s Knowledge, neither the Company nor its Subsidiaries has any formal plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan, or modify or change any existing Employee Benefit Plan in any manner, that would materially increase any benefits provided to any current or former employee, officer, manager, or director of the Company or its Subsidiaries.

(b)                                 With respect to each Employee Benefit Plan, the Company has delivered a true, correct and complete copy of: (i) each writing constituting a part of such Employee Benefit Plan, including all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any.

(c)                                  Neither the Company nor its Subsidiaries has engaged in a non-exempt “prohibited transaction” within the meaning of Code Section 4975 or ERISA Section 406 with respect to any ERISA Plan.

(d)                                 Except as set forth on Section 4.15(d) of the Company Disclosure Schedule, neither the Company nor any other entity that would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA (an “ERISA Affiliate”) presently maintains, participates in or contributes to an employee benefit plan or within the preceding six years, or to the Company’s Knowledge, prior to such time, has previously maintained, participated in or contributed to an employee benefit plan that is (i)

a “multiemployer plan,” as defined in ERISA Section 3(37), (ii) a “defined benefit plan,” as defined in ERISA Section 3(35) (collectively with any multiemployer plan, the “Title IV Plans”) or (iii) a “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code.  Except as set forth on Section 4.15(d) of the Company Disclosure Schedule, neither the Company or its Subsidiaries nor any ERISA Affiliate has any Liabilities under Title IV of ERISA.  Except as set forth on Section 4.15(d) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries maintains or participates in an “employee stock ownership plan,” as defined in Code Section 4975(e)(n) or that otherwise invests in “employer securities” as defined in Code Section 409(l).

(e)                                  Each of the Employee Benefit Plans has been operated and administered in all material respects in accordance with its terms and all applicable Laws, including, but not limited to, ERISA and the Code.  Each of the ERISA Plans that is intended to be “qualified” within the meaning of Code Section 401(a) is the subject of a favorable determination or opinion letter from the IRS to such effect, and to the Company’s Knowledge, no event has occurred that would adversely affect such qualified status.  All contributions required to be made to any Employee Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements in accordance with GAAP.  Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in material compliance with Section 409A of the Code and all regulations promulgated thereunder.

(f)                                   No Employee Benefit Plan of general applicability provides benefits, including death or medical benefits (whether or not insured) with respect to current or former employees of the Company or its Subsidiaries or any ERISA Affiliate after retirement or other termination of service, except for those benefits otherwise required by Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA, or similar Laws.

(g)                                  There are no pending or, to the Company’s Knowledge, threatened, claims, suits, investigations, or administrative proceedings by or on behalf of any Employee Benefit Plan, by an employee or beneficiary under any such Employee Benefit Plan or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits).

Section 4.16                             Labor Relations.  Except as set forth in Section 4.16 of the Company Disclosure Schedule, the Company and its Subsidiaries are not parties to any collective bargaining agreement, and there has been no labor strike, work stoppage, unfair labor practice charge, grievance or other labor dispute pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries.  There have been no proceedings or, to the Company’s Knowledge, no activities of any labor union to organize any employees of the Company or its Subsidiaries.  To the Company’s Knowledge, no executive or key employee or key independent contractor of the Company or its Subsidiaries has any plans to terminate employment or other contractual arrangements with the Company or its Subsidiaries.  There is no lockout of any employees by the Company or its Subsidiaries and no such action is contemplated by the Company or its Subsidiaries.  All of the Company’s and its Subsidiaries’ current procedures, policies and training practices with respect to employee matters, including those relating to the hiring and termination of employees and worker safety, conform to all applicable Laws in all material respects.  The Company and its Subsidiaries are not subject to any pending claim for overdue overtime compensation due to any employee (as determined in accordance with applicable Laws), and to the Company’s Knowledge, no such claim has been threatened.  No consent of any labor union is required to consummate the transactions contemplated by this Agreement.

Section 4.17                             Insurance Policies.

(a)                                 Section 4.17(a)(i) of the Company Disclosure Schedule sets forth a list of all insurance policies in force with respect to the Company and its Subsidiaries as of the date hereof.  All due premiums with respect thereto have been paid in full and the Company and its Subsidiaries are otherwise in material compliance with the terms and provisions thereof.  All such policies are in full force and effect.  The Company and its Subsidiaries have not received written notice of default under any such policy, nor, have they received written notice of any pending or threatened refusal to renew, termination or cancellation, coverage limitation or reduction, or any material increase in the premium or deductible with respect to any such policy.

(b)                                 To the Company’s Knowledge, all physicians providing medical director services maintain medical malpractice insurance coverage as required by the applicable medical director agreements and neither the Company nor any Subsidiary has received any written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium or deductible increase with respect to any such policy.

(c)                                  Copies of each insurance policy set forth on Section 4.17(a)(i) of the Company Disclosure Schedule as of the date hereof have been made available to the Purchaser (including copies of all material written amendments, supplements and other modifications thereto or waivers of rights thereunder).  None of the policy limits of such insurance have been exhausted.  During the last three (3) years, neither the Company nor any of its Subsidiaries has been refused any insurance with respect to its assets, personnel, properties or businesses.  Except as set forth on Section 4.17(c) of the Company Disclosure Schedule, no individual claims in excess of $200,000 individually, or Two Million Dollars ($2,000,000) in the aggregate, are pending under any insurance policies relating to the Company or any of its Subsidiaries for which coverage, to the Company’s Knowledge, has been denied by the underwriters under such insurance policies.  Except as set forth on Section 4.17(c) of the Company Disclosure Schedule, no letters of credit have been posted or cash restricted for the benefit of any such insurance policies.

Section 4.18                             Environmental, Health and Safety Matters.

(a)                                 Except as set forth in Section 4.18(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is and, during the period of the applicable statute of limitation, has been in material compliance with all applicable Environmental Laws since the time the Company acquired or developed the applicable Dialysis Center or business unit.

(b)                                 Except as set forth in Section 4.18(b)(i) of the Company Disclosure Schedule, the Company and each of its Subsidiaries maintain all material Environmental Permits required under applicable Environmental Laws for the continued operation of their business.  A true and complete list as of the date hereof of all such material Environmental Permits is set out in Section 4.18(b)(ii) of the Company Disclosure Schedule.

(c)                                  Except as set forth in Section 4.18(c)(i) of the Company Disclosure Schedule and except for matters that have been fully resolved, no Environmental Claims have been asserted against the Company or any of its Subsidiaries that are currently pending, nor does the Company have any Knowledge or written notice of any pending or threatened Environmental Claim against the Company or any of its Subsidiaries. Except as set forth in Section 4.18(c)(ii) of the Company Disclosure Schedule, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has any material Liabilities under Environmental Laws, nor is the Company or any Subsidiary responsible for any material Liability of any other Person under any Environmental Law.

(d)                                 Except as set forth in Section 4.18(d)(i) of the Company Disclosure Schedule, to the Knowledge of the Company, there has been no Release at, on, under or from any of the Leased Real Property that could result in material Liability to the Company or any of its Subsidiaries under Environmental Law.  Except as set forth in Section 4.18(d)(ii) of the Company Disclosure Schedule, to the Knowledge of the Company, there has been no Release at, on, under or from any of the properties formerly owned, leased, or operated by the Company or any of its Subsidiaries during the period of such ownership, tenancy, or operation that, in any case, could result in material Liability to the Company or any of its Subsidiaries under any Environmental Law.  Except as set forth in Section 4.18(d)(iii) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries, since the time the Company acquired or developed the applicable Dialysis Center or business unit, has arranged, by Contract, agreement or otherwise for the treatment or disposal of Hazardous Materials at any location that has been included by the United States EPA on the National Priorities List or on any other governmental list of properties that may or do require Remediation under Environmental Laws and in a manner or to an extent that would reasonably be expected to result in any material Liability to the Company or any of its Subsidiaries.

(e)                                  Except as set forth in Section 4.18(e) of the Company Disclosure Schedule, the Company has not owned or operated any aboveground or underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials and from which there has been a Release, or any dump or landfill or other unit for the treatment or disposal of Hazardous Materials.

(f)                                   The Company has made available to the Purchaser copies of all material environmental assessments, reports, audits and other documents in its possession or under its control that relate to (i) the environmental condition of any real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries or (ii) the Company’s or its Subsidiaries’ compliance with Environmental Laws.  To the Company’s Knowledge, any information or documents made available to the Purchaser by the Company concerning the environmental condition of any real property or the Company’s or Subsidiaries’ compliance with Environmental Laws was accurate and complete in all material respects when made available.

(g)                                  Without limiting the foregoing, the Company and each of its Subsidiaries is and has been, since January 1, 2009, in material compliance with all Laws concerning the handling, management, treatment, storage and disposal of Medical Waste.

Section 4.19                             Intellectual Property.

(a)                                 Section 4.19(a) of the Company Disclosure Schedule contains a complete and accurate list of all of the Company Registered Intellectual Property as of the date hereof. The Company and its Subsidiaries exclusively own the Company Registered Intellectual Property set forth on Section 4.19(a) of the Company Disclosure Schedule and exclusively own or have valid and enforceable licenses to use pursuant to written license agreements all other material Intellectual Property used in the Company’s and its Subsidiaries’ respective businesses as currently conducted, and in the case of all owned Registered Intellectual Property, free and clear of Liens other than Permitted Liens.  The Company Intellectual Property comprises all Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted.  Without limiting the generality of the foregoing, the Company and its Subsidiaries exclusively own all Intellectual Property created or developed by the Company’s and any of its Subsidiaries’ employees.  Except as set forth on Section 4.19(a) of the Company Disclosure Schedule, the loss or expiration of any Company Intellectual Property has not had, and would not be reasonably expected to have, a Company Material Adverse Effect.  The Company and its Subsidiaries have taken reasonable steps to maintain and protect the Company Intellectual Property in accordance with common industry standards.  The representations and warranties in this Section 4.19(a) shall not be interpreted as a representation or warranty regarding infringement or misappropriation of Third Party Intellectual Property, which is dealt with exclusively in Section 4.19(b).

(b)                                 Except as set forth on Section 4.19(b) of the Company Disclosure Schedule, to the Knowledge of the Company (i) all of the Company Registered Intellectual Property is valid and enforceable, and there have been no written claims made against the Company or any of its Subsidiaries asserting the invalidity, misuse or unenforceability of any of the Company Registered Intellectual Property, (ii) since January 1, 2009, neither the Company nor any of its Subsidiaries has received any written notices of, or has Knowledge of any facts indicating a reasonable likelihood of any infringement or misappropriation by the Company or any of its Subsidiaries with respect to any Intellectual Property (including any demand or request in writing that the Company or any such Subsidiary license any rights from any other Person), and (iii)

since January 1, 2009 the conduct of the Company’s and its Subsidiaries’ respective businesses has not infringed or misappropriated and does not infringe or misappropriate any Intellectual Property of other Persons in any material respect and (iv) to the Knowledge of the Company, since January 1, 2009, the Company Intellectual Property has not been infringed, misappropriated or conflicted by any Persons. The transactions contemplated by this Agreement will not materially adversely effect the Company’s or any of its Subsidiaries’ right, title or interest in and to the Company Intellectual Property, and all of such Company Intellectual Property shall be owned or available for use by the Purchaser and the Company and its Subsidiaries immediately after the Closing on substantially the same terms and conditions as available for use by the Company and its Subsidiaries immediately before the Closing.

(c)                                  The computer Software, computer firmware, computer hardware (whether general purpose or special purpose), and other similar items of automated, computerized and/or Software system(s) that are used by the Company and its Subsidiaries in the conduct of their respective businesses is sufficient for the current needs of each such business, and the Company and its Subsidiaries have purchased a sufficient number of license seats for all Company Software used in their respective businesses.  Section 4.19(c) of the Company Disclosure Schedule sets forth a correct and complete list as of the date hereof of all Company Proprietary Software and all Company Licensed Software other than commercially available off-the-shelf software.  None of the Company Proprietary Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that could or does require, or could or does condition the use or distribution of such Company Proprietary Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Proprietary Software. Except as set forth on Section 4.19(c) of the Company Disclosure Schedule, the source code for the Company Proprietary Software that is either currently in use by the Company or that is subject to any out-license arrangement is maintained in confidence and has not been disclosed to any third party.

Section 4.20                             Healthcare Compliance.

(a)                                 Except as provided on Schedule 4.20(a), all activities of Company, its Subsidiaries and their respective employees, officers, directors, and managers (in the scope of their work for Company or its Subsidiaries) and all activities of the Dialysis Centers have been and are currently being, conducted in material compliance with all Healthcare Laws and in material compliance with Licenses issued under or required by any Healthcare Laws, and all corrective action plans required by Governmental Entities.

(b)                                 Except as provided on Schedule 4.20(b), there is no Litigation, audit or recoupment currently pending by or before any Governmental Entity alleging a violation of Healthcare Laws by the Company, its Subsidiaries, or to the Knowledge of the Company, any of their respective employees, officers, directors, or managers (as relates solely to their work for the Company or its Subsidiaries) and, to Company’s Knowledge and solely as it relates to services provided, or referrals made, to the Company, its Subsidiaries or any of the Dialysis Centers, by Special Affiliates.  To the Company’s

Knowledge, there are no outstanding investigative inquiries by Governmental Entities made under any Healthcare Law to which the Company, its Subsidiaries, and, solely as it relates to services provided to the Company, its Subsidiaries or any of the Dialysis Centers, and/or the Special Affiliates, as applicable, have not responded in the Ordinary Course.

(c)           Except as set forth in Section 4.20(c) of the Company Disclosure Schedule, neither the Company, any of its Subsidiaries, nor any of their respective employees, officers, directors, or managers and, to Company’s Knowledge and solely as relates to services provided, or referrals made, to the Company, its Subsidiaries or any of the Dialysis Centers, neither the Special Affiliates nor any of their employees, officers, directors and managers has, within the twelve (12) month period prior to the effective date of this Agreement, received any written notice alleging, or is currently the subject of an unresolved written allegation made by a Governmental Entity of a material violation of any Healthcare Law in the conduct of its/his/her business or indicating that its/his/her qualification as a participating provider in any government program may be terminated or withdrawn.

(d)           None of the Company, its Subsidiaries or any of their respective employees, officers, directors, or managers and, to the Company’s Knowledge, none of its Special Affiliates (as relates, in the case of the Special Affiliates to services provided or referrals of patients made to the Company, any of its Subsidiaries or any Dialysis Centers) is excluded, suspended or debarred from participation or is otherwise ineligible to participate in any federal or individual state health care program, including, but not limited to the federal health care programs defined in 42 U.S.C. § 1320a-7b(f).  Within the thirty (30) day period preceding the date hereof, and again within the thirty (30) day period preceding the Closing Date, the Company and each of its Subsidiaries has, or shall have, performed exclusion checks (e.g., search of the Office of the Inspector General’s (“OIG”) List of Excluded Individuals/Entities) on each of its employees and each of its Special Affiliates, and to the extent that any such Person was or shall have been identified as a result of that search as having been excluded, suspended or debarred from participation or otherwise deemed ineligible to participate in any federal or individual state health care program, including, but not limited to the federal health care programs defined in 42 U.S.C. § 1320a-7b(f), the Company and Subsidiaries have taken remedial action in compliance with applicable Law.

(e)           Neither the Company, any of its Subsidiaries, nor any of their respective employees, officers, directors or managers, and, to Company’s Knowledge and solely as it relates to services provided to the Company, its Subsidiaries or any of the Dialysis Centers, neither the Special Affiliates nor any of their respective employees, officers, directors or managers has engaged in any activities in material violation of any Information Privacy and Security Law, and except as set forth in Section 4.20(e) of the Company Disclosure Schedule, there is no Litigation and, to Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any material Liability under any Information Privacy and Security Laws; and, to Company’s Knowledge, neither the Company, any of its Subsidiaries, any of their respective employees, officers, directors, managers, or any of the Special Affiliates (in the scope of their work for Company, its Subsidiaries or any of the Dialysis Centers) has used or disclosed Personal Information so as to trigger a notification or reporting requirement.

(f)            All Payor Contracts were entered into in the Ordinary Course.  Except as set forth in Section 4.20(f) of the Company Disclosure Schedule, the Company, its Subsidiaries and, to the Knowledge of the Company, the Special Affiliates, are (i) in compliance in all material respects with all Payor Contracts and (ii) have properly charged and billed in accordance in all material respects with the terms of those Payor Contracts.

(g)           Except as provided on Section 4.20(g)(i) of the Company Disclosure Schedule, the Company and each Subsidiary has the requisite state Licenses and certificates of need, provider numbers or other authorization, requisite dialysis station certifications and the requisite and sufficient records necessary to submit reimbursement claims to the Medicare program (to the extent such entity participates in the Medicare program), the respective Medicaid program in the state or states in which such entity operates (to the extent such entity participates in such Medicaid program), and all other third party Payor Programs to which the Company and each Subsidiary currently submits reimbursement claims.  Except as provided on Section 4.20(g)(ii) of the Company Disclosure Schedule, there is no Litigation, investigation, audit, claim review, or other action pending against the Company or a Subsidiary or, to the Knowledge of Company, threatened which could result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any third party Payor provider number or License or result in the Company’s or a Subsidiary’s exclusion from any third party Payor Program, and to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has claimed or received reimbursements under any Payor Contract materially in excess of the amounts permitted by applicable Law, and, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries face any material Liability under any applicable Healthcare Law or Payor Contract; provided that, “claimed or received reimbursements” shall not include any adjustments made in the Ordinary Course that do not exceed applicable reserves, including, any contractual adjustments, adjustments made in connection with the coordination of benefits, adjustments based on routine Medicare, Medicaid or other government program claims reviews, or adjustments made as a result of internal Company claims reviews.

Section 4.21          Transactions with Affiliates.  Except as set forth on Section 4.21(a) of the Company Disclosure Schedule, other than for compensation received as employees in the Ordinary Course, to the Company’s Knowledge, no Stockholder, other equityholder, officer, or director of the Company or its Subsidiaries, has any interest in: (a) any Contract, commitment or transaction with, or relating to, the Company and its Subsidiaries or the properties or assets of the Company and its Subsidiaries; (b) any loan relating to the Company or any of its Subsidiaries or the properties or assets of the Company or any of its Subsidiaries; or (c) any property (real, personal or mixed), tangible or intangible, used by the Company or any of its Subsidiaries.  Except as set forth on Section 4.21(b) of the Company Disclosure Schedule and excluding Ordinary Course undocumented employment arrangements, there are no agreements between or among any Stockholder, on the one part, and the Company or any of its Subsidiaries, on the other part, relating to the management of the Company or any of its Subsidiaries.

Section 4.22          Payor and Vendor Relations.  Section 4.22(a) of the Company Disclosure Schedule contains a correct and complete list of (i) the Commercial Payors from which the Company or any of its Subsidiaries has received more than $350,000 for the rendering of dialysis services in the year ended December 31, 2010, including the name of each such Commercial Payor and the amount the Company or any of its Subsidiaries has received from each such Commercial Payor for the rendering of dialysis services in such year and (ii) the vendors and suppliers of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries has paid more than $700,000 in the year ended December 31, 2010, including the name of each such vendor or supplier and the amount the Company or any of its Subsidiaries has paid to each such vendor or supplier in such year.  Except as set forth on Section 4.22(b) of the Company Disclosure Schedule, no Commercial Payor or Vendor disclosed on Section 4.22(a) of the Company Disclosure Schedule has, during the last twelve (12) months, cancelled, terminated or, to the Knowledge of the Company, sent any written notice or threat of its intention to cancel or otherwise terminate any of its Contracts with the Company or its Subsidiaries.  Except as set forth on Section 4.22(c) of the Company Disclosure Schedule, to the Company’s Knowledge, no Commercial Payor or Vendor disclosed on Section 4.22(a) of the Company Disclosure Schedule may terminate or materially alter its Contracts with the Company or its Subsidiaries as a result of the transactions contemplated hereby.

Section 4.23          Change of Control and Bonus Payments and Minority Joint Venture Put Obligations.  Section 4.23(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Person entitled to any Change of Control and Bonus Payment and the amount to which such Person is entitled, and no Person is entitled to any Change of Control and Bonus Payment that is not set forth on such schedule.  Section 4.23(b) of the Company Disclosure Schedule sets forth each Contract containing a Minority Joint Venture Put Obligation.

Section 4.24          Brokers, Finders and Investment Bankers.  Except as set forth in Section 4.24 of the Company Disclosure Schedule, none of the Company, its Subsidiaries, any Stockholder nor any employee, officer, director, managers or other principal of the Company or any Subsidiary (each in his or her capacity as such on behalf of the Company or any Subsidiary), nor any other Affiliate of such Person (each in his or her capacity as such on behalf of the Company or any Subsidiary) has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Section 4.25          Officers and Employees.  Section 4.25 of the Company Disclosure Schedule contains a correct and complete list as of the date hereof of (a) all of the officers of the Company and its Subsidiaries, specifying their position, work location and length of service, respectively, and (b) all of the other employees (whether full-time, part-time or otherwise, and as determined in accordance with applicable Laws) and independent contractors of the Company and its Subsidiaries who for the fiscal year ended December 31, 2010, earned an annual base salary (or equivalent compensation in the case of any independent contractors) of [*] or more, specifying their position, employment status and work location, and with respect to independent contractors, consulting or other independent contractor fees, together with an appropriate notation next to the name of any officer or other employee or independent contractor on such list who is subject to any Employment Agreement and a notation next to the name of any officer or other employee who is absent from active employment.  There is no existing material default or material breach of the Company or any Subsidiary under any Employment Agreement (or event or condition that, with notice or lapse of time or both would constitute a material default or material breach) and, to the Company’s Knowledge, there is no such material default (or event or condition that, with notice or lapse of time or both would constitute a material default or material breach) with respect to any other party to any Employment Agreement.

Section 4.26          Bank Accounts.  Section 4.26 of the Company Disclosure Schedule sets forth (a) the names and locations of all banks, trusts, companies, savings and loan associations and other financial institutions at which the Company or any of its Subsidiaries maintains safe deposit boxes, checking accounts or lock box accounts with respect to its business and (b) the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

Section 4.27          Renal SPA.  Except as set forth in Section 4.27 of the Company Disclosure Schedule, as of the date hereof, there have been no indemnification claims made or waived in respect of any breaches of any representations, warranties, covenants or any other provision of the Renal Advantage SPA.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO

THE STOCKHOLDERS

Each Stockholder severally, and not jointly, hereby makes the representations and warranties contained in this ARTICLE V to the Purchaser, as qualified by the Company Disclosure Schedule, solely as such representations and warranties relate to such Stockholder and not with respect to any other Stockholder.

Section 5.1            Organization and Authorization.  Such Stockholder (if not a natural person) is duly organized, validly existing and in good standing (or equivalent status) under the laws of its jurisdiction of organization.  Such Stockholder has the right, power, authority and capacity, as applicable, to execute and deliver this Agreement and the Company Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement and the Company Ancillary Documents to which such Stockholder is party have been duly executed and delivered by such Stockholder and assuming due authorization, execution and delivery hereof and thereof by the other Parties hereto and thereto, constitute the valid and binding agreements of such Stockholder, enforceable against such Stockholder in accordance with their terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 5.2            Absence of Restrictions and Conflicts.

(a)           The execution and delivery by such Stockholder of this Agreement and the Company Ancillary Documents to which it is a party does not, and the performance of its obligations hereunder and thereunder will not, except as would not affect such

Stockholder’s ability to perform its obligations hereunder, (i) conflict with or violate any Law applicable to such Stockholder, or by which any property or asset of such Stockholder, is bound, or (ii) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (x) any material Contract, will, permit, franchise, license or other instrument that such Stockholder is a party to or a beneficiary of, (y) any Order of any Governmental Entity to which such Stockholder is a party or by which any of its assets or properties are bound or (z) any arbitration award to which such Stockholder is entitled.

(b)           Except as set forth in Section 4.5(b) of the Company Disclosure Schedule, the execution and delivery by such Stockholder of this Agreement and the Company Ancillary Documents to which it is a party does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

Section 5.3            Ownership of Equity.

(a)           Such Stockholder has good and valid title to and beneficial ownership of the shares of Liberty Stock to be set forth on the Letter of Transmittal to be delivered by such Stockholder and such Liberty Stock is free and clear of all Liens, except as are generally imposed by applicable federal or state securities Laws or the Company Stockholders’ Agreement.

(b)           Other than the shares of Liberty Stock to be set forth on the Letter of Transmittal to be delivered by such Stockholder, such Stockholder owns no shares of capital stock of the Company or any of its Subsidiaries or any other equity security of the Company or any of its Subsidiaries, or any warrant, purchase right, subscription right, conversion right, exchange right or other right to compel any such equity security to be issued.

Section 5.4            Legal Proceedings.  There is no Litigation pending or, to the knowledge of such Stockholder, threatened in writing against such Stockholder which would reasonably be expected to adversely affect such Stockholder’s ability to consummate the transactions contemplated by this Agreement or any Company Ancillary Document.

Section 5.5            Amounts Owed.  Except for amounts (a) owed in connection with the Merger pursuant to the Management Agreement, the Change of Control and Bonus Payments or any Employment Agreement identified in Section 4.25 of the Company Disclosure Schedule, (b) specifically contemplated by this Agreement, (c) owed in the Ordinary Course, (d) to be paid at or prior to the Closing or (e) otherwise set forth in Sections 4.21(a) or 4.21(b) of the Company Disclosure Schedule, the Company and its Subsidiaries do not owe and are not obligated to pay any such Stockholder any amount.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF

THE PURCHASER AND MERGER SUB

The Purchaser and Merger Sub hereby jointly and severally make the representations and warranties contained in this ARTICLE VI to the Company and the Stockholders.

Section 6.1            Organization.  Each of the Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of the Purchaser and Merger Sub is duly qualified to transact business as a foreign entity and is in good standing in each other jurisdiction in which the ownership or leasing of such Person’s properties or assets or the conduct of such Person’s business requires such qualification, except where the failure to so qualify or to be in good standing would not result in, or reasonably be expected to result in, a Purchaser Material Adverse Effect.

Section 6.2            Authorization.  Each of the Purchaser and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each Purchaser Ancillary Document, to perform such Person’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each Purchaser Ancillary Document by the Purchaser or Merger Sub, as applicable, the performance by the Purchaser or Merger Sub, as applicable, of such Person’s obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action on the part of the Purchaser or Merger Sub, as applicable.  This Agreement has been, and each Purchaser Ancillary Document has been or will be, duly executed and delivered by the Purchaser or Merger Sub, as applicable, and constitutes, or will upon execution and delivery constitute, the valid and binding agreement of the Purchaser or Merger Sub, as applicable, enforceable against the Purchaser or Merger Sub, as applicable, in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 6.3            Absence of Restrictions and Conflicts.

(a)           The execution and delivery of this Agreement and the Purchaser Ancillary Documents does not or will not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate the certificate of incorporation or bylaws of the Purchaser or Merger Sub, as applicable, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.3(b), if any, have been obtained and all filings and obligations described in Section 6.3(b), if any, have been made, conflict with or violate any Law applicable to the Purchaser or Merger Sub, as applicable, (with or without notice or lapse of time or both), or by which any of such Person’s properties or assets is bound, or (iii) require any consent or result in any violation or breach of, or constitute a default or give to others any rights of termination, amendment, acceleration or cancellation, under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any of such Person’s properties or assets pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Contract, lease, License, permit, franchise or other instrument or obligation to which the Purchaser or Merger Sub, as applicable, is a party or by which such Person or any of such Person’s properties or assets is bound.

(b)           The execution and delivery by each of the Purchaser and Merger Sub of this Agreement and the Purchaser Ancillary Documents do not, and the performance of such Person’s obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except as may be required by the HSR Act.

Section 6.4            Legal Proceedings.  There is no litigation, legal action, arbitration, proceeding, mediation, demand, claim or investigation by or before any Governmental Entity pending or, to the knowledge of the Purchaser or Merger Sub, threatened in writing against the Purchaser or Merger Sub, or any of their respective properties which could reasonably be expected to result in a Purchaser Material Adverse Effect.  Neither the Purchaser nor Merger Sub is subject to any Order of any court or arbitration panel which could reasonably be expected to result in a Purchaser Material Adverse Effect.  To the knowledge of the Purchaser and Merger Sub, there is no litigation, legal action, arbitration, proceeding, mediation, demand, claim or investigation by or before any Governmental Entity pending or threatened in writing that involves, or bring into question the validity of, this Agreement or the Purchaser Ancillary Documents.

Section 6.5            Brokers, Finders and Investment Bankers.  Neither the Purchaser nor Merger Sub has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Section 6.6            Financial Ability to Perform; Solvency.

(a)           The Purchaser and Merger Sub shall have at the Closing sufficient immediately available funds to pay the full Merger Consideration and to make all other payments required by the terms hereof, to pay all related fees and expenses in connection with this Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby.

(b)           The Purchaser and Merger Sub shall not take any actions in connection with the Closing (including the incurrence by the Company or any of its Subsidiaries of any debt financing attendant thereto), which such actions by the Purchaser or Merger Sub (i) render the Company or any of its Subsidiaries unable to be able to pay their respective debts as they become due or (ii) cause the Company or any of its Subsidiaries to own property which has a fair saleable value less than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) or have inadequate capital to carry on their respective businesses.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent by the Purchaser or Merger Sub to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.

ARTICLE VII

CERTAIN COVENANTS AND AGREEMENTS

Section 7.1            Conduct of Business.

(a)           Subject to Section 7.1(b) below and except (1) as contemplated by this Agreement or the transactions contemplated hereby (including as relates to actions taken in furtherance of the transactions contemplated hereby with respect to any of the Divested Dialysis Centers, Retained Dialysis Centers, and Spinoff Subsidiaries (provided not otherwise in conflict with the terms of this Agreement or any Ancillary Document)), (2) as set forth on Section 7.1(a) of the Company Disclosure Schedule, and/or (3) as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with ARTICLE IX hereof, the Company shall, and the Company shall cause each of its Subsidiaries, to:

(i)            use commercially reasonable efforts to (A) carry on its business in the Ordinary Course and maintain and preserve intact its present business organization and (B) conduct its operations in compliance with applicable Laws;

(ii)           not amend the Certificate of Incorporation or the Bylaws or similar organizational documents or agreements of the Company or any of its Subsidiaries;

(iii)          not enter into any new Contract providing for any additional Minority Joint Venture Put Obligation the effect of which would be to create more than Five Million Dollars ($5,000,000) in the aggregate, as of the Closing, of additional monetary obligations pursuant to such new Minority Joint Venture Put Obligations, and not modify any existing Contract relating to Minority Joint Venture Put Obligations in a manner that would be materially adverse to the Company or any of its Subsidiaries;

(iv)          not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof in any case involving a purchase price greater than [*] Dollars [*] individually, [*] Dollars [*] in the aggregate;

(v)           (x) not repurchase, redeem or otherwise acquire any of the Shares (other than in connection with any Ordinary Course employee repurchase upon an employment termination) or (y) with respect to Subsidiaries, and other than in respect of transactions (1) which are consummated at a price which is equal to or less than [*] for such Subsidiary as set forth on

Exhibit 1.1(e) hereto, (2) for an amount equal to or less than [*] Dollars [*] for any individual transactions, and (3) equal to or less than [*] Dollars [*] in the aggregate for all transactions, not repurchase, redeem or otherwise acquire any equity securities of any of the Company’s Subsidiaries (the “Minority Interests”);

(vi)          other than for Permitted Minority Sales, not issue, sell, pledge, dispose of any of its equity securities (including any of the Shares, but excluding any Shares issued upon the exercise of options outstanding on the date hereof), or any options (other than pursuant to an existing Employee Benefit Plan), warrants or other similar rights, agreements or commitments of any kind to purchase any such securities convertible into or exchangeable for any such equity securities;

(vii)         not split, combine or reclassify any of the Company’s equity securities (including any of the Shares), or set aside or pay any dividend or other distribution payable in stock, cash, property or otherwise with respect to its equity securities (including any of the Shares) except for distributions of cash made by Subsidiaries of the Company to such Subsidiaries’ members or equity owners in the Ordinary Course and in accordance with the terms of such Subsidiaries’ articles or certificates of incorporation, limited liability company agreements or other similar written agreements among the equity owners or members of such Subsidiaries provided to or made available to the Purchaser prior to the date hereof;

(viii)        other than with respect to intercompany Indebtedness or in the Ordinary Course (including pursuant to credit lines or revolving loan facilities in effect on the date hereof or any re-financings thereof), not incur, assume, guarantee (including by way of any agreement to “keepwell”) any Indebtedness or amend the terms relating to any Indebtedness or issue or sell any debt securities;

(ix)          other than for Permitted Minority Sales, or in the Ordinary Course, not sell, transfer, assign, loan, license, convey, mortgage, pledge or otherwise subject to any Lien any of its properties or assets, tangible or intangible, except for Permitted Liens; provided, that, in no event shall the selling, transferring, assigning, loaning, licensing, conveying, mortgaging or pledging any such material properties or assets (including cash) from Renal Advantage Partners, LLC and its Subsidiaries to the Company or any of its other Subsidiaries be permitted pursuant to the exceptions provided in this clause (ix);

(x)           not enter into any transaction with any Affiliate of the Company or its Subsidiaries, unless such transaction is (a) on an arms’ length basis, (b) is otherwise contemplated by this Agreement, and (c) involves monetary obligations to be paid prior to Closing or that are less than [*]; provided, however, that the Company and its Subsidiaries shall not enter into any transaction with any Signing Stockholder or any of their Affiliates (it being acknowledged and agreed that in no event shall an operating company (e.g., a portfolio company) in which any of the foregoing has a direct or indirect investment (or any direct or indirect parent or Subsidiary thereof) be deemed an Affiliate for purposes of this Section 7.1(a)(x) (other than any operating company whose primary business is the provision of dialysis or nephrology services)), or any of the Retained Dialysis Centers (except in furtherance of the terms hereof relating to the transfer of such Retained Dialysis Centers to Retained Dialysis Centers Co.);

(xi)          other than in the Ordinary Course, not waive any rights of material value or take any actions with respect to collection practices that would result in any material losses or material adverse changes in collection loss experience;

(xii)         not make charitable contributions or pledges which in the aggregate exceed $50,000, other than in the Ordinary Course to dialysis or kidney charitable organizations, including, without limitation, the American Kidney Fund, provided that any such pledges are paid in full prior to the Closing Date;

(xiii)        not make any capital expenditures, other than in the Ordinary Course or in accordance with the Company’s capital expenditure budget attached hereto as Exhibit 7.1(a)(xiii), and not defer any capital expenditures set forth on Exhibit 7.1(a)(xiii) as are necessary to prevent any material destruction, removal, wasting, deterioration or impairment of its assets and the Company and its Subsidiaries agree not to treat the Retained Dialysis Centers (if any) preferentially with respect to any such capital expenditures;

(xiv)        not conclude or agree to any corrective action plans with any Governmental Entity except those which (a) occur in the Ordinary Course (it being understood by the Parties that the Company and its Subsidiaries and the Dialysis Centers do so conclude or agree to such corrective action plans from time to time in the Ordinary Course), (b) the Purchaser is notified of, (c) do not involve one or more condition-level deficiencies which, individually or in the aggregate, would have a Company Material Adverse Effect and (d) have no obligations, costs or expenses which extend beyond the Closing Date in an amount in excess of [*] Dollars [*] in the aggregate;

(xv)         not change its financial accounting methods, practices, policies or principles or elections from those utilized in the preparation of the Financial Statements, other than any such changes as may be required under GAAP, other generally accepted accounting principles of the applicable jurisdiction or other applicable Law;

(xvi)        not cancel or terminate any insurance policies or cause any of the coverage thereby to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing, to the extent reasonably available, coverage substantially equivalent to the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(xvii)                    other than in the Ordinary Course, not enter into, or modify in any materially adverse manner, (i) any Company Contract, or (ii) any Contract that if entered into prior to the date of this Agreement, would have been required to be listed on Section 4.13(a) of the Company Disclosure Schedule as a Company Contract (excluding in the case of this Section 7.1(a)(xvii), those Contracts described in Section 7.1(a)(xviii) below);

(xviii)                 not enter into, or modify in any manner so as to materially increase the economic burden to the Company and/or its Subsidiaries thereunder, any Contract with any vendor or supplier to the Company or any of its Subsidiaries from whom the Company and/or its Subsidiaries (on a consolidated basis) are, or would be, required to purchase on an annual basis at least [*] Dollars [*] of goods or services if any such Contract cannot be terminated by the Company or any Subsidiary upon [*] or less notice at any time without penalty, refund or payment of consideration;

(xix)                       not pay (or commit to pay) any bonus or other incentive compensation, nor grant (or commit to grant) any other increase in compensation, base salary or wage increases, severance or termination pay, material increase in benefits, in each case, except such payments or grants as are made in the Ordinary Course, or pursuant to Change of Control and Bonus Payments, or arrangements to be paid prior to Closing or a written agreement, policy or practice existing as of the date hereof that has been provided to the Purchaser, to (A) to any officer of the Company or its Subsidiaries, (B)  any medical director, or (C) any other employee or independent contractor of the Company or its Subsidiaries (who is not an officer, director or medical director) who receives [*] or more in annual compensation from the Company or its Subsidiaries;

(xx)                          other than in the Ordinary Course or in respect of any employee or independent contractor who receives less than [*] in annual base compensation from the Company or its Subsidiaries, or pursuant to arrangements to be paid prior to Closing, not enter into, adopt or amend (other than any amendment necessary to comply with any applicable Law (including, without limitation, any applicable Tax Law)) any employment, retention, change in control, collective bargaining, deferred compensation, retirement, bonus, profit-sharing, stock option or other equity, or material bonus or welfare plan, contract or other arrangement with an independent contractor or agreement maintained for the benefit of any director, partner, officer, or other employee, or take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any employee benefit plan or other arrangement, to the extent not already provided in any such plan or arrangement, or change any actuarial or other assumptions used to calculate funding obligations with respect to any employee benefit plan or other arrangement, or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or forgive any loans to directors, officers or any employee or independent contractor;

(xxi)                       not enter into any Contract granting any Person (other than the Company or any of its Subsidiaries) the right to determine the type of supplies or equipment used at a Dialysis Center, including, but not limited to dialysis machines or dialyzer types;

(xxii)                    not enter into, or commit to enter into any new Lease that pertains to office/administrative space of greater than 20,000 square feet (any such Lease, a “Major Lease”), agree to any material alteration, amendment, cancellation or revision (but excluding as relates to any Ordinary Course lease renewal or facility renovation or expansion) of any Major Lease heretofore entered into or which may hereafter be entered into, prepay any rent more than one month in advance, or release any of the obligations of any landlord under any Major Lease;

(xxiii)                 use commercially reasonable efforts to secure service extensions of at least 24 months for those Medical Director consulting services agreements (or similar agreements) of the Company and its Subsidiaries that are scheduled to expire prior to December 31, 2011 or that are listed on Exhibit 7.1(a)(xxiii); and

(xxiv)                not agree or commit to do any of the prohibited actions referred to in the foregoing clauses (i) — (xxiii).

(b)                                 The Purchaser acknowledges and agrees that: (i) nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Closing, (ii) prior to the Closing, the Stockholders and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Company’s and its Subsidiaries’ respective operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of the Purchaser shall be required with respect to any matter set forth in Section 7.1(a) or elsewhere in this Agreement to the extent the requirement of such consent would violate any Law.

Section 7.2                                    Access and Information.

(a)                                 Between the date hereof and the earlier of the Closing or the termination of this Agreement in accordance with ARTICLE IX hereof, subject to compliance with applicable Law and compliance with restrictions under the Confidentiality Agreements and any other binding non-disclosure or confidentiality agreement, and except as could reasonably be expected to result in disclosure of information or materials protected by attorney client, attorney work product or other legally recognized privileges or immunity from disclosure (provided, however, that the Company shall use its commercially reasonable efforts to allow for access or disclosure in a manner that does not result in a breach of any such agreement or a loss of attorney-client privilege or other immunity from disclosure, including by the provision of appropriate substitute disclosure arrangements), the Company shall, and shall cause its Subsidiaries and their respective officers, directors, employees, counsel, accountants, representatives and other agents (collectively, “Agents”) to, upon reasonable advance notice from the Purchaser and subject to reasonable coordination between Purchaser and the Company as to the timing and nature of such access (which such notice and coordination should be to and with the Company’s Chief Executive Officer, Chief Financial Officer or such other person as the Company may designate in writing from time to time), provide the Purchaser and its Agents reasonable access, during normal business hours, without interfering with the operation of the business of the Company or its Subsidiaries, to the premises, employees (including executive officers), properties (including, for the purposes of conducting non-subsurface environmental assessments), contracts, books, records and other information (including Tax Returns filed and those in preparation) of the Company and its Subsidiaries and shall cause the Company’s and its Subsidiaries’ officers to furnish to and discuss with the Purchaser and its Agents, such financial, business, technical and operating data and other information pertaining to the Company and its Subsidiaries as Purchaser may reasonably request, subject to compliance with applicable Law, including the HSR Act.  Notwithstanding anything to the contrary herein, in the event that the Purchaser and its Agents desire to initiate contact or communicate with any of the Special Affiliates, any of the employees (other than [*]), vendors or payors of the Company or its Subsidiaries, or with any other Person with a material business relationship with the Company or any of the Subsidiaries, and such contact or communication directly or indirectly relates to or is in connection with the Merger or the transactions contemplated hereby, the Purchaser shall first consult with and obtain the written consent of the Company.

(b)                                 From and after the date hereof until the Closing Date, the Company shall furnish to the Purchaser within twenty (20) Business Days after the end of each calendar month, the unaudited consolidated financial statements for such month.

(c)                                  During the period commencing on the date hereof and ending on the Closing Date, to the extent reasonably requested by the Purchaser and as permitted by applicable Law, the Company shall confer in good faith with the Purchaser regarding the general status of on-going operations of the Company and its Subsidiaries.

Section 7.3                                    Notices of Certain Events.  From the date hereof to the Closing Date, (i) the Company shall promptly notify the Purchaser of and (ii) the Purchaser shall promptly notify the Stockholder Representative of:

(a)                                 the occurrence, or failure to occur, of any event that the occurrence or failure of which, to the Company’s Knowledge, has resulted in or would reasonably be expected to result in the Company’s failure to satisfy any condition specified in ARTICLE VIII;

(b)                                 the occurrence, or failure to occur, of any event that the occurrence or failure of which, to the Purchaser’s knowledge has resulted in or would reasonably be expected to result in the Purchaser’s failure to satisfy any condition specified in ARTICLE VIII;

(c)                                  any failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder;

(d)                                 any fact, condition, occurrence or change, to the Knowledge of the Company, or to the knowledge of the Purchaser, that has had, or would reasonably be expected to have or result in, a Company Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable;

(e)                                  any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby and which is material to the transactions contemplated hereby;

(f)                                   any written notice or other communication from any Governmental Entity that is material and in connection with the transactions contemplated hereby;

(g)                                  any Litigation commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company, any of its Subsidiaries or, or to the Knowledge of the Company, a Special Affiliate, or any Stockholder that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 4.11 or Section 5.4 of this Agreement or that relates to the consummation of the transactions contemplated hereby; provided, however, that any Litigation matter (other than a Litigation matter related to the transactions contemplated hereby) involving potential monetary damages that would not reasonably be expected to exceed $500,000 shall be exempt from this clause (g); and

(h)                                 the formation of any Subsidiary or joint venture relationship not in existence on the date hereof and the entry into of any Contract with any minority owners of any new Subsidiary or joint venture.

Section 7.4                                    Exclusivity.  From and after the execution of this Agreement until the Closing or the earlier termination of this Agreement pursuant to and in accordance with ARTICLE IX, the Company and its Subsidiaries and each of the Signing Stockholders shall, and shall cause their respective Affiliates and their and their respective Affiliates’ Agents to cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to, and not to initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations or discussions of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any Person other than the Purchaser with respect to a sale of all or any material portion of the assets of the Company or any of its Subsidiaries, or a merger, consolidation, business combination, sale of all or any portion of the capital stock of the Company or any of its Subsidiaries, or the liquidation or similar extraordinary transaction with respect to the Company or any of its Subsidiaries; provided, however, that the restrictions set forth in this Section 7.4 shall not apply to any Permitted Minority Sales.  The Company shall notify the Purchaser orally (within two (2) Business Days) and in writing (as promptly as practicable) of all relevant terms of any written proposal by a third party to do any of the foregoing that the Company and its Subsidiaries, or to the Knowledge of the Company, any of their respective Affiliates or Agents (including any Stockholders) receive relating to any of such matters.  Each Signing Stockholder shall notify Purchaser orally (within two (2) Business Days) and in writing (as promptly as practicable) of all relevant terms of any written proposal by a third party to do any of the foregoing that such Signing Stockholder receives or, to its knowledge, any of its Affiliates receives.

Section 7.5                                    Further Assurances; Cooperation.  Subject to the other provisions hereof, each Party agrees to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things reasonably necessary or reasonably requested to consummate and make effective the transactions contemplated by this Agreement.  Without limiting the foregoing, the Parties shall, at any time after the Closing, execute, acknowledge and deliver any further deeds, assignments, conveyances, and other assurances, documents and instruments of transfer, as reasonably requested by the other Party or Parties hereto, and will take, or cause to be taken, any other action consistent with the terms of this Agreement that may reasonably be requested by the other Parties, for the purpose of assigning, transferring, granting, conveying, and confirming to the Purchaser, or reducing to possession, any or all interests to be conveyed and transferred by this Agreement.

Section 7.6                                    Public Announcements.  Subject to their respective legal obligations (including applicable securities laws and the rules and regulations of any stock exchange), prior to the Closing, the Company and the Purchaser shall consult with each other with respect to the timing and content of any announcement or other comment or disclosure regarding this Agreement or the transactions contemplated hereby to its respective employees, suppliers, customers or competitors, or to the financial community or the general public (including with respect to a press release that shall be jointly prepared by the Company and the Purchaser and issued following the execution of this Agreement); provided, however, that this Section 7.6 shall not restrict or limit any disclosure by (i) the Purchaser, the Company or the Stockholders to (x) their respective stockholders, limited partners, affiliated investment funds, the investors in such investment funds, or their Affiliates or (y) Governmental Entities in connection with obtaining any consent, approval, authorization or permit as required under Section 8.4(a) or Section 8.4(c) or as described in Section 4.5(b), (ii) the Purchaser, to the Purchaser’s senior management or the Purchaser’s financing sources, including in any offering memorandum or similar disclosure documents, (iii) the Company, to the Company’s senior management, lenders or Special Affiliates, or minority owners of any of the Company’s Subsidiaries, regarding this Agreement and the transactions contemplated hereby to the extent the Purchaser, the Company or the Stockholder Representative, as applicable, reasonably determines in good faith that such announcement or disclosure is necessary or advisable.

Section 7.7                                    Tax Matters.

(a)                                 Tax Returns.  The Company or (following the Closing) the Stockholder Representative shall prepare and file, or cause to be prepared and filed, all Tax Returns (including such Tax Returns filed pursuant to any valid extension of time to file and any amendments thereto) required to be filed by the Company or its Subsidiaries with respect to any Pre-Closing Period (“Pre-Closing Period Tax Returns”), and the Stockholders shall, subject to Section 7.7(j), be liable for all Taxes with respect to such Pre-Closing Period Tax Returns.  Pre-Closing Period Tax Returns shall be prepared on a basis consistent with Section 7.7(j) and the Tax Returns previously filed by the Company and its Subsidiaries, unless otherwise required by applicable Tax Law.  The Company or (following the Closing) the Stockholder Representative shall provide a copy of each such

Pre-Closing Period Tax Return to the Purchaser for the Purchaser’s review at least fifteen (15) days before such Tax Return is filed by the Company and shall consider in good faith any comments provided by the Purchaser.  The Purchaser shall, at the Purchaser’s expense, prepare and file all Tax Returns required to be filed by the Company or its Subsidiaries for all taxable periods beginning after the Closing Date (“Post-Closing Period Tax Returns”), and the Purchaser shall pay, or cause to be paid, all Taxes with respect to such Post-Closing Period Tax Returns.

(b)                                 Straddle Period Tax Returns.  The Purchaser shall, at the Purchaser’s expense, prepare and file, or cause to be prepared and filed, any Tax Returns required to be filed by the Company or its Subsidiaries for any taxable periods which include (but do not end on) the Closing Date (“Straddle Periods”) (such Tax Returns, “Straddle Period Tax Returns”) and the Purchaser shall pay, or cause to be paid, all Taxes with respect to such Straddle Period Tax Returns, subject to the Stockholders’ obligation for the Taxes of such Straddle Period attributable to the portion of the Straddle Period ending on the Closing Date, as determined in accordance with Section 7.7(c) and subject to Section 7.7(j).  Such Straddle Period Tax Returns shall be prepared on a basis consistent with Section 7.7(j) and the Tax Returns previously filed by the Company and its Subsidiaries, unless otherwise required by applicable Tax Law.  The Purchaser shall provide a copy of each Straddle Period Tax Return together with copies of any relevant supporting schedules, work papers and other documentation that are reasonably requested by the Stockholder Representative, and a sufficiently detailed statement certifying the amount of any Taxes of a Straddle Period attributable to the portion of the Straddle Period ending on the Closing Date (the “Pre-Closing Taxes”) shown on such Straddle Period Tax Returns, if any, that may be chargeable to the Stockholders (the “Tax Statement”) to the Stockholder Representative for review and comment at least fifteen (15) days before such Straddle Period Tax Return is filed (taking into account any valid extensions) and shall consider in good faith any comments provided by the Stockholder Representative.  The Purchaser and the Stockholder Representative agree to consult and resolve in good faith any objections from the Stockholder Representative with respect to the Straddle Period Tax Returns or Pre-Closing Taxes.  However, if the Purchaser and the Stockholder Representative cannot resolve any such objections, the matter shall be referred to the Arbitrator for prompt resolution.

(c)                                  Calculation of Taxes for Straddle Period Tax Returns.  Subject to Section 7.7(j), Pre-Closing Taxes for Straddle Period Tax Returns shall be calculated as though the taxable period of the Company and its Subsidiaries terminated as of the Closing Date (and, for such purpose, the Taxable period of any partnership or other pass-through in which the Company or any Subsidiary holds an interest will be deemed to terminate at such time); provided, however, that (i) in the case of a Tax not based on income, activities, events, the level of any item, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of Tax for the entire Straddle Period, multiplied by a fraction the numerator of which is the total number of days from the beginning of the Straddle Period through the Closing Date and the denominator of which is the total number of days in the Straddle Period and (ii) any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis.  All Straddle Period Tax Returns shall be prepared, and all determinations necessary to give effect to the foregoing allocations shall be made, in a manner consistent with Section 7.7(j) and the prior practice of the Company and its Subsidiaries.

(d)                                 Amendments, Modifications, Refunds, etc.

(i)                                     After the Closing Date, the Purchaser or any Affiliate, to the extent permitted by Tax Law, shall have the right to amend, modify or otherwise change (a “Tax Amendment”) all Tax Returns of the Company or its Subsidiaries for all Tax periods; provided, however, that the Stockholders shall not be liable for any increase in their respective Tax Liability (whether under this Agreement or otherwise) for any period resulting, directly or indirectly, from any such Tax Amendment to any Tax Returns.

(ii)                                  To the extent any determination of Tax Liability of the Company, whether as the result of an audit or examination, a claim for refund, the filing of an amended return or otherwise results in any refund, credit or other reduction of Taxes (“Tax Refunds”) attributable to any period which ends on or before the Closing Date or any portion thereof, any such Tax Refund shall be credited to the Stockholders, and Purchaser shall promptly pay any such Tax Refunds and the interest actually received thereon (net of any Taxes payable with respect to such Tax Refunds or interest taking into account the deductibility, if any, of such Taxes payable) to the Stockholder Representative upon receipt thereof by Purchaser.  Upon the Stockholder Representative’s reasonable determination of the availability of a Tax Refund attributable to any period (or portion thereof) which ends on or before the Closing Date, the Stockholder Representative may request that the Purchaser, the Company or any of its Affiliates file or claim a Tax Refund or file an amended Tax Return and conduct the prosecution of such claims of Tax Refund in good faith. The Purchaser shall comply with the Stockholder Representative’s request to seek a Tax Refund or file an amended Tax Return.  The Stockholders shall reimburse the Purchaser, the Company or any of its Subsidiaries for reasonable out-of-pocket costs associated with any claim for Tax Refund or any amended Tax Return filed at the request of the Stockholders.

(e)                                  Cooperation.  The Stockholder Representative, the Company and its Subsidiaries and the Purchaser shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.7, any Tax Proceeding (as defined below) and the review of any current or potential Tax Refund.  Such cooperation shall include signing any Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax Proceeding, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding or any Tax Refund and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereby.

(f)                                   Tax Proceedings.

(i)                                     This Section 7.7(f) and not Section 10.3 shall govern with respect to Tax Proceedings (as defined below).  After the Closing, the Purchaser shall promptly notify the Stockholder Representative in writing of any proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Purchaser or the Company or its Subsidiaries (“Tax Proceeding”) which, if relating to a Pre-Closing Period (or a Straddle Period Tax Return) or if determined adversely to the taxpayer or after the lapse of time, could result in an indemnification obligation of the Stockholders under this Agreement.  After the Closing, the Stockholder Representative shall promptly notify the Purchaser in writing of any Tax Proceeding relating to the Company or its Subsidiaries, notice of which is received by the Stockholders or the Stockholder Representative.  Notices required to be given by or to the Purchaser or the Stockholder Representative shall contain factual information (to the extent known to the Stockholders, Stockholder Representative, the Purchaser or the Company or its Subsidiaries, as the case may be) describing the asserted Tax Liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Entity in respect of any such asserted Tax Liability.

(ii)                                  In the case of a Tax Proceeding that relates solely to any Pre-Closing Period, but excluding any Straddle Periods, the Stockholder Representative shall have the right to direct and control the conduct of such Tax Proceeding, provided the Purchaser shall have the right to participate (at the Purchaser’s own expense) in any such Tax Proceeding.  The Purchaser’s right to participate shall include, but shall not be limited to, the right to receive copies of all correspondence from any Governmental Entity relating to such Tax Proceeding, attend meetings and review and comment on submissions relating to any Tax Proceeding, and Stockholder Representative shall consider in good faith any comments provided by the Purchaser.  The Stockholder Representative may, on behalf of the Stockholders, elect to waive the Stockholder Representative’s right under this Section 7.7(f) to direct and control any Pre-Closing Period Tax Proceeding.  Unless the Stockholder Representative notifies the Purchaser of its intent to direct and control any such Pre-Closing Period Tax Proceeding within fifteen (15) days of receipt by the Stockholder Representative of the notice of any such Tax Proceeding, the Stockholder Representative shall be deemed to have waived its right to direct and control such Pre-Closing Period Tax Proceeding.  In the event that the Stockholder Representative waives its right to direct and control such Pre-Closing Period Tax Proceeding, Purchaser shall assume control of such Tax Proceeding and the Stockholder Representative shall be liable to the Purchaser for all costs and expenses of such Tax Proceeding.  Upon such a waiver, the Stockholder Representative shall have the right to participate (at the Stockholder Representative’s own expense) in any such Tax Proceeding.  The Stockholder Representative’s right to participate shall include, but shall not be limited to, the right to receive copies of all correspondence from any Governmental Entity relating to such Tax Proceeding, attend meetings and review and comment on submissions relating to any Tax Proceeding, and the Purchaser shall consider in good faith any comments provided by the Stockholder

Representative; provided, however, that neither the Purchaser nor the Company or its Subsidiaries may settle or compromise any Tax Proceeding for any Pre-Closing Period without prior written consent of the Stockholder Representative; provided further, however, that such consent to settlement or compromise shall not be unreasonably withheld.

(iii)                               In the case of a Tax Proceeding that relates to any Straddle Periods, the Purchaser shall have the right to control the conduct of such Tax Proceeding, provided the Stockholder Representative shall have the right to participate (at the Stockholder Representative’s own expense) in any such Tax Proceeding involving any asserted Tax Liability for such Straddle Period with respect to which payment may be sought from the Stockholders pursuant to this Agreement.  The Stockholder Representative’s right to participate shall include, but shall not be limited to, the right to receive copies of all correspondence from any Governmental Entity relating to such Tax Proceeding, attend meetings and review and comment on submissions relating to any Tax Proceeding, and the Purchaser shall consider in good faith any comments provided by Stockholder Representative.  Neither the Purchaser nor the Company or its Subsidiaries may settle or compromise any Tax Proceeding for any Straddle Period that would result in an indemnification obligation of the Stockholders for Taxes under this Agreement without prior written consent of the Stockholder Representative; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed.

(g)                                  Transfer Taxes.  Notwithstanding anything to the contrary in this Agreement, (i) except as described in clause (ii) of this sentence, any sales, use, real estate transfer, stock transfer or similar transfer Tax (“Transfer Taxes”) payable in connection with the transactions contemplated by this Agreement shall be borne by the Party liable for such Transfer Taxes pursuant to applicable law and (ii) any Transfer Taxes incurred in connection with a Spinoff shall be borne by [*], any Transfer Taxes incurred in connection with a Dialysis Center Divestiture shall be borne by the [*] and any Transfer Taxes incurred in connection with a Retained Dialysis Center Distribution shall be borne by [*]. Each Party shall duly and timely prepare and file any Tax Return relating to Transfer Taxes that they are required by Law to file.

(h)                                 Actions With Respect to Taxes.  Without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, the Company and its Subsidiaries shall not change any Tax election or entity classification status of the Company or any of its Subsidiaries, change an annual Tax accounting period, change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course), if such election, adoption, change, amendment, agreement, settlement, surrender or consent would have the effect of increasing the Tax liability of the Company or its Subsidiaries for any period or decreasing any Tax attribute of the Company or its Subsidiaries that would exist on the Closing Date.

(i)                                     Tax Sharing Agreements.  All tax sharing agreements or similar agreements (other than commercial agreements not primarily relating to Taxes) with respect to or involving the Company or its Subsidiaries, except for such agreements and arrangements solely with respect to or involving the Company and or its Subsidiaries, shall be terminated as of the Closing Date and, after the Closing Date, no such party shall be bound thereby or have any Liability thereunder.

(j)                                    Certain Tax Matters.  Notwithstanding anything to the contrary in this Agreement, the Stockholders shall have no Liability or other obligation with respect to Taxes of the Company or any of its Subsidiaries attributable (determined on a “with or without” basis) to the Divestiture/Spinoff Transactions.  Further, (i) any Liability of the Stockholders hereunder with respect to Taxes and the right of the Stockholders to any Tax Refunds (including pursuant to clause (ii)) shall be based on the Calculation Principles and (ii) to the extent that a Tax Refund for a Pre-Closing Period (or the portion of any Straddle Period through the end of the Closing Date) would be available (including by way of an amended Tax Return, a carryback claim or otherwise) if the Divestiture/Spinoff Transactions did not occur, the Purchaser shall promptly pay the amount of such Tax Refund to the Stockholder Representative (or its designee) upon determination that such Tax Refund would be available.  Purchaser shall provide the Stockholder Representative with information and cooperation necessary to make such determination.  With respect to the sale, distribution or other disposition of (x) the Retained Dialysis Centers and Divested Dialysis Centers, the Tax Returns of the Company and its Subsidiaries shall report an amount realized based on the purchase price for the Retained Dialysis Centers and Divested Dialysis Centers and (y) the Spinoff Subsidiaries, the Tax Returns of the Company and its Subsidiaries shall report an amount realized treating the gross fair market value of the assets acquired in the Spinoff as equal to the Spinoff Amount with respect to the relevant Spinoff Subsidiary.  The Stockholders shall have no Liability or other obligation under this Agreement if a Tax Proceeding determines that the amount realized with respect thereto should be treated as a higher amount.  The Pre-Closing Benefits shall not be reported in a post-Closing Tax period and shall be reported in Pre-Closing Periods (or the portion of any Straddle Period ending on the Closing Date).  Notwithstanding anything to the contrary in this Agreement, any items of income or gain and Liability for Taxes attributable to actions taken by the Company or its Affiliates on the Closing Date but after the Closing shall be treated as occurring in a post-Closing Tax period.

(k)                                 No Section 338 Election; Carrybacks.  No election under Section 338(g) of the Code, or any similar provision of state, local or foreign Law, may be made with respect to the purchase of Shares or other transactions contemplated by this Agreement.  Neither the Purchaser, the Company nor any of their Affiliates will elect to waive the carryback of any Tax attribute (including net operating and other losses) of the Company or any of its Subsidiaries.

Section 7.8                                    Directors and Officers; Indemnification and Insurance.

(a)                                 Purchaser and the Company agree that, to the maximum extent permitted by the laws of the State of Delaware or any other applicable Laws, (i) all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring prior to the Closing Date now existing in favor of the current or former directors, officers or employees of the Company or any of its Subsidiaries, including as provided in the Certificate of Incorporation and By-laws of the Company or in any agreements between the Company or any of its Subsidiaries and any current or former directors, officers or employees of the Company identified in Section 4.13 of the Company Disclosure Schedule, will survive the Closing and will continue in full force and effect in accordance with their respective terms for a period of not less than six years after the Closing Date (or, in the case of any agreement, in accordance with its terms), (ii) all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring prior to the Closing Date now existing in favor of the current or former directors, officers or employees of the Company shall be presently vested contractual rights and shall not hereafter be eliminated or limited in any way whatsoever, and (iii) with respect to any right to indemnification or advancement of expenses for acts or omissions occurring prior to the Closing Date, the Company shall be the indemnitor of first resort, responsible for all such indemnification or advancement, without regard to any right to indemnification or advancement that any director, officer or employee of the Company may have from any direct or indirect shareholder of the Company (or any affiliate of such shareholder) and without right to seek subrogation, indemnity or contribution.

(b)                                 As of or prior to the Closing, the Purchaser shall purchase, or cause the Surviving Corporation to purchase, “tail” coverage for a period of six (6) years following the Closing Date under the directors and officers liability insurance policy of the Company, as in effect on the date of this Agreement (the “Tail D&O Policy”), with coverage (including terms, conditions, retentions and limitations of liability) at least as favorable as the coverage under the existing Company policy.  This Section 7.8 shall be for the benefit of, and shall be enforceable by, the current or former directors, officers and employees of the Company, and their respective heirs, executors, administrators and estates.

(c)                                  Notwithstanding anything set forth herein to the contrary, in the event of any conflict or other inconsistency between any of the provisions set forth in this Section 7.8, on the one hand, and Section 7.11, on the other hand, the terms of this Section 7.8 shall control.

Section 7.9                                    Antitrust Approvals.

(a)                                 As promptly as reasonably practicable following the execution of this Agreement, each of the Purchaser and the Company (so far as it is legally bound to do so) shall make, or shall cause its ultimate parent entity (as that term is defined in the HSR Act) to make, all pre-transaction notification filings required under the HSR Act, and required under any other applicable Antitrust Laws (which shall be made no later than ten (10) Business Days after the date hereof or on such other subsequent date as the Purchaser and the Company mutually agree or the earlier date required by the applicable

Law).  Each of the Purchaser, on the one hand, and the Company, on the other hand, shall: (i) cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any required filings under the HSR Act or any applicable Antitrust Laws; and (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to any Antitrust Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated hereby and in a manner that protects attorney-client or attorney work product privilege.  Further, without limiting the obligations stated in this Section 7.9(a), the Purchaser and the Company shall each use its reasonable best efforts to respond to and comply with any request for information regarding the transactions contemplated hereby or filings under the HSR Act or any applicable Antitrust Laws from any Antitrust Authority.  Neither the Purchaser, on the one hand, nor the Company, on the other hand, shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement, at the behest of any Governmental Entity or otherwise, without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)                                 Without limiting the generality of the foregoing, each of the Purchaser and the Company shall provide to the other (or the other party’s outside counsel) upon request copies of all correspondence between such party and any Antitrust Authority relating to the transactions contemplated by this Agreement.  The Purchaser and the Company may, as each reasonably deems advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.9(b) as “clean room only,” “confidential material” or as “competitively sensitive information,” in accordance with the Confidentiality Agreements.  Such materials and the information contained therein shall be given only to outside counsel or senior management of the recipient, subject to compliance with applicable Law, and will not be disclosed by such outside counsel or senior management to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.  Subject to applicable Law, the Purchaser and the Company will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Antitrust Authority regarding the transactions contemplated by this Agreement by or on behalf of any such party.

(c)                                  The Purchaser and the Company will, with the exception of the payment of the filing fees pursuant to the HSR Act in accordance with Section 11.13, at their own expense, use their reasonable best efforts to obtain all required approvals from any Antitrust Authority, including approval under the HSR Act, and to avoid or eliminate each and every other impediment to Closing under the HSR Act as expeditiously as possible.

(d)                                 Subject to the other obligations of the Parties as set forth in this Section 7.9, in no event shall the Company and the Signing Stockholders, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), (i) agree to sell, divest, dispose of or hold separate any assets or businesses of the Company or any of its Subsidiaries, or otherwise take or commit to take any action that could reasonably be anticipated to limit the Company or its Subsidiaries’ freedom of action with respect to, or their ability to retain, one or more Subsidiaries, businesses, product lines, assets or affiliations with any Special Affiliates, or (ii) agree or otherwise become subject to any restrictions, conditions, limitations, licensing requirements, or other understandings on or with respect to the assets or the operation of the business of the Company, any of its Subsidiaries or any Special Affiliate (other than, with respect to this clause (ii), as any of the foregoing may arise in the Ordinary Course of Business.

(e)                                  If in connection with obtaining one (1) or more required approvals from any Antitrust Authority, the Purchaser is prohibited from acquiring any of the Dialysis Centers of the Company and its Subsidiaries, then the Company shall use its reasonable best efforts to assist the Purchaser in its efforts to, at its option, either (i) market and sell any such Dialysis Centers (the “Divested Dialysis Centers”) to a third party (the “Dialysis Centers Divestiture”), or (ii) sell such Dialysis Centers (the “Retained Dialysis Centers”) to a newly formed entity (“Retained Dialysis Centers Co.”) owned directly by one (1) or more of the Stockholders or their Affiliates (the “Retained Dialysis Centers Distribution”) in exchange for the Retained Dialysis Centers Amount, or any combination thereof.  In connection with the Dialysis Centers Divestiture (but subject to Section 10.2(d)), the Parties agree that (i) the Purchaser and the Company and their respective counsel shall have primary responsibility for the preparation and negotiation of the transaction terms (including price), conditions, agreements and documentation (the “Divestiture Agreements”), subject to compliance with applicable Law, and (ii) at the Purchaser’s reasonable request, the Company shall cause the Company and the Company’s management to take all actions reasonably required at the direction of the Purchaser to (A) participate in the marketing and sale process for the Dialysis Centers Divestiture, including the preparation of due diligence information, the answering of questions from potential purchasers, the preparation of marketing materials and participation in management presentations, and (B) execute the Divestiture Agreements on the terms and conditions (including price) negotiated and documented in the Divestiture Agreements by the Purchaser, the Company and their respective counsel, it being acknowledged and agreed by the Purchaser that none of the Stockholders shall have any liability or obligation to the buyer(s) thereunder pursuant to such divestiture agreements other than with respect to any post-closing restrictive covenants entered into in connection therewith so long as they are no more restrictive than the restrictive covenants set forth herein.  In connection with the Retained Dialysis Centers Distribution, the Company shall prepare all required documentation to implement the Retained Dialysis Centers Distribution (including with respect to employment matters involving employees of the Company and its Subsidiaries, as to which the Purchaser and the Company shall reasonably cooperate), which documentation shall not contain any restrictive covenants against Retained Dialysis Centers Co. in respect of non-competition or non-solicitation purporting to restrict the activity of any Retained Dialysis Center (it being acknowledged that this sentence shall not limit the restrictions contained in Section 7.12), but which shall otherwise be subject to the Purchaser’s prior written approval (such approval not to be unreasonably withheld, delayed or otherwise conditioned), and execute all such documentation to effect the Retained Dialysis Centers Distribution.  If a Retained

Dialysis Centers Distribution is to take place, such transaction shall be consummated immediately prior to the Closing of the transactions contemplated hereby.  If a Dialysis Centers Divestiture is to take place, and is required by applicable Law to take place prior to the Closing, such transaction shall be consummated immediately prior to the Closing of the transactions contemplated hereby.

Section 7.10                             [*].

Section 7.11                             Release.

(a)                                 Subject to Section 7.8 and excluding, in all instances, any claims relating to or arising out of this Agreement, the Ancillary Documents and the transactions contemplated thereby (in all cases to the extent expressly provided in ARTICLE X below), effective as of the Closing, (i) each Designated Stockholder, solely in its capacity as an equityholder of the Company and solely as it relates to matters arising in connection therewith, on behalf of itself and its successors, assigns, heirs, beneficiaries, creditors, Agents, trustees and Affiliates (the “Stockholder Releasing Parties”), and (ii) each of the Purchaser, the Company, and each of the Company’s Subsidiaries, on behalf of itself and its respective successors, assigns, creditors, Agents, trustees, and Affiliates (the “Company Releasing Parties” and together with the Stockholder Releasing Parties, the “Releasing Parties”), hereby fully, finally and irrevocably releases, acquits and forever discharges (x) in the case of the Stockholder Releasing Parties, the Purchaser, the Company and each of its Subsidiaries and Special Affiliates and each such Person’s successors, assigns, Affiliates and Agents (the “Company Released Parties”), and (y) in the case of the Company Releasing Parties, each Management Stockholder (as relates to such Management Stockholder’s capacity as an equityholder, officer, director, manager and employee of the Company or any of its Subsidiaries), each Designated Stockholder (solely as it relates to such Designated Stockholder’s capacity as an equityholder of the Company), each other officer, director and manager of the Company or any of its Subsidiaries in any such capacity, and each such foregoing Person’s successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, Affiliates and Agents (the “Stockholder Released Parties,” collectively, the “Released Parties”), of and from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, and compensation of every kind and nature whatsoever, past, present or future, whether known or unknown, contingent or otherwise, suspected or unsuspected, at law or in equity, which the Stockholder Releasing Parties, or any of them, on the one hand, and which the Company Releasing Parties, or any of them, on the other hand, had, has or may have had at any time in the past until and including the Closing Date, against the Company Released Parties, or any of them (in the case of the Stockholder Releasing Parties and solely in their capacity as equityholders of the Company and solely as relates to matters arising in connection therewith), or the Stockholder Released Parties, or any of them (in the case of the Company Releasing Parties and solely (x) with respect to each Management Stockholder, in his capacity as an equityholder, officer, director, manager and employee of the Company or any of its Subsidiaries, (y) with respect to each Designated Stockholder, in such Designated Stockholder’s capacity as an equityholder of the Company and (z) with respect to each other officer, director and manager of the Company or any of its Subsidiaries, in any such capacity), which relate to or arise out of any such Released Party’s prior or existing relationship with the Company, any of its Subsidiaries or any of their respective predecessors or Affiliates and including claims pending on, or asserted after, the Closing Date (collectively, “Causes of Action”).  For the sake of clarity, Causes of Action shall not include and may be made against (without the foregoing serving to release) (i) any of the current or former directors, officers or employees of the Company or any of its Subsidiaries from any Liability such Persons may have to the Company or any Subsidiary as a result of such Person’s deliberate fraud, intentional misconduct, embezzlement, larceny, misappropriation or similar crimes and misdemeanors or (ii) the Company or any of its Subsidiaries for any wages, accrued benefits or similar amounts owed to any employee of the Company or any of its Subsidiaries through the Closing Date.

(b)                                 Each Stockholder Releasing Party and each Company Releasing Party, as the case may be, hereby represents to the Company Released Parties (in the case of each Stockholder Releasing Party) and to the Stockholder Released Parties (in the case of each Company Releasing Party) that such Releasing Party (i) has not assigned any Causes of Action against such Released Party, (ii) fully intends to release all Causes of Action against such Released Parties including unknown and contingent Causes of Action, and (iii) has consulted with counsel with respect to the execution and delivery of this Release and has been fully apprised of the consequences hereof.

(c)                                  Each Stockholder Releasing Party and each Company Releasing Party, as the case may be, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Company Released Parties (in the case of each Stockholder Releasing Party) and any of the Stockholder Released Parties (in the case of each Company Releasing Party), based upon any Causes of Action.  Each Stockholder Releasing Party and each Company Releasing Party, as the case may be, further agrees that, in the event such Releasing Party brings a claim or charge covered by this Section 7.11 or does not dismiss and withdraw any claim covered by this Section 7.11 in which such Releasing Party seeks damages or any other relief against any Company Released Party (in the case of each Stockholder Releasing Party) or any Stockholder Released Party (in the case of each Company Releasing Party), or in the event such Releasing Party seeks to recover against any such Released Party in any claim brought by a Governmental Entity on such Releasing Party’s behalf, the release in this Section 7.11 shall serve as a complete defense to such claims or charges.

(d)                                 This Section 7.11 shall be for the benefit of, and shall be enforceable by, each Released Party.

Section 7.12                             Non-Competition; Non-Solicitation.  As a condition precedent to the Purchaser’s obligations to enter into and perform its obligations under this Agreement:

(a)                                 Each Management Stockholder, on his or its own behalf and on behalf of his or its Affiliates, agrees that for a period equal to [*] after the Closing Date (the “Non-Competition Period”), he/it, and his/its Affiliates, shall not, directly or indirectly, either for himself/itself or for any other Person, participate in an enterprise that is located anywhere within [*] of any Transferred Center in the business of selling or providing dialysis and/or nephrology services.  For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, manager, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, shareholder, owner or otherwise; provided, however, that (i) the term “participate” shall not include either ownership of [*] or less of the stock of a publicly held corporation whose stock is traded on a nationally or internationally recognized securities exchange, automated dealer quotation system or in a United States or foreign over-the-counter-market, and (ii) the restrictions set forth in this Section 7.12 shall not apply to any Management Stockholder’s participation (A) [*] or (B) [*].

(b)                                 Each Management Stockholder, on his own behalf or on behalf of his Affiliates, agrees that for a period equal to [*] after the Closing Date (the “Non-Solicitation Period”), he shall not, directly or indirectly, either for himself or for any other Person:

(i)                                     solicit for employment or hire [*] (collectively, the “Non-Solicitation Group”), [*].

(ii)                                  solicit or conduct business in the field of dialysis or nephrology services with any current medical director of the Company or any its Subsidiaries or Dialysis Centers, or any current employees or medical directors of the Purchaser, the Purchaser’s Affiliates, the Company or any of its Subsidiaries or minority owned joint ventures, or interfere with any transaction, agreement or business relationship between the Company or any of its Subsidiaries or minority joint ventures, on the one hand, and any of the foregoing Persons, on the other hand, existing at any point on or prior to the Closing Date; [*].

(c)                                  Each Non-Solicitation Stockholder, on his own behalf or on behalf of his Controlled Affiliates, agrees that for a period equal to the Non-Solicitation Period, he shall not, directly or indirectly, either for himself or for any other Person solicit for employment or hire any member of the Non-Solicitation Group; [*].

(d)                                 The Parties hereby acknowledge and agree that the term “current”, as used in this Section 7.12 in reference to any Person means that such Person is or was, [*], employed by, a Special Affiliate of, or an independent contractor of, any of the Purchaser, the Company or any of the Company’s Subsidiaries, Dialysis Centers or joint ventures.

(e)                                  Each Management Stockholder and Non-Solicitation Stockholder agrees on his/its own behalf and on behalf of his/its Affiliates, that the covenants set forth in this Section 7.12 impose a reasonable restraint on him or it in light of the activities and business of the Company and its current plans.

(f)                                   Each Management Stockholder and Non-Solicitation Stockholder, severally and not jointly with any other Person, recognizes and affirms that in the event of breach of any of the provisions of this Section 7.12, money damages would be inadequate and that the Purchaser would have no adequate remedy at law.  Accordingly, each Management Stockholder and Non-Solicitation Stockholder, severally and not jointly with any other Person, agrees that the Purchaser shall have the right, in addition to any other rights and remedies existing in their favor, to enforce its rights and the Management Stockholder’s and Non-Solicitation Stockholder’s obligations under Section 7.12 not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief, without any requirement or obligation to post a bond or to prove damages, in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 7.12 (including, without limitation, the extension of the Non-Competition Period and/or Non-Solicitation Period by a period equal to (i) the length of any violation of Section 7.12(a), Section 7.12(b) or Section 7.12(c), as applicable, plus (ii) the length of any Litigation necessary to stop such violation).  In the event of a breach or violation by a Management Stockholder or Non-Solicitation Stockholder of any of the provisions of

Section 7.12(a), Section 7.12(b) or Section 7.12(c), as applicable, the running of the Non-Competition Period and Non-Solicitation Period, as applicable, shall be tolled with respect to such breaching Management Stockholder or Non-Solicitation Stockholder during the continuance of any actual breach or violation.

(g)                                  Notwithstanding anything set forth herein to the contrary, the Parties acknowledge and agree that, (i) effective as of the Closing, the restrictions set forth in this Section 7.12 supersede and replace in their entirety any other restrictive covenants in respect of or otherwise relating to non-competition or non-solicitation between the Management Stockholders, on the one hand, and the Purchaser, the Company and/or any of their respective Affiliates, on the other and (ii) none of the restrictions set forth in this Section 7.12 shall in any way restrict any of the activities of any dialysis centers identified in Section 7.12 of the Company Disclosure Schedule as to which [*], provided that (A) [*] and (B) [*].

“Controlled Affiliates” means, for the purposes of this Section 7.12, Affiliates of which the applicable Stockholder possesses the power to direct or cause the direction of the management and policies of such Affiliate, which in the case of an entity, shall mean the power to vote fifty percent (50%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers of such Affiliate; [*].

Section 7.13                             Regulatory Spinoff.  If the conditions to Closing set forth in ARTICLE VIII of this Agreement have not been satisfied or waived (other than with respect to actions the respective Parties will take at the Closing itself) solely due to the failure of the Parties to obtain the consent of Governmental Entities of one or more U.S. States to the transactions contemplated hereby (the “Consent States”), then the Parties shall spinoff the Subsidiaries of the Company operating in such Consent States (the “Spinoff Subsidiaries”) in order to permit the satisfaction of such Closing conditions (the “Spinoff”); provided, however, the Purchaser may elect to delay the Spinoff (and the Closing) until February 28, 2012 if it reasonably believes such outstanding consents will be obtained on or prior to such date.  In the event of the Spinoff, then the Stockholders and the Company shall form a new entity (“Spinco”) to be owned directly by the Stockholders on a pro rata basis consistent with their ownership interest in the Company (on a fully diluted basis) to acquire and hold the Spinoff Subsidiaries and [*].

Section 7.14                             Confidentiality.  The Purchaser agrees to be bound by and comply with the terms of the Confidentiality Agreements, which are hereby incorporated into this Agreement by reference and shall continue in full force and effect, such that the information obtained by any Party to this Agreement, or its officers, employees, agents or representatives, during any investigation conducted pursuant to Section 7.2 (Access and Information) or in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or otherwise, shall be governed by the terms of the Confidentiality Agreements.  Except as permitted by the terms of such Confidentiality Agreements (as if the Stockholders were a party thereto), the Stockholders will not, and will cause their Affiliates and representatives not to, directly or indirectly, disclose to any third party any confidential or proprietary information of the Company and its Subsidiaries, provided, however, that the foregoing restriction shall not prohibit any disclosure required by any applicable legal requirement, so long as, to the extent legally permissible, such Stockholder provides Purchaser with reasonable prior notice of such disclosure and a reasonable opportunity to seek an appropriate protective order.

Section 7.15                             New York Clinics.  From and after the date hereof, [*] with respect to any limited liability company interests that he or his Affiliates hold in (i) Liberty Newburgh Holdings, LLC, a Delaware limited liability company, (ii) Liberty Syracuse, LLC, a New York limited liability company, (iii) Mercer Fishkill, LLC, a Delaware limited liability company, and (iv) Vestal Healthcare, LLC, a New York limited liability company, (v) Fishkill Dialysis Center LLC, a New York limited liability company, (vi) SJLS LLC, a New York limited liability company, and (vii) LSL Newburgh LLC, a New York limited liability company agrees that he shall not, and shall cause his Affiliates not to, directly or indirectly sell, assign or transfer any such limited liability company interests (or other equity interests into which such limited liability interests are converted or exchanged) or any of the assets held or used in connection with the business operated by such companies except as expressly provided for in the terms and conditions of the option agreements identified in Section 7.15 of the Company Disclosure Schedule, including the actual price to be paid for such interests (the “Option Agreements”) or as may be directed by the Purchaser in writing in accordance with applicable Law.  [*] also acknowledges and agree that from and after the date hereof, he shall take, and shall cause their Affiliates to take as necessary, all commercially reasonable actions and to do, or cause to be done, as promptly as practicable, all things reasonably necessary or reasonably requested to transfer such limited liability company interests (or other equity interests into which such limited liability interests are converted or exchanged) in accordance with the Option Agreements or, so long as not detrimental to [*], as may be directed by the Purchaser in writing in accordance with applicable Law, including seeking the approval of any Governmental Entities, provided that any such transfer shall only take place on or after the Closing Date.

Section 7.16                             [Intentionally Omitted].

Section 7.17                             Specified Indebtedness.  The Company and each of its direct and indirect wholly-owned Subsidiaries shall, immediately prior to the Closing, repay the Indebtedness, if any, owed by such Person to any direct or indirect non-wholly-owned Subsidiary of the Company.

ARTICLE VIII
CLOSING

Section 8.1                                    Closing.  The Closing will take place at the offices of Baker & McKenzie located at 1114 Avenue of the Americas, New York, New York 10036, at the Effective Time which shall occur on the date that is the later of:  (i) January 3, 2012, or (ii) the tenth Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or at such time and on such date as the Purchaser and the Stockholder Representative may mutually determine.

Section 8.2                                    Company Closing Deliveries.  At the Closing, the Company shall deliver, or cause to be delivered, to the Purchaser and the Escrow Agent, as applicable, the following documents:

(a)                                 Letters of Transmittal from each of the Signing Stockholders, and any additional Letters of Transmittal provided to the Company by the other Stockholders;

(b)                                 a certificate, dated as of the Closing Date, of the Chief Executive Officer of the Company and the Stockholder Representative (as to the Signing Stockholders only), certifying that the conditions set forth in Section 8.5(a), Section 8.5(b), Section 8.5(c) and Section 8.5(e) have been satisfied;

(c)                                  the Escrow Agreement duly executed by the Stockholder Representative;

(d)                                 customary evidence in writing of the consents or waivers of the third parties to those Company Contracts set forth on Exhibit 8.2(d) hereto, and all such consents and waivers shall be in full force and effect;

(e)                                  resignations of the executive officers and directors of the Company and each of its Subsidiaries, except for resignations of any such executive officers and directors in respect of whom the Purchaser notifies the Stockholder Representative, at least five (5) days prior to Closing, that no such resignation is required;

(f)            the Closing Statement;

(g)           a duly executed certification and associated notice to the Internal Revenue Service meeting the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), substantially identical to the form attached hereto as Exhibit 8.2(g), to the effect that an interest in the Company is not a U.S. real property interest;

(h)           certificate of the Secretary of the Company, dated as of the Closing Date, certifying that attached thereto are accurate and complete (i) copies of the Certificate of Incorporation, certified as of a recent date by the Secretary of State of the State of Delaware, and the Bylaws; (ii)  incumbency certificates of the officers of the Company who are signatories to this Agreement and any Company Ancillary Documents; (iii) resolutions of the Board of Directors of the Company, that are in full force and effect without modification or amendment, approving and authorizing the execution, delivery and performance of this Agreement and the Company Ancillary Documents and the transactions contemplated hereby and thereby; and (iv) a good standing certificate as of a recent date that the Company and each Subsidiary of the Company is in good standing in its jurisdiction of organization;

(i)            customary written evidence that each of (A) the Company Stockholders’ Agreement (other than with respect to Section 3 thereof), (B) the Management Stockholder Employment Agreements and (C) the Management Agreement have been terminated in accordance with their terms;

(j)            customary payoff letters from each lender owed any Closing Date Indebtedness (other than any Indebtedness identified on Exhibit 8.2(j)) to evidence the repayment in full of all such Closing Date Indebtedness and the termination and release in full of all Liens relating thereto;

(k)           a receipt from the Paying Agent evidencing its receipt of the Closing Stockholder Consideration;

(l)            the Data Room DVD;

(m)          [*];

(n)           [Intentionally Omitted];

(o)           updated copies of Sections 4.1(b)(iii), 4.3(a), and 4.4 of the Company Disclosure Schedule; provided, however, that such updated Sections of the Company Disclosure Schedule shall not cure any breaches in such representations and warranties as of the date hereof; and

(p)           spousal consents from the spouses of [*] and [*] in the form attached hereto as Exhibit 8.2(p).

Section 8.3            Purchaser Closing Deliveries.  At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Company, the Stockholders, or the Escrow Agent, as applicable, the following documents:

(a)           to the Paying Agent the Closing Stockholder Consideration (less the Section 3.11 Payment);

(b)           to the Company, the Aggregate Option Closing Consideration;

(c)           the other amounts required to be paid at Closing pursuant to Section 3.7 of this Agreement paid and delivered in accordance therewith;

(d)           the Escrow Amount paid and delivered in accordance with Section 3.5 and Section 3.7 of this Agreement;

(e)           a certificate, dated as of the Closing Date, of an executive officer of the Purchaser, certifying that the conditions set forth in Section 8.6(a) and Section 8.6(b) have been satisfied; and

(f)            the Escrow Agreement duly executed by the Purchaser.

Section 8.4            Conditions to Each Party’s Obligations to Effect the Transaction.  The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in whole or in part by the Party being benefited thereby, to the extent permitted by applicable Law:

(a)           HSR Act.  The applicable waiting periods, together with any extensions thereof, under the HSR Act or other applicable Antitrust Laws shall have expired or terminated.

(b)           Injunction.  There shall be no effective injunction, writ or any order of any nature issued by a Governmental Entity of competent jurisdiction that prohibits the consummation of the Merger or otherwise makes the consummation of the Merger illegal.

(c)           Governmental Consents.  The consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entities set forth in Section 8.4(c) of the Company Disclosure Schedule shall have been obtained or made, without any material limitation, restriction or condition.

Section 8.5            Conditions to the Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any or all of which may be waived in whole or part by the Purchaser to the extent permitted by applicable Law:

(a)           Representations and Warranties.  Other than any representation or warranty made in respect of any [*], (i) the representations and warranties set forth in ARTICLE IV and ARTICLE V (other than as expressly set forth in Section 8.5(a)(ii) hereof), disregarding for the purposes of this Section 8.5(a)(i) any materiality or Company Material Adverse Effect qualifications in such representations and warranties, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that expressly relate to a specific date, in which case such representations and warranties shall have been true and correct as of such specific date), except in the case of this Section 8.5(a)(i), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, constitute a Company Material Adverse Effect, and (ii) the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Capital Stock), Section 4.4 (Subsidiaries), Section 4.8 (Financial Statements; Receivables), Section 5.1 (Organization and Authorization) and Section 5.3 (Ownership of Equity) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that expressly relate to a specific date, in which case such representations and warranties shall have been true and correct as of such specific date, or those which are qualified by materiality or Material Adverse Effect which must be true and correct in all respects).  To the extent a [*] is to or has occurred, any breaches of representations and warranties relating solely to such [*] shall be disregarded for the purposes of determining whether or not the condition set forth in this Section 8.5(a) has been satisfied.

(b)           Performance of Obligations.  The Company, the Stockholder Representative and the Signing Stockholders shall have performed in all material respects all covenants and agreements required to be performed by them hereunder at or prior to the Closing.

(c)           No Material Adverse Effect.  Between the date hereof and the Closing Date, no state of facts, change, event, effect, condition, circumstance or occurrence shall have had or would reasonably be expected to have a Company Material Adverse Effect, other than (i) any such state of facts, change, event, effect, condition, circumstance or occurrence which has been taken into account and are specifically described in the Company’s 2011 budget attached hereto as Exhibit 8.5(c), and (ii) any such state of facts, change, event, effect, condition, circumstance or occurrence set forth in Sections 4.9, 4.10 or 7.1(a) of the Company Disclosure Schedule, but only to the extent such state of facts, change, event, effect, condition, circumstance or occurrence are specifically described in such sections of the Company Disclosure Schedule.

(d)           Company Closing Deliveries.  The Company shall have delivered, or caused to be delivered, to the Purchaser the documents and deliverables listed in Section 8.2 hereof.

(e)           [Intentionally Omitted].

(f)            [Intentionally Omitted].

(g)           Stockholder Approval.  The Stockholder Approval for the Merger shall have been obtained and be in full force and effect.

Section 8.6            Conditions to the Obligations of the Company and the Stockholders.  The obligations of the Company and the Stockholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in whole or in part by the Stockholder Representative to the extent permitted by applicable Law:

(a)           Representations and Warranties.  (i) The representations and warranties set forth in ARTICLE VI (other than as expressly set forth in Section 8.6(a)(ii) hereof), disregarding for the purposes of this Section 8.6(a)(i) any materiality or Purchaser Material Adverse Effect qualifications in such representations and warranties, shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that expressly relate to a specific date, in which case such representations and warranties shall have been true and correct as of such specific date), except in the case of this Section 8.6(a)(i), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, constitute a Purchaser Material Adverse Effect, and (ii) the representations and warranties set forth in Section 6.1 (Organization) and Section 6.2 (Authorization) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that expressly relate to a specific date, in which case such representations and warranties shall have been true and correct as of such specific date).

(b)           Performance of Obligations.  The Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it hereunder at or prior to the Closing.

(c)           Purchaser Closing Deliveries. The Purchaser shall have delivered, or caused to be delivered, to the Company and the Stockholders the documents listed in Section 8.3 hereof.

Section 8.7            Frustration of Closing Conditions.  None of the Company, any Stockholder or the Purchaser may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 8.4, Section 8.5 or Section 8.6, as the case may be, to be satisfied if such failure was caused solely by such Party’s breach of any provision of this Agreement or failure to use commercially reasonable efforts (or such efforts as otherwise expressly required by this Agreement) to consummate the Merger and the other transactions contemplated hereby.

ARTICLE IX
TERMINATION

Section 9.1            Right to Terminate.  This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of the Stockholder Representative and the Purchaser;

(b)           by either the Stockholder Representative or the Purchaser, by written notice delivered to the other Party, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and nonappealable; provided, however, the right to terminate this Agreement pursuant to this clause (b) shall not be available to a Party if such Party directly or indirectly initiated such proceeding, directly or indirectly took any action in support of such proceeding or such proceeding was otherwise primarily caused by or resulted from, the failure of such Party to perform any of its obligations under this Agreement;

(c)           by the Purchaser, by written notice to the Stockholder Representative, if (i) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement by the Company, the Stockholders or the Stockholder Representative that would, individually or in the aggregate, result in a failure of a condition set forth in Section 8.5(a) or Section 8.5(b) on any date prior to the Closing Date (it being understood that, for purposes of this Section 9.1(c), such date prior to the Closing Date shall be substituted for the Closing Date in determining whether the conditions contained in Section 8.5(a) or Section 8.5(b) have been satisfied) and (ii) such breach has not been cured within fifteen (15) days after written notice is provided to the Stockholder Representative of such breach; provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured; provided further, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if Purchaser is in breach of any representations, warranties, covenants or other agreements hereunder that would result in any of the conditions to Closing set forth in Section 8.4 or Section 8.6 not being satisfied;

(d)           by the Stockholder Representative, by written notice to the Purchaser, if (i) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement by the Purchaser that would, individually or in the aggregate, result in a failure of a condition set forth in Section 8.6(a) or Section 8.6(b) on any date prior to the Closing Date (it being understood that, for purposes of this Section 9.1(d), such date prior to the Closing Date shall be substituted for the Closing Date in determining whether the conditions contained in Section 8.6(a) or Section 8.6(b) have been satisfied) and (ii) such breach has not been cured within fifteen (15) days after written notice is provided to the Purchaser of such breach; provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured; provided further, that the Stockholder Representative shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if Company or the Stockholders are in breach of any representations, warranties, covenants or other agreements hereunder that would result in any of the conditions to Closing set forth in Section 8.4 or Section 8.5 not being satisfied;

(e)           by either the Stockholder Representative or the Purchaser, if the Merger shall not have been consummated on or before 5:00 p.m. local time in New York, New York on the earlier of: (i) May 31, 2012, or (ii) the tenth Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), but no sooner than January 3, 2012; provided, however, that (i) the Purchaser shall only have the right to terminate this Agreement under this Section 9.1(e) if at such time (x) the Company or any Signing Stockholder has breached this Agreement and such breach has resulted in the Company’s failure to satisfy any condition within its control specified in Section 8.4 or Section 8.5 or (y) a Company Material Adverse Effect has occurred and is then continuing and (ii) the Stockholder Representative shall only have the right to terminate this Agreement under this Section 9.1(e) if at such time the Company is not then in breach of any covenant set forth in this Agreement within its control that has resulted in the Company’s failure to satisfy any condition within its control specified in Section 8.4 or Section 8.5; or

(f)            by the Stockholder Representative, if the Merger shall not have been consummated before 5:00 p.m. local time in New York, New York on December 31, 2012.

Section 9.2            Effect of Termination and Abandonment.

(a)           In the event of termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to this ARTICLE IX, this Agreement shall become void and of no effect with no Liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, no such termination shall relieve any Party hereto of any Liability or damages resulting from (i) its deliberate fraud or willful misrepresentation of any representations or warranties contained in this Agreement or (ii) its breach of any covenant or agreement contained in this Agreement prior to the time of such termination; and provided further, the Confidentiality Agreements and the provisions of Section 7.6, Section 7.14, Section 11.1, Section 11.3, Section 11.5, Section 11.6, Section 11.7, Section 11.8, Section 11.10, Section 11.11, Section 11.12 and Section 11.13 (the second proviso only) and this Section 9.2 shall survive any such termination and shall remain in effect.

ARTICLE X
INDEMNIFICATION; REMEDIES

Section 10.1          Indemnification of the Purchaser Indemnified Parties.  Subject to the other provisions of this ARTICLE X (including Section 10.2(d)), Section 7.7(j) and Section 7.7(g), from and after the Closing, the Stockholders shall indemnify, reimburse, defend and hold harmless the Purchaser Indemnified Parties from and against any and all direct or indirect Losses incurred, resulting or arising from:

(a)           any breach or inaccuracy of any Fundamental Representations and Warranties;

(b)           [Intentionally Omitted];

(c)           (i) any willful breach prior to the Closing (i.e., an act taken with the actual knowledge that such act would cause a breach) by the Company or any of its Subsidiaries of any of (w) the agreements set forth on Exhibit 10.1(c)(i) hereof, (x) Section 4(j) or (k) of the agreement marked as item 1 on Exhibit 10.1(c)(ii) hereof, (y) Section 4(j) or (k) of the agreement marked as item 2 on Exhibit 10.1(c)(ii) hereof or (z) Section 3(i) or (j) of the agreement marked as item 3 on Exhibit 10.1(c)(ii) hereof, subject in each case to any applicable monetary or other limitations on remedies provided therein and (ii) any breach prior to the Closing of Section 4(f) of the agreement marked as item 1 on Exhibit 10.1(c)(ii) hereof, Section 4(f) of the agreement marked as item 2 on Exhibit 10.1(c)(ii) hereof or Section 3(f) of the agreement marked as item 3 on Exhibit 10.1(c)(ii) hereof (it being agreed that no claim may be made under this Section 10.1(c) arising as a result of or in respect of the Company’s dividend and redemption transactions in the aggregate amount of $275,557,114.08 occurring on or about February 15, 2011);

(d)           any breach by the Company or the Stockholders of any covenant, agreement or undertaking made by the Company or the Stockholders in this Agreement (and any breach or inaccuracy of the representations and warranties of Section 4.10(b) solely with respect to any of Section 7.1(a)(ii), Section 7.1(a)(iii), Section 7.1(a)(v), Section 7.1(a)(vii), Section 7.1(a)(ix), Section 7.1(a)(x), Section 7.1(a)(xiii) or Section 7.1(a)(xx));

(e)           the Change of Control and Bonus Payments, Closing Date Indebtedness, and any Transaction Expenses, but only to the extent such amounts are in excess of the Change of Control and Bonus Payments, Closing Date Indebtedness, and Transaction Expenses that Purchaser pays on the Closing Date pursuant to Section 3.7(a) and Section 3.7(d);

(f)            (i) after taking into account Pre-Closing Benefits, any Taxes imposed on the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period and the portion of any Straddle Period through the end of the Closing Date, (ii) all Taxes of any member of an affiliated, consolidated combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of the Company or any of its Subsidiaries) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law or regulation, (iii) any and all Taxes of any Person (other than the Company or its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee, successor, by Contract (other than commercial agreements not primarily relating to Taxes, provided that the commercial agreement is not related to equity compensation, change of control bonus, or similar types of arrangements) or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing Date, and (iv) the Transfer Taxes for which the Stockholders are liable pursuant to Section 7.7 hereof; and

(g)           any claim made by any Holder with respect to such Holder’s Shares or Options, as applicable, and such Holder’s right to receive any Merger Consideration set forth in Article III hereof relating to (i) any inaccuracy, miscalculation or error in the conversion rights, calculations and payment amounts set forth in ARTICLE III hereof or set forth on the Closing Statement or for any amounts in excess of any amounts received by such Holder in respect of its share of the Closing Stockholder Consideration or Aggregate Option Closing Consideration, as applicable, Working Capital Surplus (if any), the Escrow Fund or the Stockholder Representative Reserve as set forth in and/or calculated in accordance with the Closing Statement, and (ii) any action or proceeding brought by a Holder for Appraisal Rights.

The Losses of the Purchaser Indemnified Parties described in this Section 10.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses”.

Section 10.2          Indemnification of the Stockholder Indemnified Parties.  Subject to the other provisions of this ARTICLE X other than Section 10.1(f), the Purchaser shall indemnify, defend and hold harmless the Stockholder Indemnified Parties from and against any and all direct or indirect Losses incurred, resulting or arising from:

(a)           any breach of any Fundamental Representations and Warranties made by the Purchaser in this Agreement;

(b)           any willful breach (i.e., an act taken with the actual knowledge that such act would cause a breach) by the Purchaser or its Affiliates of any of the agreements set forth on Exhibit 10.1(c)(i) hereof, subject in each case to any applicable monetary or other limitations on remedies provided therein;

(c)           any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement; and

(d)           except as specifically set forth in this Agreement, any Liability (including Liability imposed on any direct or indirect owners) relating to (i) the Dialysis Centers Divestiture, (ii) the Spinoff or (iii) the post-Closing ownership, operation and disposition of Spinco or the Spinoff Subsidiaries, including in each case, any such Liability incurred by Spinco or the Spinoff Subsidiaries directly.  For the avoidance of doubt, Purchaser shall have no obligation to indemnify Stockholder Indemnified Parties (or their direct or indirect owners) for any Liabilities, including Taxes, associated with unrelated business taxable income, U.S. effectively connected income or fixed or determinable annual or periodic income or any breaches by the Stockholders of their covenants, agreements or undertakings with their Affiliates or direct or indirect owners.

The Losses of the Stockholder Indemnified Parties described in this Section 10.2 as to which the Stockholder Indemnified Parties are entitled to indemnification are collectively referred to as “Stockholder Losses.”

Section 10.3          Indemnification Procedure.  A party making a claim for indemnification under Section 10.1 or Section 10.2 shall be, for the purposes of this Agreement referred to as an “Indemnified Party” and a party against whom such claims are asserted under Section 10.1 or Section 10.2 shall be, for the purposes of this Agreement, referred to as an “Indemnifying Party.”  All claims by any Indemnified Party under Section 10.1 or Section 10.2 shall be asserted and resolved as follows:

(a)           In the event that (i) any action, application, suit, demand, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or investigation (each, a “Proceeding”) is asserted or instituted by any Person other than the Parties or their Affiliates which could give rise to damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such Proceeding, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a “Direct Claim” and, together with Third Party Claims, “Indemnification Claims”), the Indemnified Party shall, promptly after it becomes aware of a Third Party Claim (and in any event, within thirty (30) days), or facts supporting a Direct Claim, send to the Indemnifying Party a written notice specifying the nature of such Proceeding giving rise to any such Third Party Claim or Direct Claim in reasonable detail in light of the facts then known to the Indemnified Party, and, if practicable in the Indemnified Party’s reasonable judgment, the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of such Proceeding) (a “Claim Notice”), together with copies of all notices and documents (including court papers) served on or received by the Indemnified Party in the case of a Third Party Claim, provided, however, that a delay (including a delay beyond the aforementioned thirty (30) day period) in notifying the Indemnifying Party (or delivering copies of the aforementioned notices and documents) shall not relieve the Indemnifying Party of its obligations under Section 10.1 or Section 10.2 except to the extent that (and only to the extent that) (x) the applicable Claims Period has expired prior to such notice or (y) the Indemnifying Party shall have been materially prejudiced by the failure of the Indemnified Party to give such notice or deliver such documents or notices, in which case the Indemnifying Party shall be relieved of its obligations under Section 10.1 or Section 10.2 only to the extent of such material prejudice.

(b)           In the event of a Third Party Claim, the Indemnifying Party shall have the right to defend against and direct the defense of such Third Party Claim, provided, however, that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its obligation to indemnify the Indemnified Party as provided hereunder (subject to the limitations set forth herein).  If the Indemnifying Party elects to defend against and direct the defense of any Third Party Claim, it shall within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) (the “Dispute Period”) notify the Indemnified Party of its intent to do so; provided, however, that the Indemnifying Party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard.  If the Indemnifying Party does not elect within the Dispute Period to defend against and direct the defense of any Third Party Claim, fails to notify the Indemnified Party of its election during the Dispute Period, contests its obligation to indemnify the Indemnified Party for such damages under this Agreement or fails to actively and diligently conduct its defense of the Third Party Claim, the Indemnified Party may defend against and direct the defense of such Third Party Claim.  If the Indemnifying Party elects to defend against and direct the defense of such Third Party Claim and appoint counsel in connection therewith, (i) the Indemnifying Party shall use its commercially reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Third Party Claim, (ii) the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim (though not as counsel of record) and (iii) the Indemnified Party shall have the right to engage separate counsel in connection therewith, but such counsel shall appear as counsel of record for the Indemnified Party and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if, and only if, (x) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable, (y) the Indemnifying Party requests that the Indemnified Party participate in such defense or (z) the Indemnifying Party shall not have engaged counsel within a reasonable time (but not more than thirty (30) days) after notice of the institution of such Third Party Claim.  Except as provided in the preceding sentence, nothing in this Section 10.3 shall require the Indemnifying Party to be responsible for the fees and expenses of more than one law firm for one or more Indemnified Parties at any time in connection with the defense against a Third Party Claim.  If reasonably requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in defending and contesting any Proceeding giving rise to the Third Party Claim which the Indemnifying Party defends.  No Third Party Claim may be settled or compromised, or offered to be settled or compromised, or a default permitted or an entry of any judgment consented to (each, a “Settlement”) (A) by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), or (B) by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided that, in the case of a consent from an Indemnified Party, such consent shall not be required in the event such Settlement (1) includes a full release of the Indemnified Party and (2) involves only monetary damages that will be paid in full by the Indemnifying Party.  Notwithstanding the foregoing, if a Third Party Claim seeks relief other than the payment of monetary damages or if any relief sought would result in the imposition of an Order that would materially restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, then the Indemnified Party alone shall be entitled to contest, defend and resolve (subject, with respect to any Settlement, to obtaining the consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed) such Third Party Claim in the first instance and, if the Indemnified Party does not contest, defend and resolve such Third Party Claim, the Indemnifying Party shall then have the right to contest and defend (but not enter into a Settlement without the consent of the

Indemnified Party, which consent may be withheld in the Indemnified Party’s sole discretion) such Third Party Claim.  In the event any Indemnified Party enters into a Settlement with respect to any Third Party Claim in violation of either of the two immediately preceding sentences, such Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Section 10.3 with respect to such Third Party Claim.

(c)           After any final decision, judgment or award shall have been rendered by a Governmental Entity or arbitrator of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a Settlement or arbitration shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall make prompt payment thereof by wire transfer in immediately available funds within five (5) Business Days after the date of such notice or, if required earlier, pursuant to the terms of the agreement reached with respect to the Indemnification Claim.

(d)           In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days of receipt of a Claim Notice whether the Indemnifying Party disputes such Indemnification Claim.  From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of either Party, each Party shall grant the other and its Agents reasonable access to the books, records, Agents and properties of such Party to the extent reasonably related to the matters to which the Claim Notice relates.  All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of such Party.  The Party requesting access will not, and shall use its reasonable best efforts to cause its Agents not to, use (except in connection with such Claim Notice) or disclose to any third person other than the Party’s Agents (except as may be required by applicable Law) any information obtained pursuant to this Section 10.3(d) which is designated as confidential by the other Party.  Notwithstanding the foregoing, neither Party shall have access to (i) any medical or other employee information that is contained in the personnel records of the other Party or its Affiliates and the disclosure of which would subject that Party or such Affiliate to risk of liability, (ii) any information which is subject of any attorney-client or other privilege or immunity from disclosure in favor of the other Party or its Affiliates or (iii) any information the disclosure of which would cause the other Party or any of its Affiliates to violate applicable Law.

(e)           Notwithstanding the foregoing, any Tax Proceeding shall be governed by Section 7.7(f) and not by the provisions of this Section 10.3.

Section 10.4          Investigation; Survival; Claims Period.

(a)           The rights of an Indemnified Party to indemnification or to assert or recover on any claim shall not be affected by any investigation conducted with respect to,

or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of or compliance with, any of the representations, warranties, covenants or agreements set forth in this Agreement.  The waiver of any condition based on the accuracy of any representation or warranty, or the performance or compliance with any covenant or agreement, shall not affect the right to indemnification pursuant to this ARTICLE X based on such representations, warranties, covenants or agreements.

(b)           Except as expressly set forth in this Section 10.4, all representations and warranties set forth in ARTICLE IV, ARTICLE V and ARTICLE VI of this Agreement and all covenants and agreements required to be performed or complied with at or prior to the Closing shall expire as of the Closing Date (and no indemnification claims may be brought under such representations and warranties or covenants and agreements at any time).

(c)           [Intentionally Omitted];

(d)           The Claims Period for indemnification under Section 10.1(a) shall expire on the third (3rd) anniversary of the Closing Date.

(e)           The Claims Period for indemnification under Section 10.1(d) shall expire (i) with respect to the covenants set forth in Section 7.1(a)(ii), Section 7.1(a)(iii), Section 7.1(a)(v), Section 7.1(a)(vii), Section 7.1(a)(ix), Section 7.1(a)(x), Section 7.1(a)(xiii), Section 7.1(a)(xx) (or under Section 4.10(b) solely with respect to any of the foregoing enumerated provisions of Section 7.1(a)), Section 7.3(a), Section 7.3(d) and Section 7.17, on the Escrow Release Date and (ii) with respect to each covenant to be performed after the Closing (“Post-Closing Covenants”), on the date that is six (6) months following the date upon which such covenant was to be fully performed in accordance with its terms.

(f)            The Claims Period for a claim for indemnification under Section 10.1(f) with respect to federal income Taxes shall expire on July 1, 2015, and the Claims Period for a claim for indemnification under Section 10.1(f) other than with respect to federal income Taxes shall expire on the earlier of March 31, 2017 or ninety (90) days following the expiration of the longest applicable statute of limitations.  The covenants under Section 7.7 shall survive coterminous with the Tax indemnity obligation with respect to which such covenants relate.

(g)           The Claims Period for a claim for indemnification under Section 10.1(c), Section 10.1(e) and Section 10.1(g) shall expire on the Escrow Release Date.

(h)           No claim or cause of action for indemnification under ARTICLE X may be made or brought (i) prior to Closing; or (ii) following the expiration of the applicable Claims Period; provided that, in the event a notice of any claim for indemnification under ARTICLE X shall have been made post-Closing, but prior to the expiration of the applicable Claims Period, then such claim for indemnification (and only such claim for indemnification), if not resolved prior to the expiration of the Claims Period, shall survive until such time as that claim for indemnification is fully and finally resolved.

Section 10.5          Liability Limits.

(a)           The Purchaser Indemnified Parties may not make a claim for indemnification under (i) Section 10.1(d) (solely to the extent such claim relates to a breach of Section 7.1(a)(ii), Section 7.1(a)(iii), Section 7.1(a)(v), Section 7.1(a)(vii), Section 7.1(a)(ix), Section 7.1(a)(x), Section 7.1(a)(xiii), Section 7.1(a)(xx) (or pursuant to a claim for breach or inaccuracy of the representations and warranties of Section 4.10(b) solely with respect to any of the foregoing enumerated provisions of Section 7.1(a)), Section 7.3(a), Section 7.3(d), or Section 7.7 (solely to the extent that such claim is not in respect of federal income Taxes)) or (ii) Section 10.1(f) (solely to the extent such claim is not in respect of federal income Taxes) unless and until, for each such clause (as applicable), the aggregate amount of Purchaser Losses for which the Purchaser Indemnified Parties are entitled to seek indemnification exceeds One Million Dollars ($1,000,000), in which event the Purchaser Indemnified Parties may claim indemnification for all such Purchaser Losses (including, for the avoidance of doubt, amounts up to and including such initial $1,000,000) up to the limits provided herein.

Subject to the limitations set forth in this ARTICLE X, Purchaser Losses for which the Purchaser Indemnified Parties may make a claim for indemnification shall be: first satisfied from the Escrow Fund, and only after the Escrow Fund has been exhausted or otherwise released, satisfied by each Stockholder, on a several and not joint basis, each in accordance with and limited to such Stockholder’s respective Pro Rata Percentage.  In the case of Purchaser Losses (i) pursuant to a claim for a breach of Section 7.1(a)(ii), Section 7.1(a)(iii), Section 7.1(a)(v), Section 7.1(a)(vii), Section 7.1(a)(ix), Section 7.1(a)(x), Section 7.1(a)(xiii), Section 7.1(a)(xx) (or pursuant to a claim for breach or inaccuracy of the representations and warranties of Section 4.10(b) solely with respect to any of the foregoing enumerated provisions of Section 7.1(a)), Section 7.3(a), and Section 7.3(d), any and all recoveries in respect of Purchaser Losses shall be limited in the aggregate by an indemnification cap equal to One Hundred Million Dollars ($100,000,000) and (ii) pursuant to any other claim that may be made under this ARTICLE X, any and all recoveries in respect of Purchaser Losses shall be limited to, in the case of each Stockholder, such Stockholder’s Proceeds Cap (except with respect to claims under Section 7.12 or Section 7.14, as described in the following paragraph).

Notwithstanding anything to the contrary herein and in addition to any other limitations on indemnification in this Agreement, with respect to claims for Purchaser Losses related to Renal Advantage Partners, LLC and its Subsidiaries (excluding any claims made pursuant to Sections 10.1(c), (d) (other than claims for breaches of Section 7.7), (e) and (g)), the Stockholders shall only be liable for fifty-one percent (51%) of any such Purchaser Losses that would otherwise be indemnifiable hereunder provided, however, that with respect to claims made (i) [*], and (ii) for Taxes pursuant to Section 10.1(f), 7.7(j), or 7.7(g) such 51% limitation shall only apply to Taxes of Renal Advantage

Partners, LLC and its Subsidiaries (i.e., not any Taxes due and payable by the Company or any other Subsidiary, even if it relates to Renal Advantage Partners, LLC and its Subsidiaries (other than in the case of Taxes due with respect to consolidated or other group Tax Returns that include Renal Advantage Partners, LLC and its Subsidiaries, solely to the extent such Taxes are attributable to their operations or activities)).  Notwithstanding anything to the contrary herein regarding the allocation of Purchaser Losses in accordance with each Stockholder’s Pro Rata Percentage, any claims for indemnification for Purchaser Losses as a result of: (A) a breach by a particular Stockholder of a Post-Closing Covenant applicable to such Stockholder (other than Section 7.12 and Section 7.14) or by a Stockholder of any of its Fundamental Representations and Warranties set forth in ARTICLE V hereof shall be satisfied in accordance with the terms hereof exclusively by such particular Stockholder (and not any other Stockholder), including by the release to the applicable Purchaser Indemnified Party of the balance of such Stockholder’s Pro Rata Percentage of the Escrow Fund, but limited in amount to such Stockholder’s Proceeds Cap, or (B) a breach by a particular Stockholder of Section 7.12 or Section 7.14 shall in the first instance be satisfied in accordance with the terms hereof exclusively by such particular Stockholder (and not any other Stockholder), including by the release to the applicable Purchaser Indemnified Party of the balance of such Stockholder’s Pro Rata Percentage of the Escrow Fund, but limited in amount to fifty percent (50%) of such Stockholder’s Proceeds Cap; provided, that, if the amount of a Purchaser Loss referenced in this clause (B) exceeds fifty percent (50%) of such Stockholder’s Proceeds Cap, then any such excess Purchaser Loss shall be satisfied by the other Stockholders, on a several and not joint basis in accordance with and limited to each such other Stockholder’s respective Pro Rata Percentage, and further limited to fifty percent (50%) of each such other Stockholder’s Proceeds Cap.

(b)           Notwithstanding anything to the contrary contained in this Agreement, the amount of indemnity otherwise payable pursuant to Section 10.1 with respect to any Purchaser Losses shall be reduced to the extent that the facts or circumstances giving rise to any such Purchaser Losses have (or any related liability has) previously been taken into account in determining any post-Closing adjustment contemplated by Section 3.9 or any previous indemnification payment made pursuant to this ARTICLE X.

(c)           In calculating the amount of Losses relating to Taxes otherwise indemnifiable under Section 10.1, the Indemnifying Party and Indemnified Party shall agree as to the Pre-Closing Benefits that are available (based either on (i) the past practices of the Company and its Subsidiaries in filing their Tax Returns or (ii) standards then applicable for filing Tax Returns (clauses (i) and (ii), the “Availability Principles”)) and if the Indemnifying Party and the Indemnified Party are unable to agree, then the parties shall engage PricewaterhouseCoopers LLP to calculate the amount of Pre-Closing Benefits that are available for such purpose (based on the Availability Principles).  The Parties shall share the cost of PricewaterhouseCoopers LLP’s services on a 50-50 basis.

(d)           Notwithstanding anything to the contrary contained in this Agreement, solely for purposes of determining whether any breach of any Fundamental Representations and Warranties has occurred or any inaccuracy in any such representation or warranty exists and for calculating Purchaser Losses in respect thereof, all qualifications, provisions or exceptions for “material,” “materiality,” “in all material respects” (or correlative meanings) and “Company Material Adverse Effect” and “Purchaser Material Adverse Effect” set forth in such representation or warranty shall be deemed to have been made or given for the purposes of this Agreement as though there were no such qualification, provision or exception.

(e)           The calculation of any Purchaser Loss will reflect the amount of any insurance proceeds received in cash by the Purchaser Indemnified Parties in respect of such Purchaser Loss in such year, net of the present value of any reasonably probable increase in insurance premiums or other charges paid or to be paid by the Purchaser Indemnified Parties resulting from such Purchaser Loss and all costs and expenses incurred by any Purchaser Indemnified Party in recovering such proceeds from its insurers.  The calculation of any Stockholder Loss will reflect the amount of any insurance proceeds received in cash by the Stockholder Indemnified Parties in respect of such Stockholder Loss in such year, net of the present value of any reasonably probable increase in insurance premiums or other charges paid or to be paid by the Stockholder Indemnified Parties resulting from such Stockholder Loss and all reasonable costs and expenses directly incurred by any Stockholder Indemnified Party in recovering such proceeds from its insurers.  The amount of any Loss subject to indemnification under this ARTICLE X (whether a Purchaser Loss or a Stockholder Loss) shall be net of any Tax benefit actually realized by the Indemnified Party and/or its Affiliates arising from the incurrence or payment of such Loss and any correlative adjustments resulting from such Loss.

(f)            Without affecting the Purchaser’s right to submit indemnification claims hereunder, but before the Purchaser shall be entitled to obtain recovery in respect of any such claims, the Purchaser agrees to cause the Company to use commercially reasonable efforts to pursue any indemnification claims it may have under the Renal Advantage SPA in accordance with the terms and conditions thereof.  If the Purchaser Indemnified Party receives an indemnification payment hereunder in respect of an indemnifiable loss (an “Indemnity Payment”) and shall subsequently receive payment in respect of such indemnifiable loss pursuant to the indemnification provisions of the Renal Advantage SPA, then the Purchaser Indemnified Parties shall pay to the Indemnifying Parties the amount so received up to an amount equal to the Indemnity Payment.  Indemnification payments received by the Company or any of its Affiliates under the Renal Advantage SPA shall not reduce or be applied towards the indemnity limits under Section 10.5.

Section 10.6          Limitation of Remedy.  Other than with respect to Fraud Based Purchaser Claims and Fraud Based Stockholder Claims, the Purchaser, the Surviving Corporation and the Stockholders acknowledge and agree that, following the Closing, the sole and exclusive remedy of the Parties with respect to any breach or inaccuracy of any of the representations, warranties, covenants or agreements of the Parties set forth herein shall be indemnification in accordance with this ARTICLE X or specific performance or injunctive or similar relief as specifically provided for in this Agreement.

Section 10.7          Treatment of Indemnity Payments.  To the extent permitted by applicable Tax Law, all payments made pursuant to Section 10.1 and Section 10.2 shall be deemed adjustments to the Merger Consideration for Tax purposes.

Section 10.8          Specific Performance.  Each Party hereby acknowledges that the rights of each other Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the other Party or Parties may be without an adequate remedy at law.  In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the other Party or Parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief contemplated by this Agreement, institute and prosecute an action in a court as specified in Section 11.6 to enforce specific performance of such covenant or agreement or seek any other equitable relief.  Unless this Agreement is terminated in accordance with its terms, the Company and the Stockholders shall be entitled to seek specific performance against the Purchaser to consummate the Merger in accordance with the terms of this Agreement and the Purchaser shall be entitled to seek specific performance against the Company and the Stockholders to consummate the Merger in accordance with the terms of this Agreement.

ARTICLE XI
MISCELLANEOUS PROVISIONS

Section 11.1          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or if sent by facsimile (with confirmed transmission) or receipted nationally recognized overnight courier services shall be deemed duly given on the Business Day received if received prior to 5:00 p.m. local time or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day, addressed to the respective parties hereto as follows:

To the Purchaser, Merger Sub or Parent Guarantor and after the Closing to the Company:	Bio-Medical Applications Management Company, Inc. c/o Fresenius Medical Care North America 920 Winter Street Waltham, MA 02451-1457
	Attn:	Law Department
	Fax:	(781) 699-9714
	Tel:	(781) 699-9000

with a copy to (which shall not constitute notice):	Baker & McKenzie 1114 Avenue of the Americas
New York, NY 10036
	Attn:	Charles F. Niemeth
Alan F. Zoccolillo
	Fax:	(212) 310-1729
	Tel:	(212) 626-4100

To the Company before the Closing:	c/o Liberty Dialysis, Inc. 7650 SE 27th Street, Suite 200
Mercer Island, WA 98040
	Attn:	Mark E. Caputo
Eric A. Shuey
	Fax:	(206) 236-5002
	Tel:	(206) 236-5001

with a copy to (which shall not constitute notice):	Ropes & Gray LLP Prudential Tower, 800 Boylston Street
Boston, MA 02199-3600
	Attn:	Timothy M. McCrystal
Gregory R. Metz
	Fax:	(617) 549-2131
	Tel:	(617) 951-7278

To the Stockholder Representative (on behalf of the Stockholders):	LD Stockholder Representative, LLC c/o KRG Capital Partners, L.L.C. 1800 Larimer Street, Suite 2200
Denver, CO 80202
	Attn:	Mark M. King
Steve D. Neumann
	Fax:	(303) 390-5015
	Tel:	(303) 390-5001

LD Stockholder Representative, LLC
[*]
7650 SE 27th Street, Suite 200
Mercer Island, WA 98040
	Fax:	(206) 236-5002
	Tel:	(206) 236-5001

with a copy to (which shall not constitute notice):	Ropes & Gray LLP Prudential Tower, 800 Boylston Street
Boston, MA 02199-3600
	Attn:	Timothy M. McCrystal
Gregory R. Metz
	Fax:	(617) 549-2131
	Tel:	(617) 951-7278

or to such other representative or at such other address as such Person may furnish to the other parties in writing.

Section 11.2          Schedules and Exhibits.  The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 11.3          Assignment; Successors in Interest.  No assignment or transfer by the Company, by any Stockholder or by the Purchaser of any of their respective rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided, however, that the Purchaser may at any time delegate any performance of its obligations to any Affiliate of the Purchaser so long as the Purchaser remains fully responsible for the performance of the delegated obligation.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 11.4          Captions.  The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 11.5          Controlling Law; Amendment.  The Laws of the State of Delaware shall govern all issues, questions and claims concerning the consummation of the Merger and the relative rights of the Stockholders in connection thereof.  All other issues, questions and claims concerning the construction, validity and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of New York, including, without limitation New York Obligations Law Sections 5-1401 (Choice of Law) and 5-1402 (Choice of Forum), applicable to contracts to be made or performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.  This Agreement may be amended or supplemented in any and all respects only by written agreement of the Purchaser and the Stockholder Representative.

Section 11.6          Submission to Jurisdiction.

(a)           Each Party agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the Borough of Manhattan, City of New York, State of New York.  Each Party:

(i)            expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the Borough of Manhattan, City of New York, State of New York (and each appellate court located in the State of New York) in connection with any such legal action or proceeding, including to enforce any Order or award;

(ii)           consents to service of process in any such action or proceeding in any manner permitted by the Laws of the State of New York, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1 (and in the case of the Stockholders, the address of the Stockholder Representative specified pursuant to such Section 11.1) is reasonably calculated to give actual notice;

(iii)          agrees that each state and federal court located in the Borough of Manhattan, City of New York, State of New York shall be deemed to be a convenient forum for such action or proceeding;

(iv)          waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such action or proceeding commenced in any state or federal court located in the State of New York any claim that such Party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and

(v)           agrees to the entry of an Order to enforce any Order or award made pursuant to this Section by the state and federal courts located in the Borough of Manhattan, City of New York, State of New York and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, Order or award is inconsistent with or violative of the Laws or public policy of the Laws of the State of New York or any other jurisdiction.

(b)           In the event of any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing party shall be entitled to payment by the non-prevailing party of all costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing party, including any costs and expenses incurred in connection with any challenge to the jurisdiction or the convenience or propriety of venue of proceedings before any state or federal court located in the Borough of Manhattan, City of New York, State of New York.

Section 11.7          Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING WHICH MAY ARISE RELATING TO THIS AGREEMENT, ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE).  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT

AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

Section 11.8          Severability.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Law, each Party hereby waives any provision of Law that renders any provision hereof prohibited or unenforceable in any respect. If any provisions herein shall be adjudged to be void or invalid as going beyond what is reasonable in all the circumstances or for any other reason but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, it is the Parties’ intention that such restrictions shall apply with such modifications as may be necessary to make them valid and effective, to the maximum extent permitted by applicable Law.

Section 11.9          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together will constitute but one and the same instrument.  Signatures delivered by facsimile or as email attachments shall be as effective as originals.

Section 11.10       Parties in Interest; Representation of Seller Group.  Certain provisions of this Agreement are intended for the benefit of, and shall be enforceable by, each of the Holders.  Subject to the preceding sentence, nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties and the Parent Guarantor, and their successors or permitted assigns, any right, remedy, claim, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof; provided, that any Person referenced in Section 7.8, Section 7.11 or Section 9.2 is intended to be, and shall be, an express intended third-party beneficiary thereof, and may enforce that provision directly.  Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Ropes & Gray LLP (“R&G”) may serve as counsel to each and any of the Stockholder Representative, the Stockholders and their respective Affiliates other than the Company and its Subsidiaries (individually and collectively, the “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, R&G may serve as counsel to the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such prior representation or any continued representation of the Company and/or any of its Subsidiaries, and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.  The Purchaser further agrees that, as to all communications among R&G, the Company and the Stockholders or any of their respective Affiliates prior to the Closing Date that are related to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs to the Stockholders and may be controlled by the Stockholder Representative and shall not pass to or be claimed by the Purchaser or the Company.  Notwithstanding the foregoing, (a) in the event that a dispute arises between the Purchaser, the Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by R&G to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of the Stockholder Representative and (b) the foregoing waiver and agreement by the Purchaser shall not extend to any communication not involving the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, or to communications other than those between R&G on the one hand, and the Company, the Stockholder Representative and the Stockholders or any of their respective Affiliates on the other hand.

Section 11.11                      Waiver.   Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 11.12                      Integration.   The Confidentiality Agreements, this Agreement, and the documents executed pursuant hereto or in connection herewith supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and constitute the entire agreement among the Parties with respect thereto.

Section 11.13                      Fees and Expenses.   Unless otherwise specifically provided pursuant to this Agreement, all fees and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses; provided, however, that the Stockholders shall bear all expenses incurred by the Stockholder Representative and the Stockholders.  Notwithstanding any statement or provision herein to the contrary and with the exception of the filing fee under the HSR Act which shall be borne fifty percent (50%) by the Purchaser and fifty percent (50%) by the Company, the fees and expenses related to filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and other similar Antitrust Laws, shall be borne by the Party incurring such expenses.

Section 11.14                      Stockholder Representative.

(a)                                 By the execution and delivery of this Agreement, including counterparts thereof, each Stockholder hereby irrevocably constitutes and appoints LD Stockholder Representative, LLC (the “Stockholder Representative”), and the Stockholder Representative hereby accepts such appointment, as the true and lawful agent, proxy and attorney-in-fact of such Stockholder with full powers of substitution to act in the name, place and stead of such Stockholder with respect to the performance on behalf of such

Stockholder under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Stockholder Representative shall deem necessary or appropriate in connection with any transaction contemplated hereunder, including the power to:

(i)                                     act for such Stockholder, if applicable, with respect to all indemnification matters referred to herein, including the right to compromise or settle any such claim on behalf of such Stockholder;

(ii)                                  execute the Escrow Agreement on behalf of each Stockholder and act for such Stockholder with respect to the Escrow Amount (including giving any instructions to the Escrow Agent, on behalf of the Stockholders, to pay from the Escrow Fund any amounts owed by or to the Stockholders);

(iii)                               in its sole discretion, on behalf of the Stockholders, amend or waive any provision hereof in any manner;

(iv)                              employ, obtain and rely upon the advice of legal counsel (including Ropes & Gray LLP), accountants and other professional advisors as the Stockholder Representative, in its sole discretion, deems necessary or advisable in the performance of the duties of the Stockholder Representative;

(v)                                 act for such Stockholder with respect to all Aggregate Closing Consideration matters and any other amounts payable to the Stockholders hereunder or in connection with any Ancillary Documents, including any adjustments thereto;

(vi)                              incur any expenses, liquidate and withhold assets received on behalf of such Stockholder prior to their distribution to such Stockholder to the extent of any amount that the Stockholder Representative deems necessary for payment of or as a reserve against expenses or other Liabilities, and pay such expenses or deposit the same in an interest-bearing bank account established for such purpose;

(vii)                           receive all notices, service of process, communications and deliveries hereunder on behalf of such Stockholder; and

(viii)                        do or refrain from doing any further act or deed on behalf of such Stockholder that the Stockholder Representative deems necessary or appropriate, in the sole discretion of the Stockholder Representative, relating to the subject matter hereof as fully and completely as such Stockholder could do if personally present and acting and as though any reference to such Stockholder herein was a reference to the Stockholder Representative.

(b)                                 The appointment of the Stockholder Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Stockholder Representative as the act of each Stockholder in all matters referred to herein.

(c)                                  In the event the Stockholder Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Stockholder Representative shall be the Person that the Company’s majority Stockholder appoints.

(d)                                 The Stockholder Representative is serving in that capacity solely for purposes of administrative convenience, and is not and shall not be personally liable in such capacity for any of the obligations of the Stockholders hereunder, and Purchaser agrees that it will not assert claims against, or look to the personal assets of, the Stockholder Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Stockholders or the Company hereunder. The Stockholder Representative will not be liable for any act taken or omitted by it as permitted under this Agreement, except if such act is taken or omitted in bad faith or by willful misconduct.  The Stockholder Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).  The Stockholders agree, severally but not jointly (in accordance with their Pro Rata Percentage), to indemnify the Stockholder Representative for, and to hold the Stockholder Representative harmless against, any loss, liability or expense incurred without willful misconduct or bad faith on the part of the Stockholder Representative, arising out of or in connection with the Stockholder Representative’s carrying out its duties under this Agreement, including costs and expenses of successfully defending itself against any claim of liability with respect thereto. The Stockholder Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.

(e)                                  The Stockholder Representative represents and warrants that it is a Delaware limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as now being conducted.  The Stockholder Representative has all necessary limited liability company power and authority to execute and deliver this Agreement and the Escrow Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Escrow Agreement by the Stockholder Representative, the performance by the Stockholder Representative of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action on the part of the Stockholder Representative.  This Agreement has been, and the Escrow Agreement will be, duly executed and delivered by the Stockholder Representative, and constitutes, or will upon execution and delivery constitute, the valid and binding agreement of the Stockholder Representative, enforceable against the Stockholder Representative in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity).  The execution and delivery of this Agreement does not, and the execution and delivery of the Escrow Agreement will not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate the certificate of formation or LLC Agreement of the Stockholder Representative, or (ii) conflict with or violate any Law applicable to the Stockholder Representative (with or without notice or lapse of time or both), or by which any of the Stockholder Representative’s properties or assets is bound.

Section 11.15                      Performance Guarantee.   Parent Guarantor unconditionally and irrevocably agrees to take any and all actions necessary to cause Purchaser to perform all of its covenants, agreements and obligations under this Agreement, including with respect to the consummation of the Merger and the payment of consideration hereunder, indemnification and other obligations relating to or arising under ARTICLE III, ARTICLE VII, ARTICLE VIII, ARTICLE IX, ARTICLE X and ARTICLE XI hereof.  Parent Guarantor unconditionally guarantees to the Company and the Stockholders the full and complete performance by Purchaser of such covenants, agreements and obligations and shall be liable for any breach by Purchaser of any such covenant, agreement or obligation.  This is a guarantee of payment and performance.  Parent Guarantor hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Purchaser, protest, notice and all demands whatsoever in connection with the performance of its covenants, agreements and obligations as set forth in this Section 11.15.

*  *  *  *  *  *

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

THE COMPANY:

LIBERTY DIALYSIS HOLDINGS, INC.

By:	/s/ Mark Caputo
Name:	Mark Caputo
Title:	President and Chief Executive Officer

THE PURCHASER:

BIO-MEDICAL APPLICATIONS MANAGEMENT COMPANY, INC.

By:	/s/ Rice Powell
Name:	Rice Powell
Title:	President and CEO

MERGER SUB:

PB MERGER SUB, INC.

By:	/s/ Ronald J. Kuerbitz
Name:	Ronald J. Kuerbitz
Title:	Executive President and CAO

[Signature Page to Agreement and Plan of Merger]

STOCKHOLDER REPRESENTATIVE:

LD STOCKHOLDER REPRESENTATIVE, LLC

By:	KRG Capital Fund IV, L.P
Its:	Manager

By:	KRG Capital Management L.P., with respect to its Class IV series
Its:	General Partner

By:	KRG Capital, LLC, with respect to its Class IV series
Its:	General Partner

By:	/s/ Mark M. King
Name:	Mark M. King
Title:	Managing Director

THE PARENT GUARANTOR:
Solely for the purposes of Section 11.15

FRESENIUS MEDICAL CARE HOLDINGS, INC.

By:	/s/ Rice Powell
Name:	Rice Powell
Title:	President and CEO

[Signature Page to Agreement and Plan of Merger]

STOCKHOLDERS
(solely in their capacity as such):

KRG CAPITAL FUND IV, L.P.

By:	KRG Capital Management L.P., with respect to its Class IV series
Its:	General Partner

By:	KRG Capital, LLC, with respect to its Class IV series
Its:	General Partner

By:	/s/ Mark M. King
Name:	Mark M. King
Title:	Managing Director

Address:

KRG Capital Fund IV, L.P.
c/o KRG Capital Partners, LLC
1515 Arapahoe Street
Tower One, Suite 1500
Denver, CO 80202
Facsimile: (303) 390-5015

[Signature Page to Agreement and Plan of Merger]

KRG CAPITAL FUND IV-A, L.P.

By:	KRG Capital Management L.P., with respect to its Class IV series
Its:	General Partner

By:	KRG Capital, LLC, with respect to its Class IV series
Its:	General Partner

By:	/s/ Mark M. King
Name:	Mark M. King
Title:	Managing Director

Address:

KRG Capital Fund IV-A, L.P.
c/o KRG Capital Partners, LLC
1515 Arapahoe Street
Tower One, Suite 1500
Denver, CO 80202
Facsimile: (303) 390-5015

KRG CAPITAL FUND IV (FF), L.P.

By:	KRG Capital Management L.P., with respect to its Class IV series
Its:	General Partner

By:	KRG Capital, LLC, with respect to its Class IV series
Its:	General Partner

By:	/s/ Mark M. King
Name:	Mark M. King
Title:	Managing Director

Address:
KRG Capital Fund IV (FF), L.P.
c/o KRG Capital Partners, LLC
1515 Arapahoe Street
Tower One, Suite 1500
Denver, CO 80202
Facsimile: (303) 390-5015

[Signature Page to Agreement and Plan of Merger]

KRG CAPITAL FUND IV (PA), L.P.

By:	KRG Capital Management L.P., with respect to its Class IV series
Its:	General Partner

By:	KRG Capital, LLC, with respect to its Class IV series
Its:	General Partner

By:	/s/ Mark M. King
Name:	Mark M. King
Title:	Managing Director

Address:

KRG Capital Fund IV (PA), L.P.
c/o KRG Capital Partners, LLC
1515 Arapahoe Street
Tower One, Suite 1500
Denver, CO 80202
Facsimile: (303) 390-5015

KRG CO-INVESTMENT, L.L.C.

By:	King Consulting Corporation
Its:	General Partner

By:	/s/ Mark M. King
Name:	Mark M. King
Title:	Managing Director

Address:

KRG CO-INVESTMENT, L.L.C.
c/o KRG Capital Partners, LLC
1515 Arapahoe Street
Tower One, Suite 1500
Denver, CO 80202
Facsimile: (303) 390-5015

[Signature Page to Agreement and Plan of Merger]

BAIN CAPITAL VENTURE FUND 2009, L.P.

By: Bain Capital Venture Partners 2009, L.P., its general partner

By: Bain Capital Venture Investors, LLC, its general partner

By:	/s/ Jeffrey R. Crisan
Name:	Jeffrey R. Crisan
Title:	Managing Director

Address:

Bain Capital Venture Fund 2009, L.P.
c/o Bain Capital Ventures
111 Huntington Avenue
Boston, MA 02199

BCIP VENTURE ASSOCIATES

By: Bain Capital Investors, LLC its managing partner

By: Bain Capital Venture Investors, LLC, its attorney-in-fact

By:	/s/ Jeffrey R. Crisan
Name:	Jeffrey R. Crisan
Title:	Managing Director

Address:

BCIP Venture Associates
c/o Bain Capital Ventures
111 Huntington Avenue
Boston, MA 02199

[Signature Page to Agreement and Plan of Merger]

BCIP VENTURE ASSOCIATES-B

By: Bain Capital Investors, LLC its managing partner

By: Bain Capital Venture Investors, LLC, its attorney-in-fact

By:	/s/ Jeffrey R. Crisan
Name:	Jeffrey R. Crisan
Title:	Managing Director

Address:

BCIP Venture Associates-B
c/o Bain Capital Ventures
111 Huntington Avenue
Boston, MA 02199

[Signature Page to Agreement and Plan of Merger]

MARK CAPUTO

/s/ Mark Caputo
Mark Caputo, an individual

Address:

7650 SE 27th Street, Suite 200
Mercer Island, WA 98040

MLPF&S CUSTODIAN F/B/O
MARK E. CAPUTO – ROTH IRA

By:	/s/ Mark Caputo
Name:	Mark Caputo
Title:

Address:

7650 SE 27th Street, Suite 200
Mercer Island, WA 98040

CAPUTO FAMILY LLC

By:	/s/ Mark Caputo
Name:	Mark Caputo
Title:

Address:

7650 SE 27th Street, Suite 200
Mercer Island, WA 98040

[Signature Page to Agreement and Plan of Merger]

ERIC A. SHUEY

/s/ Eric A. Shuey
Eric A. Shuey, an individual

Address:

7650 SE 27th Street, Suite 200
Mercer Island, WA 98040

MLPF&S CUSTODIAN F/B/O
ERIC A. SHUEY – ROTH IRA

By:	/s/ Eric A. Shuey
Name:	Eric A. Shuey
Title:

Address:

7650 SE 27th Street, Suite 200
Mercer Island, WA 98040

SHUEY FAMILY LLC

By:	/s/ Eric A. Shuey
Name:	Eric A. Shuey
Title:	Manager

Address:

7650 SE 27th Street, Suite 200
Mercer Island, WA 98040

[Signature Page to Agreement and Plan of Merger]